                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X] Preliminary Proxy Statement                [_]    Confidential, for Use of
                                                      the Commission Only (as
                                                      Permitted by Rule 14a-
                                                      6(e)(2))

[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Under Rule 14a-12


                          RENAISSANCE WORLDWIDE, INC.

                (Name of Registrant as Specified In Its Charter)

                                Not Applicable.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

   [_] No fee required.
   [X] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

1) Title of each class of securities to which transaction applies: Renaissance Worldwide, Inc. common stock, no par value per share.

2) Aggregate number of securities to which transaction applies: (i) 40,851,995 shares of common stock, which represents the number of shares outstanding as of July 11, 2001 less shares that will be owned by Registry Holding Company, Inc. and Redwood Acquisition Corp. upon completion of the merger and (ii) outstanding options to purchase an aggregate of 600,000 shares of common stock, all with a per share exercise price less than $1.65, and a per share weighted average exercise price of $1.42, which will be cashed out in connection with the merger.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to the Agreement and Plan of Merger, dated as of June 21, 2001, by and among Renaissance Worldwide, Inc., Registry Holding Company, Inc. and Redwood Acquisition Corp., Redwood Acquisition will merge with and into Renaissance, and each outstanding share of common stock of Renaissance, except for shares owned by Registry Holding Company and Redwood Acquisition will be converted into the right to receive $1.65 in cash. In addition, pursuant to the terms of the merger agreement certain outstanding options to purchase common stock with a per share exercise price less than $1.65 will be converted into the right to receive, upon exercise, a cash payment equal to the product of (1) the number of shares underlying such options and (2) the difference between $1.65 and the per share exercise price of such options.

4) Proposed maximum aggregate value of transaction: $67,542,542 (*)

5) Total fee paid: $13,509

[_] Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1.    Amount Previously Paid:

    2.    Form, Schedule or Registration Statement No.:

    3.    Filing Party:

    4.    Date Filed:

(*)       Calculated based upon (i) a proposed per share cash payment of $1.65 for 40,851,995 outstanding shares of common stock (less shares that will be held by Registry Holding Company and Redwood Acquisition upon completion of the merger) and (ii) an aggregate cash payment of $136,750 to holders of outstanding options to purchase an aggregate of 600,000 shares of common stock with a per share exercise price less than $1.65 and a weighted average per share exercise price of $1.42.

                                                          Preliminary Copy
                                                          Filed on July 12, 2001



                          RENAISSANCE WORLDWIDE, INC.
                               52 Second Avenue
                         WALTHAM, MASSACHUSETTS 02451

                               ----------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER__, 2001

                               ----------------

To the Stockholders of Renaissance Worldwide, Inc.:

     We will hold a special meeting of stockholders of Renaissance Worldwide, Inc., a Massachusetts corporation, on September __, 2001, at 10:00 a.m., local time, at our headquarters, 52 Second Avenue, Waltham, MA 02451. At this special meeting, we will ask you to consider and vote upon the following proposals as further described in the accompanying proxy statement:

     1. Approval of the agreement and plan of merger, dated as of June 21, 2001, among Renaissance, Registry Holding Company, Inc. and Redwood Acquisition Corp., and the merger of Redwood Acquisition with and into Renaissance, with Renaissance as the surviving corporation and with each outstanding share of Renaissance common stock, other than shares held at such time by Registry Holding Company and Redwood Acquisition being converted into the right to receive $1.65 in cash; and

     2. Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     August __, 2001 is the record date for the special meeting. Only stockholders of record at the close of business on August __, 2001 are entitled to notice of, and to vote at, the special meeting or at adjournments of the meeting. A list of stockholders of record as of August __, 2001 will be available for inspection at Renaissance's offices at 52 Second Avenue, Waltham, Massachusetts 02451, at least ten days prior to the meeting.

     G. Drew Conway, our chief executive officer and the chairman of our board of directors, is currently the holder of approximately 22% of the outstanding shares of the common stock of Renaissance. Prior to the merger, Mr. Conway will contribute those shares to Registry Holding Company, a newly formed company organized by Mr. Conway. Several trusts for Mr. Conway's children and a charitable foundation that he controls will also contribute shares to Registry Holding Company. Following the proposed merger of Redwood Acquisition, a subsidiary of Registry Holding Company, with and into Renaissance, Renaissance will cease to exist as a publicly held corporation and will be a privately held, wholly-owned subsidiary of Registry Holding Company. As a result of the merger, each share of common stock of Renaissance will be canceled and converted into the right to receive $1.65 in cash, except shares held by Registry Holding Company, Redwood Acquisition and holders who properly perfect their dissenters' rights. The accompanying proxy statement contains detailed information about the merger and the actions to be taken in connection with the merger. The terms of the merger are more fully described in the merger agreement which is attached as Annex A to the accompanying proxy statement.

     If the stockholders approve the merger at the meeting and Renaissance completes it, any Renaissance stockholder (1) who files with Renaissance before the taking of the vote on the approval of such action, written objection to the proposed action stating that such stockholder intends to demand payment for such stockholder's shares if the action is taken, and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from Renaissance, within 20 days after the date of mailing to such stockholder of notice in writing that the corporate action has become effective, payment for such stockholder's shares and an appraisal of the value thereof. Renaissance and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 85 through 98, inclusive, of Chapter 156B of the General Laws of Massachusetts, which is attached as Annex C to the accompanying proxy statement.

          Both (i) Renaissance's special committee of directors unaffiliated with Mr. Conway, Registry Holding Company or Redwood Acquisition and (ii) Renaissance's board of directors have determined that the merger agreement and the merger, are advisable and fair to, and in the best interests of, the holders of shares of Renaissance common stock not affiliated with Mr. Conway, Registry Holding Company or Redwood Acquisition. Both the special committee and the board of directors have approved, and recommend that you vote "FOR", the approval of the merger agreement and the merger.

     We hope that all stockholders will be able to attend the special meeting in person. In order to ensure that a quorum is present at the special meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the special meeting. A postage-prepaid envelope has been enclosed for your convenience. If you attend the special meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

     All stockholders are cordially invited to attend the special meeting.

                                   By Order of the Special Committee
                                   and the Board of Directors,

                                   G. Drew Conway
                                   Chief Executive Officer

Waltham, Massachusetts


August__, 2001

     Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope in order to ensure representation of your shares at the meeting. No postage need be affixed if the proxy card is mailed in the United States.

     If a properly executed proxy card is submitted and no instructions are given, the shares of common stock represented by that proxy will be voted "FOR" approval of the agreement.

     Please do not send your stock certificates to Renaissance at this time.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this notice or in the attached proxy statement. Any representation to the contrary is a criminal offense.

     This notice, the attached proxy statement and the accompanying proxy card are first being mailed to stockholders on or about August __, 2001.

                          RENAISSANCE WORLDWIDE, INC.
                               52 Second Avenue
                         WALTHAM, MASSACHUSETTS 02451

                               ----------------


                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER__, 2001


                               ----------------


This proxy statement and the accompanying proxy card are first being sent to stockholders on or about August __, 2001.

                          RENAISSANCE WORLDWIDE, INC.
                               52 Second Avenue
                         WALTHAM, MASSACHUSETTS 02451


                               ----------------


                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER __, 2001


                               ----------------

     QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:   What am I being asked to vote upon?

A: You are being asked to vote to approve the agreement and plan of merger among Renaissance Worldwide, Inc., Registry Holding Company, Inc. and Redwood Acquisition Corp., and the merger of Redwood Acquisition with and into Renaissance, with Renaissance to be the surviving corporation. Registry Holding Company is a newly formed company organized by G. Drew Conway, our chief executive officer and the chairman of our board of directors. Redwood Acquisition is a newly formed company and a wholly-owned subsidiary of Registry Holding.

Q:   Who is merging with whom?

A: Redwood Acquisition will merge with and into Renaissance. Renaissance will survive the merger as a wholly-owned private company subsidiary of Registry Holding Company.

Q:   What will I receive in the merger?

A: Upon completion of the merger, each outstanding share of Renaissance common stock will be converted into the right to receive $1.65 in cash, without interest, except for shares owned by Registry Holding Company, Redwood Acquisition and stockholders who are entitled to and have exercised dissenters' rights.

Q:   How many votes do I have?

A: You have one vote for each share of common stock that you owned at the close of business on August __, 2001.

Q:   What vote is required to approve the merger?

A: For the merger to occur, holders of at least 75% of the shares of Renaissance common stock must approve the merger agreement. Mr. Conway, who holds approximately 22% of the outstanding shares of Renaissance common stock, has agreed to vote to approve the merger agreement. In addition, several trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway, which collectively hold approximately 1% of the outstanding shares of Renaissance common stock, have indicated their intent to vote in favor of approval of the merger agreement. Therefore, at the special meeting, in addition to the vote of Mr. Conway, the trusts and the charitable foundation, the vote of Renaissance stockholders holding approximately 52% of the outstanding common stock will be required to approve the merger agreement and the merger.

Q: Why are the special committee and the board of directors recommending that I vote in favor of the merger?

A: Our board of directors and a special committee of Renaissance directors who are not affiliated with Mr. Conway, Registry Holding Company or Redwood Acquisition evaluated the fairness and advisability of the merger agreement and the merger. Both the special committee and the board of directors, by unanimous vote, approved the merger agreement and the merger. The special committee and the board of directors considered several factors in making those determinations, including alternatives to the merger that we previously pursued. A more complete description of the reasons for the merger can be found beginning on page 15 of the proxy statement.

Q:   Why was the special committee formed?

A: Because Mr. Conway, one of the three members of the board of directors, is also the sole director and officer of Registry Holding Company, the board of directors formed the special committee of disinterested directors to protect your interests in evaluating and negotiating the merger agreement. The members of the special committee are Robert P. Badavas and Paul C. O'Brien. These directors are not affiliated in any way with Registry Holding Company or Redwood Acquisition, and will not be affiliated with Registry Holding Company or Redwood Acquisition at the time of the merger.

Q:   What was the opinion of Renaissance's financial advisor?

A: Each of the special committee and the board of directors considered the opinion of Renaissance's financial advisor, Adams, Harkness & Hill, Inc. which was hired to represent the special committee and to advise the special committee and the board of directors on the merger. Adams, Harkness & Hill presented a written opinion to the effect that the merger consideration is fair, from a financial point of view, to the holders of our common stock not affiliated with Registry Holding Company.

Q:   How do I vote?

A:   You may choose one of two ways to cast your vote:

       . by completing the accompanying proxy card and returning it in the enclosed envelope; or

       .  by appearing and voting in person at the special meeting.

If your shares are held in "street name," which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

Q:   May I change my vote?

A: Yes. You may change your vote by following any of three procedures. For a stockholder "of record," meaning one whose shares are registered in his, her or its name, to revoke a proxy:

       . send another signed proxy card with a later date to the address indicated on the proxy card; or

       . send a letter revoking your proxy to our clerk at our principal address; or

       . attend the special meeting, notify us in writing that you are revoking your proxy and vote in person.

A "beneficial holder" whose shares are registered in another name (for example in "street name") must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Q:   How do I vote in person?

A: If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in "street name," you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on August __, 2001 in order to be admitted to the meeting. If you want to vote shares that are not in your name at the special meeting, you must obtain a "legal proxy" from the holder of record and present it at the special meeting.

Q:   Are Renaissance stockholders entitled to dissenters' or appraisal rights?

A: Yes. Renaissance stockholders have the opportunity to assert dissenters' rights relating to the merger. If you want to claim these rights, you must comply with the special requirements of Massachusetts law, which are included as Annex C of the proxy statement. These requirements are summarized in the section of the proxy statement called "Dissenters' Rights."

Q:   Is there a deadline for closing the merger?

A: There is no deadline, although the merger agreement may be terminated, in general, by any party if the merger does not close on or before December 31, 2001.

Q:   How do I exchange my stock certificates for cash?

A: If the merger is completed, you will receive written instructions for exchanging your Renaissance stock certificates for cash. You should not surrender your Renaissance stock certificates prior to receiving those instructions. Please do not send your stock certificates at this time.

Q:   Whom should I call if I have any questions?

A: If you have any questions about the special meeting, about your ownership of our common stock, or about the merger, please contact:

Mr. Joseph P. Fargnoli
Chief Financial Officer
Renaissance Worldwide, Inc.
52 Second Avenue
Waltham, Massachusetts 02451
(781) 290-3000

SUMMARY..........................................................................................................      1
  Date, Time and Place of the Special Meeting....................................................................      1
  Purpose of the Special Meeting.................................................................................      1
  The Parties....................................................................................................      1
  The Merger Agreement ..........................................................................................      2
  Going Private Transaction .....................................................................................      2
  Special Committee's Recommendation to Stockholders ............................................................      2
  Board of Directors' Recommendation to Stockholders ............................................................      3
  Renaissance's Purpose and Reasons for the Merger ..............................................................      3
  The MBO Group's Purpose and Reasons for the Merger ............................................................      3
  Position of the MBO Group as to Fairness of the Merger ........................................................      4
  Opinion of Financial Advisor ..................................................................................      5
  What Stockholders Will Receive ................................................................................      5
  How Will Options be Treated ...................................................................................      5
  Stockholder Vote Required to Approve the Merger ...............................................................      5
  Stock Ownership of Management, Directors and Other Affiliates .................................................      5
  Tax Consequences ..............................................................................................      6
  Conditions to the Merger ......................................................................................      6
  Dissenters' Rights ............................................................................................      6
  Forward Looking Statements.....................................................................................      6
RENAISSANCE WORLDWIDE, INC. SPECIAL MEETING......................................................................      8
  Where and When The Special Meeting Will Be Held................................................................      8
  What Will Be Voted Upon........................................................................................      8
  Only Renaissance Holders of Record Are Entitled to Vote........................................................      8
  Quorum.........................................................................................................      8
  Vote Required to Approve the Merger Agreement..................................................................      8
  Voting Your Shares by Proxy....................................................................................      9
  Revoking Your Proxy............................................................................................      9
  Voting Shares Held In "Street Name" by Proxy and Abstaining....................................................      9
  Voting In Person...............................................................................................      9
  Dissenting Holders.............................................................................................      9
  Costs of Soliciting These Proxies..............................................................................     10
  Exchanging Stock Certificates..................................................................................     10
  Effective Time.................................................................................................     10
SPECIAL FACTORS..................................................................................................     11
  Background of the Merger.......................................................................................     11
  Renaissance's Purpose and Reasons for the Merger...............................................................     15
  Opinion of Financial Advisor...................................................................................     19
  Certain Financial Projections Prepared by Renaissance's Management.............................................     28
  The MBO Group's Purpose and Reasons for the Merger.............................................................     29
  Position of the MBO Group as to Fairness of the Merger.........................................................     30
  Identity and Background of the MBO Group, Registry Holding Company and Redwood Acquisition.....................     31
  Directors and Executive Officers of Registry Holding Company and Redwood Acquisition...........................     31
  Amount and Source of Funds and Financing of the Merger.........................................................     32
  Certain Effects of the Merger..................................................................................     32
  Plans for Renaissance After the Merger.........................................................................     33
  Conduct of the Business of Renaissance if the Merger Is Not Completed..........................................     33
  Material Federal Income Tax Consequences.......................................................................     33
  Regulatory Matters.............................................................................................     34
INTERESTS OF CERTAIN PERSONS IN THE MERGER.......................................................................     35
THE MERGER AGREEMENT.............................................................................................     36
  Merger Consideration...........................................................................................     36
  Option Awards..................................................................................................     36
  The Surviving Corporation......................................................................................     36

  Representations and Warranties...................................................................................     36
  Principal Covenants..............................................................................................     37
  Principal Conditions to the Completion of the Merger Agreement...................................................     39
  Termination......................................................................................................     40
  Break-Up Fee.....................................................................................................     41
  Accounting Treatment.............................................................................................     41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS....................................................................     42
COMPARATIVE PER SHARE, MARKET PRICE AND DIVIDEND INFORMATION.......................................................     43
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS..........................................................................     44
  Who Are Our Directors?...........................................................................................     44
  Who Are Our Executive Officers?..................................................................................     45
  Employment Agreement.............................................................................................     45
DISSENTERS' RIGHTS.................................................................................................     45
BUSINESS COMBINATIONS WITH INTERESTED PARTIES......................................................................     47
  State Anti-Takeover Laws.........................................................................................     47
  Preemptive Rights................................................................................................     47
EXPENSES...........................................................................................................     47
WHERE YOU CAN FIND MORE INFORMATION................................................................................     48
INFORMATION ABOUT STOCKHOLDER PROPOSALS............................................................................     49

Annexes
         Annex A       Agreement and Plan of Merger dated June 21, 2001............................................
         Annex B       Opinion of Adams, Harkness and Hill dated June 21, 2001.....................................
         Annex C       Sections 85 through 98 of Chapter 156B of the General Laws of The Commonwealth of
                         Massachusetts.............................................................................     49

                                    SUMMARY

This summary highlights selected information from this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger fully and to obtain a more complete description of the legal terms of the merger agreement and the merger, you should carefully read this entire document, including the Annexes and the documents to which we refer you. See "Where You Can Find More Information" for more details.

Date, Time and Place of the Special Meeting

  The special meeting of stockholders of Renaissance will be held on September ___, 2001, at 10:00 a.m., local time, at Renaissance's headquarters, 52 Second Avenue, Waltham, MA 02451.

Purpose of the Special Meeting

  At the special meeting, the stockholders of Renaissance will consider and vote on a proposal to approve the merger agreement, a copy of which is attached to this proxy statement as Annex A, and the merger of Redwood Acquisition with and into Renaissance.

The Parties

  Renaissance Worldwide, Inc.
  ---------------------------

  Principal Executive Offices:
  Renaissance Worldwide, Inc.
  52 Second Avenue
  Waltham, Massachusetts 02451
  Telephone: (781) 290-3000

     Renaissance Worldwide, Inc., a publicly held Massachusetts corporation, provides business and information technology consulting services primarily to Fortune 1000 companies and government agencies. Renaissance has two operating companies: Renaissance Worldwide IT Consulting Services, Inc. ("ITCS") and GovConnect, Inc., ("GovConnect"). ITCS provides services designed to assist clients in the design, implementation and/or support of information technology applications. GovConnect provides solutions for the public sector, primarily in the areas of strategy, systems, integration and electronics solutions.

  Registry Holding Company, Inc.
  ------------------------------

  Principal Executive Offices:
  c/o G. Drew Conway
  Renaissance Worldwide, Inc.
  52 Second Avenue
  Waltham, MA 02451
  Telephone: (781) 290-3000

     Registry Holding Company, Inc., a Delaware corporation, is a privately held company formed by G. Drew Conway, Renaissance's chief executive officer and the chairman of Renaissance's board of directors, for the purpose of engaging in the merger. Registry Holding Company has engaged in no business activities unrelated to the merger. Mr. Conway has agreed to transfer no fewer than 11,716,070 shares of Renaissance common stock to Registry Holding Company before the completion of the merger.

  Redwood Acquisition Corp.
  -------------------------

  Principal Executive Offices
  c/o G. Drew Conway
  Renaissance Worldwide, Inc.
  52 Second Avenue
  Waltham, MA 02451
  Telephone: (781) 290-3000

     Redwood Acquisition Corp., a privately held Massachusetts corporation, is a wholly-owned subsidiary of Registry Holding Company and has engaged in no business activities unrelated to the merger.

  Other Parties
  -------------

  G. Drew Conway
  Business Address:
  Renaissance Worldwide, Inc.
  52 Second Avenue
  Waltham, MA 02451
  Telephone: (781) 290-3000

     Mr. Conway is Renaissance's chief executive officer and the chairman of Renaissance's board of directors. Mr. Conway is also the sole director and officer of both Registry Holding Company and Redwood Acquisition. Additional information regarding Mr. Conway may be found in the section entitled "Directors and Executive Officers of Registry Holding Company and Redwood Acquisition" beginning on page 31.

The Merger Agreement (See Page 36)

  We have attached a copy of the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger. Under the merger agreement, Redwood Acquisition will merge with and into Renaissance, with Renaissance as the surviving corporation. If the merger is completed, each share of Renaissance common stock outstanding will be canceled and converted into the right to receive $1.65 in cash, other than shares held by Registry Holding Company, Redwood Acquisition and stockholders who are entitled to and have exercised dissenters' rights. Outstanding options to purchase Renaissance's common stock will either be terminated or converted, upon exercise, into the right to receive a cash payment equal to the product of (1) the number of shares underlying the options and (2) the amount by which $1.65 is greater than the per share exercise price of the options. In general, each of the parties has the right to terminate the merger agreement if the merger is not completed on or before December 31, 2001.

Going Private Transaction (See Page 32)

  The merger constitutes a "going private" transaction for Renaissance under the federal securities laws. Following the merger, Renaissance common stock no longer will be publicly traded or quoted on the Nasdaq National Market. Renaissance will also no longer be required to file periodic and other reports with the United States Securities and Exchange Commission and will formally terminate its reporting obligations under the Securities Exchange Act of 1934. As a result of the merger, the holders of our common stock at the time of the merger, other than Registry Holding Company, Redwood Acquisition, and stockholders who are entitled to and have exercised dissenters' rights will be entitled to receive the cash merger price and will no longer have any interest in Renaissance, including its future earnings or growth.

Special Committee's Recommendation to Stockholders (See Page 15)

  The special committee of Renaissance's board of directors believes that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, the holders of common stock not affiliated with Registry Holding Company. The special committee unanimously approved the merger agreement and recommends that you vote "FOR" the approval of the merger agreement and the merger.

Board of Directors' Recommendation to Stockholders (See Page 15)

  Renaissance's board of directors believes that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, the holders of common stock not affiliated with Registry Holding Company. The board of directors recommends that you vote "FOR" the approval of the merger agreement and the merger.

  Mr. Conway, the chairman of Renaissance's board of directors and Renaissance's chief executive officer, has interests in the merger that are different from the interests of Renaissance's stockholders generally. At the time of the merger, Mr. Conway will own substantially all of the outstanding capital stock of Registry Holding Company, the entity that will own Renaissance after the merger. The balance of the outstanding capital stock of Registry Holding Company will be owned by five trusts for the benefit of Mr. Conway's children and a charitable foundation that Mr. Conway controls. See the table under "Security Ownership of Certain Beneficial Owners and Managers" for more detailed information regarding the ownership interests of Mr. Conway and our other directors in the capital stock of Renaissance.

  Pursuant to the terms of the merger agreement, and in accordance with each of our stock plans, each outstanding option to purchase Renaissance's common stock will either be terminated or converted into the right to receive, upon exercise, a cash payment equal to the product of (1) the number of shares underlying the option and (2) the amount by which $1.65 is greater than the per share exercise price of the option. Mr. Badavas and Mr. O'Brien hold options that will become fully exercisable 20 days before completion of the merger and will be terminated immediately thereafter. At the time of the merger, Mr. Badavas and Mr. O'Brien will receive the following cash payments for their options, equal to the product of (1) the number of shares underlying their respective options and (2) the amount by which $1.65 is greater than the per share exercise price of their options:

     .    Robert P. Badavas will receive a cash payment equal to $42,125; and

     .    Paul C. O'Brien will receive a cash payment equal to $42,125.

  See pages 35 through 36 for more information.

  Mr. Badavas and Mr. O'Brien will each receive a fee of up to $50,000 for their service on the special committee.

Renaissance's Purpose and Reasons for the Merger (See Page 15)

  In reaching its conclusion to approve and recommend the merger agreement, the special committee and the board of directors considered, among other factors, the following:

 . the special committee and the board of directors, after review of the other alternatives to the merger that were previously pursued, concluded that the merger is the best alternative to bring value to the holders of common stock;

 . the financial presentation of Adams, Harkness & Hill, Inc., the financial advisor hired to represent the special committee and to advise the special committee and the board of directors, including its opinion that the merger consideration is fair, from a financial point of view, to the holders of Renaissance common stock not affiliated with Registry Holding Company; and

 . the other factors described in more detail beginning on page 15.

The MBO Group's Purpose and Reasons for the Merger (See page 29)

  Mr. Conway, together with five trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway, will, prior to the merger, contribute approximately 12,000,000 shares of Renaissance common stock to Registry Holding Company. We refer to these stockholders as the "MBO Group." The MBO Group has informed us that its purpose for the merger is to acquire all of the shares of Renaissance that the MBO Group does not already own and to continue the business and operations of Renaissance as a private company. In determining to enter into the merger, the MBO Group has informed us that it considered the following factors:

 . the results of operations, financial condition, business and future prospects of Renaissance, including the decline of Renaissance's total revenues and the increase in Renaissance's operating losses for the fiscal year ended December 31, 2000 and the first quarter of 2001;

 . management's forecasts for revenues and earnings described in "Certain
  Financial Projections Prepared by Renaissance's Management" beginning on page 28;

 . the economic and market conditions affecting Renaissance, its customers and the information technology consulting industry as a whole;

 . the lack of equity research coverage for Renaissance's common stock and the difficulty of attracting new investment interest in Renaissance, and the resulting difficulty for stockholders of Renaissance, including the MBO Group, to receive a fair price when selling their shares in the market;

 . the possible delisting of Renaissance's shares from the Nasdaq National
  Market, and the resultant lack of liquidity in the event of a delisting;

 . the lack of viable third-party interest in acquiring or exploring other strategic transactions with Renaissance despite the process conducted previously by SG Cowen, and more recently by Adams, Harkness & Hill, and the lack of viable strategic alternatives to the merger agreement, which reduced the prospects of obtaining value for the stockholders of Renaissance, including the MBO Group;

 . difficulties in pursuing long-term initiatives and business development resulting from Renaissance's operating as a public company, and costs associated with the operation of a public company; and

 . the other factors described in more detail beginning on page 29.

Position of the MBO Group as to Fairness of the Merger (See page 30)

  The MBO Group believes that the merger and the consideration to be paid in the merger to the holders of Renaissance's common stock, including the holders of common stock who are not affiliated with the MBO Group, is fair to such holders. The MBO Group based its belief, among other factors, on the following:

 . after a thorough review with independent financial and legal advisors, the board of directors and the special committee, which consisted entirely of directors of Renaissance who are not affiliated with the MBO Group, concluded that the merger is advisable and fair to, and in the best interests of, the holders, of Renaissance common stock who are not affiliated with Registry Holding Company, and recommended that Renaissance's stockholders approve the merger agreement and the merger;

 . the business, operations, financial condition, operating results and prospects of Renaissance, including the decline of Renaissance's total revenues and the historical increase in Renaissance's operating losses;

 . the consideration to be paid to the holders of common stock in the merger represents an approximate premium of 267% over the per share closing price as of June 20, 2001, the day before the public announcement of the signing of the merger agreement;

 . the lack of prospects for finding an alternative to the merger with the MBO
  Group that would result in greater value to the holders of common stock other than the MBO Group;

 . its belief that, under present circumstances, Renaissance can be operated more efficiently as a private company than as a public company.

 . its belief that the ability of Renaissance to return to substantial profitability and substantial revenue growth is uncertain and, in any event, is expected to require an extended period; and

 . the other factors described in more detail beginning on page 30.

Opinion of Financial Advisor (See Page 19)

  In connection with the merger agreement, each of the special committee and the board of directors considered the opinion of Renaissance's financial advisor, Adams, Harkness & Hill, that the merger consideration is fair, from a financial point of view, to the holders of Renaissance common stock not affiliated with Registry Holding Company. The full text of Adams, Harkness & Hill's written opinion is attached to this proxy statement as Annex B. Adams, Harkness & Hill's opinion does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger.

  We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Adams, Harkness & Hill.

What Stockholders Will Receive (See Page 36).

  Upon completion of the merger, all holders of our common stock, except for Registry Holding Company, Redwood Acquisition and stockholders who are entitled to and have exercised dissenters' rights, will be entitled to receive $1.65 per share of common stock.

How Will Options be Treated (See Page 36)

  Upon completion of the merger, outstanding options to purchase Renaissance's common stock will either be terminated or converted into the right to receive, upon vesting and exercise, a cash payment equal to the product of (1) the number of shares underlying the options and (2) the amount by which $1.65 is greater than the per share exercise price of the options.

  Options issued under Renaissance's 1996 Stock Plan and 1998 Acquisition Stock Option Plan will remain outstanding after the merger and be converted into the right to receive, upon exercise, a cash payment equal to the product of (1) the number of shares underlying the option and (2) the amount by which $1.65 is greater than the per share exercise price of the option. These options will continue to vest in accordance with their terms.

  Options issued under the 1998 Directors Stock Plan and the 2001 Directors Stock Plan will become fully exercisable 20 days before completion of the merger and will be terminated immediately thereafter. At the time of the merger, Renaissance will make cash payments to the directors holding options under such plans with a per share exercise price less than $1.65 equal to (1) the number of shares underlying the options and (2) the amount by which $1.65 is greater than the per share exercise price of the options.

  There are currently no options with a per share exercise price less than $1.65 outstanding under the Renaissance Solutions, Inc. 1995 Equity Incentive Plan, the 1998 International Stock Plan, 1996 Directors Stock Plan or The Hunter Group, Inc. Employee Non-Qualified Stock Option Plan. Any options outstanding under such plans with a per share exercise price greater than or equal to $1.65 will be terminated upon completion of the merger.

Stockholder Vote Required to Approve the Merger (See Page 8)

  Under our articles of organization, approval of the merger agreement and the merger requires the vote of the holders of at least 75% of the outstanding shares of Renaissance's common stock on the record date. Mr. Conway holds approximately 22% of our outstanding shares of common stock and has agreed to vote in favor of approval of the merger agreement. In addition, several trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway collectively hold approximately 1% of our outstanding shares of common stock. These entities have indicated their intent to vote in favor of approval of the merger.

Stock Ownership of Management, Directors and Other Affiliates (See Page 42)

    On August __, 2001, the record date for the special meeting, directors and executive officers of Renaissance other than Mr. Conway beneficially owned less than 1%, of Renaissance's outstanding common stock, excluding options to purchase common stock.

    All of our directors and executive officers who own common stock have indicated that they intend to vote to approve the merger agreement and the merger. The shares of common stock beneficially owned by our directors and executive officers and their affiliates, and the shares owned by the trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway, represent approximately 12,000,000 shares, excluding options to purchase common stock, or approximately 23% of the outstanding shares of common stock as of the record date. Therefore, at the special meeting, in addition to the vote of all of our directors and executive officers and the entities described above, the vote of Renaissance stockholders holding at least 52% of the outstanding common stock on the record date will be required to approve the merger agreement and the merger.

Tax Consequences (See Page 33)

    Generally, for United States federal income tax purposes, stockholders will be treated as if they sold their common stock for the cash received in the merger. Each stockholder will recognize taxable gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the Renaissance common stock exchanged. Stockholders are advised to consult their own tax advisors regarding the tax consequences of the merger to them.

Conditions to the Merger (See Page 39)

    We will complete the merger only if specific conditions are satisfied or waived, including the following:

 . approval of the merger agreement and the merger by the stockholders of Renaissance;

 . absence of any law or court order prohibiting the merger;

 . absence of a material adverse change in the business, assets, financial condition or results of operations of Renaissance;

 . the representations and warranties made in the merger agreement are true and correct on the effective date of the merger, subject to certain materiality qualifications; and

 . closing of the financing commitment from J.P. Morgan Business Credit Corp.
  acting through The Chase Manhattan Bank ("J.P. Morgan/Chase") as contemplated by the lending commitment letter that it provided to Mr. Conway (which commitment is subject to completion of the merger, to other customary closing conditions and to Renaissance achieving earnings before interest, taxes, depreciation and amortization of not less than negative $2,000,000 for the fiscal quarter ended June 30, 2001 and not less than $1.00 for the two-month period ending August 31, 2001); and

 . the other conditions described in more detail on page 39.

Dissenters' Rights (See Page 45)

  Holders of Renaissance common stock who do not vote in favor of the merger agreement and who follow specific statutory procedures have the right to a judicial appraisal of the fair value of their common stock.

Forward Looking Statements

  This proxy statement, including information included or incorporated by reference in this document, contains forward-looking statements. These forward-looking statements, which include the projections under the caption "Certain Financial Projections Prepared by Renaissance's Management" and other statements about Renaissance's financial condition, results of operations, plans, objectives, future performance and business, involve risks and uncertainties. All forward-looking statements included in this proxy statement are based upon information available to Renaissance as of the date hereof. Renaissance assumes no obligation to update any such forward-looking statements. Renaissance's actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in Reniassance's Annual Report on Form 10-K and Quarterly Reports on form 10-Q.

                  RENAISSANCE WORLDWIDE, INC. SPECIAL MEETING

    This proxy statement is being furnished in connection with the solicitation of proxies from the holders of our common stock by the special committee and by our board of directors. The special committee and the board of directors is soliciting your proxy with respect to the merger agreement and the merger of Redwood Acquisition with and into Renaissance, and any other matters to be voted upon at the special meeting and at any adjournment or adjournments of the special meeting. We will begin mailing this proxy statement to holders of our common stock on or about August __, 2001. You should read this proxy statement carefully before voting your shares.

Where and When The Special Meeting Will Be Held

    The special meeting of stockholders of Renaissance will be held on September __, 2001, at 10:00 a.m., local time, at our headquarters, 52 Second Avenue, Waltham, Massachusetts, 02451.

What Will Be Voted Upon

At the special meeting, you will be asked to consider and vote upon the following items:

 . to approve the merger agreement and the merger of Redwood Acquisition with and into Renaissance; and

 . such other business as may properly come before the special meeting or any adjournment or adjournments of the special meeting.

Only Renaissance Holders of Record Are Entitled to Vote

    August __, 2001 is the record date for the determination of stockholders who are entitled to notice of, and to vote at, the special meeting of stockholders or at any adjournment or adjournments. On the record date, there were issued and outstanding 52,902,540 shares of common stock.

Quorum

    A quorum of our stockholders is necessary to have a valid stockholders' meeting. The required quorum for the transaction of business at the special meeting is the presence, in person or by proxy, of the holders of shares representing a majority of the shares of stock entitled to vote. Mr. Conway is the holder of approximately 22% of our outstanding shares of common stock. In addition, five trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway collectively hold approximately 1% of Renaissance's outstanding common stock. Mr. Conway has agreed to vote to approve the merger agreement and the merger and we have been informed that the five trusts and the charitable foundation each intend to vote to approve the merger agreement and the merger. Therefore, at the special meeting, in addition to the presence of Mr. Conway and the entities described above, 27% of the outstanding common stock on the record date will be sufficient to establish a quorum.

Vote Required to Approve the Merger Agreement

    For the merger to occur, the merger agreement must be approved by the holders of at least 75% of the outstanding shares of common stock. As of the record date, there were issued and outstanding 52,902,540 shares of our common stock. Common stock entitles its holders of record to one vote for each share owned. Mr. Conway is the holder of approximately 22% of our outstanding shares of common stock. Mr. Conway has agreed to vote to approve the merger agreement and the merger. In addition, five trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway collectively hold approximately 1% of our outstanding shares of common stock, and these entities have indicated their intent to vote to approve the merger agreement and the merger. Other directors and executive officers collectively hold less than 1% of our outstanding shares of common stock and they have all indicated their intent to vote to approve the merger agreement and the merger. Therefore, at the special meeting, in addition to the vote of Mr. Conway, the family trusts, the charitable foundation and all of our other directors and executive officers, the vote of Renaissance stockholders holding at least 52% of the outstanding common stock on August __, 2001 will be required to approve the merger agreement and the merger.

Voting Your Shares by Proxy

  When you return your proxy card, you are giving your "proxy" to the individuals we have designated in the proxy to vote your shares as you direct at the meeting. If you sign the proxy card but do not give voting instructions, these individuals will vote your shares for each proposal as recommended by the board of directors. Each proxy will confer discretionary authority to vote on any matter presented at the meeting which Renaissance did not know of a reasonable time before the mailing of this proxy statement. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement.

  Where a stockholder has specified a choice on his or her proxy with respect to certain proposals or matters, that direction will be followed. If no direction is given, all of the shares of common stock represented by the proxy will be voted in favor of such proposal or matter.

Revoking Your Proxy

  A proxy that is properly submitted to Renaissance may be revoked at any time before it is exercised. For a stockholder "of record" meaning, one whose shares are registered in his or her own name, to revoke a proxy, the stockholder may either:

 . send another signed proxy card with a later date to the address indicated on the proxy card; or

 . send a letter revoking the stockholder's proxy to our clerk at our principal address; or

 . attend the special meeting, notify us in writing that the stockholder is revoking his or her proxy and vote in person.

  A "beneficial holder" whose shares are registered in another name, for example in "street name" must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Voting Shares Held in "Street Name" by Proxy and Abstaining

  If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the merger. This will have the effect of voting against the merger. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Similarly, abstentions will not be voted for the merger and will therefore have the effect of voting against the merger.

Voting in Person

  Stockholders that attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on August __, 2001. If you want to vote shares that are held in street name or are otherwise not registered in your name, you will need to obtain a "legal proxy" from the holder of record and present it at the special meeting.

Dissenting Holders

  Massachusetts law entitles stockholders who do not vote in favor of a merger to demand a judicial appraisal of the fair value of their shares. If you do not vote in favor of the merger and if you follow the procedures set forth beginning on page 45, you may be a dissenting holder. Failure to follow such procedures precisely will result in a loss of dissenters' rights.

Costs of Soliciting These Proxies

  Renaissance will pay all of the costs of soliciting these proxies, consisting mostly of printing and mailing costs. Although we are mailing these proxy materials, our directors and employees may also solicit proxies in person or by telephone, telecopier or other electronic means of communication. Renaissance intends to retain a proxy solicitor to assist in the solicitation of proxies for the special meeting at an estimated cost to Renaissance of approximately $15,000
- $20,000 plus reimbursement of reasonable expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, Renaissance will, at their request, reimburse them for their out-of-pocket expenses in this regard.

Exchanging Stock Certificates

  Holders of common stock should not send in their stock certificates with the proxy cards. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Effective Time

  The merger will be effective as soon as practicable following stockholder approval of the merger agreement and the merger at the special meeting and satisfaction or waiver of the terms and conditions set forth in the merger agreement, and upon the filing of articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts. In general, each of the parties has the right to terminate the merger agreement, if the merger is not completed on or before December 31, 2001.

                                SPECIAL FACTORS

Background of the Merger

     In April 2000, Renaissance approached SG Cowen about the possibility of assisting us in the sale of the entire company or in the sale of our two principal operating units, the Information Technology Consulting Services Group, which we refer to as ITCS, and the Enterprise Solutions Group, which we refer to as Enterprise Solutions. SG Cowen had successfully represented Renaissance in our most significant divestiture to that point: the sale of our Business Strategy Group, a transaction that closed in March 2000. On May 9, 2000, we signed an engagement letter with SG Cowen retaining SG Cowen in connection with the sale of Renaissance in either a single transaction, or a series of transactions, the purpose of which would be to maximize stockholder value in the near term. The engagement letter entitled SG Cowen to a minimum fee of $3 million upon completion of a sale of Renaissance.

     SG Cowen immediately commenced three parallel initiatives: the sale of the company as a whole, the sale of ITCS and the sale of Enterprise Solutions. At that time, ITCS contributed approximately 72% of our revenue, and Enterprise Solutions contributed approximately 21% of our revenue. The remaining 7% of our revenue was attributable to the GovConnect business unit. SG Cowen was not directed to seek interested buyers for GovConnect as a separate operating business.

     During the period of May through August 2000, SG Cowen approached 29 potential buyers of the entire company. In response to those inquiries, 14 potential buyers requested copies of the confidential information memorandum that had been prepared describing the company and our principal operating units. After reviewing the confidential information memorandum, five potential buyers attended management meetings. After these meetings, two parties submitted indications of interest, subject to further due diligence, to purchase Renaissance. The two potential buyers completed their due diligence during the week of August 7, 2000. After completion of due diligence, neither party made an offer.

     During the period of May through August 2000, SG Cowen approached 26 potential buyers for Enterprise Solutions. After reviewing the confidential information memorandum, four potential buyers attended meetings with management of Enterprise Solutions. After these meetings, three parties submitted indications of interest, subject to further due diligence, to purchase Enterprise Solutions. After completion of due diligence, two potential buyers submitted final bids in late August 2000. We entered into a stock purchase agreement to sell Enterprise Solutions with Cedar Group Ltd. on September 18, 2000, and the transaction closed on October 20, 2000.

     Between May and September of 2000, SG Cowen approached a total of 45 potential buyers for ITCS. After reviewing the confidential information memorandum, three potential buyers attended meetings with management of ITCS. After these meeting, Renaissance received three indications of interest, subject to further due diligence, to purchase ITCS, two of which were from parties that had attended meetings with management of ITCS and one of which was from one of the parties that had declined to make an offer for the entire company in August, 2000. One of the three indications of interest was at a price significantly below our threshold valuation and was therefore rejected. Although one of the other indications of interest was at a significantly higher price than the other two and appeared to have the potential to represent a significant value to stockholders, it was subsequently withdrawn in late November.

     In December 2000, after terminating discussions with the party that had expressed the highest indication of interest for ITCS, Renaissance instructed SG Cowen to renew discussions with the two parties that had declined to make an offer for the entire Company in August, 2000, one of which was the party that had submitted the second highest indication of interest in ITCS, to ascertain their interest in making an offer for either the entire Company or ITCS. After conducting meetings with management and further due diligence, in January 2001, both potential bidders informed us that they declined to bid on either the company as a whole or ITCS. At that point, Renaissance decided to discontinue the initiatives to sell ITCS or the company as a whole, due to the significant distraction to the operations of the business caused by the sale process and the declining morale of our employees.

     On April 6, 2001, Mr. Conway sent a letter to our independent directors -- Messrs. O'Brien and Badavas -- seeking their thoughts on a potential management buyout by Mr. Conway. Although Messrs. O'Brien and Badavas declined to offer views on the advisability of a management buyout, they responded by indicating a willingness to consider any offer to buy Renaissance that Mr. Conway wished to submit to them. On April 12, 2001, Mr. Conway submitted an expression of interest to purchase all of our outstanding common stock for $1.20 per share. In response to that expression of interest, Messrs. O'Brien and Badavas consulted with counsel and formed a special committee of the board of directors on April 12, 2001. Compensation for members of the special committee was established at a maximum of $50,000 for each member, to be comprised of a retainer fee of $25,000 and an additional per diem fee of $2,000 for each meeting of the special committee attended in person or by telephone or for each substantial expenditure of time on special committee business.

     The special committee retained Ropes & Gray as its legal counsel. The special committee elected to hire its own independent financial advisor and thereafter Mr. Conway requested that the special committee permit SG Cowen to represent him in connection with his proposal. Under its then current arrangement with Renaissance, SG Cowen would have been entitled to a minimum fee of $3 million upon completion of a sale of Renaissance. SG Cowen agreed to reduce its fee to $1.75 million, and we terminated its engagement as exclusive financial advisor to Renaissance and waived any conflict of interest relating to its representation of Mr. Conway. On April 25, 2001, the special committee engaged Adams, Harkness & Hill as its financial advisor with respect to the proposed management buyout, and to survey other alternatives for the disposition of Renaissance or its business units.

     Over the next two weeks, Adams, Harkness & Hill became familiar with our financial condition and results of operations and worked with management to understand our current plans and forecasts. In addition, the special committee instructed Renaissance's chief financial officer to contact the four parties who had provided written expressions of interest during the prior year's sale process to gauge whether there was any interest in a renewed bid in the context of current market prices. The chief financial officer contacted four parties and instructed them to contact Adams, Harkness & Hill if they were indeed interested. All four parties contacted Adams, Harkness & Hill. Adams, Harkness & Hill spoke with the four parties and received preliminary indications from each that they would be interested in considering a transaction. However, because of the discussions described below that took place with two other potential purchasers, and because all of these four parties had previously passed on the opportunity to acquire Renaissance or ITCS, the special committee directed Adams Harkness & Hill to keep communications open but not to pursue these four parties aggressively. None of the four parties aggressively followed up on their initial contact with Adams Harkness & Hill.

     On May 14, 2001, the special committee met and heard Adams, Harkness & Hill's preliminary views on valuation and the fairness of Mr. Conway's initial expression of interest. Adams, Harkness & Hill informed the special committee that it believed the aggregate "break-up" value of the three principal components of Renaissance's value -- ITCS, GovConnect and the cash on our balance sheet -- to be in excess of Mr. Conway's initial indication of interest. The special committee informed Mr. Conway that his initial valuation was unacceptable and that, unless a higher offer was forthcoming, it would have no interest in pursuing this transaction.

     Mr. Conway requested a meeting with the special committee and, on May 21, 2001, the special committee met to hear Mr. Conway's revised proposal. The legal representatives and financial advisors for each side were also present in person or by teleconference. Prior to the meeting, Mr. Conway shared with the members of the special committee his most recent forecasts for our operations. At the meeting, Mr. Conway made a proposal to acquire all of our outstanding common stock for a price of $1.25 per share. The two sides discussed the significant disparity in the valuations that had been indicated in the review by their financial advisors. The special committee informed Mr. Conway that it was not prepared to accept his offer, given the disparity in valuation between the offer made, as supported by Mr. Conway's financial advisors and the valuation attributed to Renaissance by Adams, Harkness & Hill.

     The special committee instructed Adams, Harkness & Hill to make discreet inquiries to interested parties to validate Adam Harkness & Hill's valuation and to assess whether there were any alternative buyers. At a meeting of the special committee conducted on May 24, 2001, Adams, Harkness & Hill reported that it had received preliminary indications of interest from two potential purchasers that it believed would be qualified and able to complete a transaction. One of the potential purchasers expressed an interest in acquiring ITCS for total consideration in the range of $25-35 million. The other potential purchaser expressed an interest in acquiring the entire company at a price of $1.50 per share. Adams, Harkness & Hill advised the special committee that it believed both of the proposals were capable of being completed if the potential purchasers could obtain financing in a timely manner.

     Later in the day on May 24, the special committee and its advisors met telephonically with Mr. Conway and his advisors. The special committee informed Mr. Conway that it had received preliminary indications of interest in

ITCS as well as the entire company that suggested that his $1.25 per share offer did not reflect the value of the enterprise. The special committee stated that it recognized that opening the company to a full-scale sale process involved a certain amount of risk. Nonetheless, it felt compelled under the circumstances to pursue alternative proposals because its financial advisor had advised the special committee that the $1.25 offer was not fair to the Renaissance stockholders. The special committee asked Mr. Conway whether he had funding for his proposal, and he indicated that he had received an oral commitment for the necessary funding. The special committee further inquired whether Mr. Conway was prepared to increase his offer. Mr. Conway stated that he was prepared to offer $1.42 per share for all of the outstanding common stock.

     The special committee convened on Friday, May 25, 2001 to consider Mr. Conway's improved offer. Also present at the meeting were the special committee's financial and legal advisors. The special committee concluded that Mr. Conway's offer of $1.42 per share was not sufficient for the special committee to conclude the price was fair to Renaissance stockholders. It considered the potential harm that could result from opening Renaissance up to another full-scale sale process. It noted that billable consultant headcount had been declining during the year and that there was a possibility that opening the company up to a sale process could accelerate that process. Nonetheless, it concluded that, given the level of Mr. Conway's offer, rejecting it would be the most appropriate course of action to maximize value to Renaissance stockholders.

     Later that same day, the special committee and its advisors met with Mr. Conway and some of his advisors. The special committee told Mr. Conway that, although it appreciated that he had increased his offer by almost 20% from the initial indication of interest, it was not in a position to accept his offer. The special committee revealed that it had instructed Adams, Harkness & Hill and the two members of senior management that were not involved in Mr. Conway's proposal to prepare for due diligence by other interested parties, including, to the extent they had a continuing interest, the four parties with whom Adams, Harkness & Hill had previously communicated, commencing Tuesday, May 29, 2001. Recognizing the sensitivity of having other parties on our premises to conduct due diligence, the special committee requested that Mr. Conway recuse himself from the process and that two members of management without a potential conflict of interest orchestrate the diligence efforts on behalf of Renaissance. Mr. Conway stated that, in his capacity as chief executive officer, director and a significant stockholder, he wanted to make sure the process was designed to obtain maximum value for stockholders. However, he asked that the special committee delay its commencement of alternative due diligence until noon on Wednesday, May 30, 2001 to allow him to assess the possibility of further raising his offer. The special committee agreed to his request, although it asked its advisors and unconflicted management to be prepared for alternative due diligence beginning at noon on Wednesday.

     On May 30, 2001, the special committee received a revised expression of interest from Mr. Conway at a price of $1.63 per share for all outstanding shares of common stock. Mr. Conway indicated that he had obtained a financing commitment for the transaction at that price level and was prepared to proceed to prepare definitive agreements for the acquisition. Mr. Conway provided a copy of the financing commitment, on a confidential basis, for the special committee's review.

  The special committee met with its legal and financial advisors on May 31, 2001 to consider Mr. Conway's revised offer. It considered that, although the piecemeal sale of the businesses could possibly lead to a higher gross price than the $1.63 per share that Mr. Conway was offering, successfully completing two transactions -- the sale of ITCS and the sale of GovConnect -- involved additional elements of transactional and operating performance risk that made Mr. Conway's offer to acquire the entire company more attractive. Selling the two businesses separately also gave rise to severance and change-of-control arrangements that would not be triggered if the company were sold as a whole. The special committee was also mindful of the fact that every bidder that had commenced due diligence on the company during the sale process begun by SG Cowen had ultimately decided against submitting an offer. Adams, Harkness & Hill suggested that it would be in a position to render an opinion that a price of $1.63 per share was fair from a financial point of view to the stockholders of Renaissance unaffiliated with Registry Holding. Accordingly, the special committee concluded that it would commence negotiations with Mr. Conway with the intent of reaching agreement on a definitive merger agreement.

     On June 1, 2001, the special committee received an unsolicited proposal from the potential purchaser that had one week earlier expressed an interest in acquiring the ITCS business. This proposal stated that the potential purchaser was interested in making an offer to purchase Renaissance in its entirety at a cash purchase price of $1.75 per share. The potential purchaser stated that it would require 10-14 days to finalize its due diligence investigation.

     The special committee conferred by telephone on June 2, 2001 to discuss this most recent proposal. Adams, Harkness & Hill advised the special committee that it believed a transaction at the indicated price level was reasonably capable of being completed if the potential purchaser could obtain financing in a timely manner. Counsel for the special committee reviewed the directors' fiduciary obligations in considering which alternative would provide the greater value for the stockholders. The special committee reviewed the financial statements of the offeror and questioned Adams, Harkness & Hill about the financial viability of the offer. Ultimately, the special committee concluded that it was appropriate to pursue the offer to see whether the offeror could reach a definitive offer accompanied by evidence of financing in a relatively short period of time. The special committee also recognized that time was of the essence due to the declining state of the business, and it also concluded that interjecting more uncertainty in the workforce could be seriously detrimental to the on-going health and stability of the business. It resolved to permit the offeror to commence due diligence on Monday, June 4, 2001 and to require the offeror to submit a bid accompanied by evidence of financing no later than 5 p.m. on Monday, June 11. The special committee instructed Adams, Harkness & Hill to inform the bidder that it should be prepared to initiate due diligence on Monday morning.

     The special committee subsequently informed Mr. Conway of its decision. Mr. Conway stated that given the attenuated process for obtaining acceptance of his offer, he would withdraw his offer. Mindful of previous experience, the special committee was concerned that the due diligence efforts might fail to produce an offer, leaving Renaissance with no alternative but to restart the sale process, which would continue to place significant demands on Renaissance and further deplete its declining resources. The special committee communicated to Mr. Conway concern about his contemplated withdrawal. Mr. Conway stated that he would agree to leave his offer open until noon on Wednesday, June 13, 2001 if the special committee agreed to permit due diligence to be conducted by, and negotiate with, no party other than the current offeror, and to compensate Mr. Conway for his expenses incurred to date. The special committee considered the request and concluded that it was in the best interest of the Renaissance stockholders to explore the alternative offer and thus agreed to the offer extension provided that Mr. Conway would be reimbursed only for actual expenses incurred up to a maximum of $200,000. Mr. Conway accepted this arrangement and left his offer of $1.63 per share open until noon on June 13.

     The third party offeror conducted due diligence at the company's headquarters in Waltham and at the offices of counsel for the special committee commencing on June 4.

     On June 11, the special committee received a proposal from the offeror to purchase all of the outstanding shares of Renaissance common stock in a tender offer at $1.75 per share followed by a merger. The proposal included a letter of intent from a financing source indicating that it would consider establishing a lending relationship with the offeror, subject to further satisfactory due diligence. The financing letter contemplated that a layer of junior capital of up to $20 million would be required to complete the transaction but provided no indication of who would provide such capital or when any commitment would be obtained. In addition, the offeror submitted a draft agreement which was materially different from the draft agreement provided to the offeror by Renaissance under which it would propose to complete the transaction.

     The special committee met on June 12, 2001 to evaluate the proposal and to compare it to Mr. Conway's offer. Before the special committee met, Mr. Conway advised the special committee orally that he was prepared to increase his offer to $1.65 per share. The special committee then proceeded to consider the proposal from the third party offeror. The members noted the absence of a funding commitment to complete the transaction. In addition, the requirement for junior capital added an element of risk and uncertainty to the transaction that was not present in Mr. Conway's offer. The special committee further noted that the financing commitment of the third party offeror would have to be for a greater amount than Mr. Conway's financing commitment because the third party offeror would need to acquire the shares held by Mr. Conway and his affiliates, representing approximately 23% of the outstanding common stock. Representatives from the third party offeror requested an opportunity to meet with the special committee. The special committee invited them into the meeting by telephone conference . The representatives from the third party stated that they believed they would be able to present a fully-financed offer if they were provided additional time but were not specific about the amount of additional time that would be required. The special committee took note of their comments and thanked them for their offer.

     After extensive discussion about the merits of each proposal, the special committee concluded that Mr. Conway's offer, although at a somewhat lower price, represented the transaction that was most likely to be able to be concluded and therefore presented the best value to Renaissance stockholders. The special committee considered in particular that every other bidder that had completed due diligence had failed to make an offer, and that buyers had been solicited by investment bankers over a period that extended for more than a year. The special committee also recognized that the process of selling Renaissance, or its businesses, continued to divert Renaissance's resources and could cause material harm to Renaissance if protracted. The absence of a financing commitment at the agreed - upon deadline, without any indication of when one might be forthcoming, presented a significant obstacle to the third-party proposal. The special committee also noted that the third party offeror would have to raise significantly more financing than is required in connection with Mr. Conway's offer, and expressed its uncertainty as to the feasibility of obtaining financing of that magnitude in light of Renaissance's asset base and operating history. Moreover, Mr. Conway had informed the special committee that he was not prepared to continue his offer through any further extensions. After deliberation, the special committee instructed Adams, Harkness & Hill to inform the third party offeror that its proposal had not been accepted.

     The special committee informed Mr. Conway that it was prepared to negotiate definitive documentation on his proposal, based principally on the form of merger agreement previously provided by Renaissance. On June 13, 2001 the special committee and Mr. Conway agreed that the break up fee in connection with this transaction would be $2,000,000. The special committee and Mr. Conway further agreed that, until June 22, 2001, the special committee would not solicit any other offers from third parties or participate in any discussions with, or furnish any information to, any third parties with respect to any offer or potential offer. The special committee also agreed that Renaissance would increase its reimbursement of the expenses incurred by Mr. Conway until June 22, 2001 from $200,000 to a maximum of $250,000. At various dates and times between June 13 and June 20, counsel for the special committee and counsel for Mr. Conway met to negotiate the definitive agreements for the transaction.

     On June 21, 2001, the special committee convened to consider the final documentation. Counsel to the special committee again reviewed the special committee's fiduciary duties and reviewed with them the terms of the transaction and the merger agreement. Adams, Harkness & Hill reviewed its valuation analyses of Renaissance and its analysis of the fairness of the merger consideration, from a financial point of view, to the stockholders of Renaissance not affiliated with Registry Holding Company. Adams, Harkness & Hill rendered to the special committee its opinion dated June 21, 2001 to the effect that, as of such date and based on and subject to the matters described in its opinion, the merger consideration was fair from a financial point of view to the holders of Renaissance common stock unaffiliated with Registry Holding Company.

     Thereafter, the special committee and the board of directors determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, the holders of our common stock not affiliated with Mr. Conway. The special committee also voted that the merger agreement and the merger should be submitted to stockholders at a special meeting and to recommend that the stockholders approve these matters when put before them for consideration. The members of the special committee unanimously voted in favor of such determinations and resolutions. In addition, the company's Board of Directors unanimously voted in favor of such determinations and resolutions. Accordingly, the special committee instructed the unconflicted members of management to execute on behalf of Renaissance definitive agreements with Mr. Conway. Definitive agreements were executed and the deal was publicly announced on Thursday, June 21, 2001.

Renaissance's Purpose and Reasons for the Merger

     Both the special committee and the board of directors have concluded that the merger agreement is advisable and fair to, and in the best interests of, the holders of Renaissance common stock not affiliated with Registry Holding Company and recommend that Renaissance's stockholders approve the merger agreement and the merger.

     In the course of reaching their decisions to approve the merger agreement and the merger, the special committee and the board of directors consulted with Renaissance senior management, as well as Renaissance's outside legal counsel and financial advisor, and considered a number of factors, both positive and negative, including the following material factors:

 . the financial presentation of Adams, Harkness & Hill, including its opinion, delivered on June 21, 2001 and attached as Annex B, that the merger consideration is fair, from a financial point of view, to holders of common stock not affiliated with Registry Holding Company, and the special committee's and the board's adoption of the conclusion and analyses of Adams, Harkness & Hill contained in its fairness opinion;

 . the decline in trading prices for Renaissance's common stock from $7.94 per share on January 3, 2000 and in trading prices for providers of business and information technology consulting services in general, which the special committee and the board considered as weighing in favor of the merger; that from January 3, 2000 until the day before public announcement of the transaction, the highest per share closing price of Renaissance's common stock was $8.06 and the lowest closing price was $0.40; and that Renaissance's common stock trading price has not closed at or above $1.65 since September 21, 2000, and taking into account the market condition of Renaissance it did not appear likely that Renaissance's common stock would approach a higher level of trading prices in the foreseeable future.

 . that Renaissance conducted an extensive auction process between April, 2000 and January, 2001 with the assistance of SG Cowen, during which time:

     . Renaissance explored various possible transactions, including the sale of the entire company and the sale of ITCS, the operating company which contributed approximately 72% of Renaissance's revenue at the inception of the auction process;

     . SG Cowen approached 29 potential acquirors of Renaissance and 45 potential acquirors of ITCS, including, in each instance, competitors of Renaissance and equity sponsors of leveraged buyout funds;

     . only two parties submitted indications of interest to acquire the entire company, and after completing their due diligence in August, 2000, neither party made an offer. SG Cowen contacted both parties again in December, 2000. They each conducted further due diligence but neither party made an offer; and

     . only three parties submitted indications of interest to acquire ITCS, one of which was significantly below the threshold valuation and was therefore rejected. The second party withdrew its indication of interest after conducting further diligence and the third party, who was one of the two parties that expressed an interest in acquiring the entire Company, also withdrew its indication of interst in purchasing ITCS.

 . Mr. Conway's offer to purchase the entire company at a cash price of $1.65 per share was accompanied by a commitment from a bank to provide debt financing for the merger and was not conditioned on the completion of due diligence;

 . that although another potential purchaser made an offer on June 11, 2001 to purchase the entire company at a cash price of $1.75 per share, this alternative offer was contingent upon obtaining a senior debt financing commitment and a layer of junior capital from unspecified parties, included a draft merger agreement with less favorable terms than the offer from Mr. Conway and was contingent upon satisfactory completion of additional due diligence;

 . that Mr. Conway stated that he would withdraw his offer if the special committee failed to accept it by June 13, 2001.

 . that Mr. Conway's offer, although at a somewhat lower price, represented a transaction that was more likely to be able to be concluded because of the debt commitment he had obtained. The special committee was concerned about the ability of the other offeror to obtain the necessary financing, especially because the other offeror would require a greater financing commitment than Mr. Conway on account of having to purchase Mr. Conway's shares and the higher share price, and would require a layer of junior capital from parties that had not yet been identified. The special committee was also mindful of the fact that no bidder that had commenced due diligence on the company during a period extending for more than a year ultimately made an offer;

 . the fact that no other third party surfaced to date with an alternative transaction proposal, despite the previous efforts of SG Cowen and the more recent efforts of Adams, Harkness & Hill;

 . the previous auction process had consumed significant resources and was disruptive to employee relations and to the business as a whole, and the special committee believed that recommencing an auction process would place additional strain on Renaissance's business without any guarantee that a suitable acquiror would come forward;

 . the significant costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Exchange Act were becoming increasingly draining on Renaissance's resources given the deterioration of its financial performance;

 . the lack of equity research coverage for Renaissance's common stock and the difficulty of attracting new investment interest in Renaissance, and the resulting difficulty for stockholders of Renaissance to receive a fair price when selling their shares in the market;

 . the economic and market conditions affecting Renaissance and the information technology consulting industry as a whole, including the decline in demand for information technology consulting services and the highly competitive nature of the market for such services;

 . becoming a private company would allow Renaissance to focus on long-term strategic initiatives rather then the quarter-to-quarter results that Wall Street demands;

 . that the sale of the entire company was preferable to the piecemeal sale of the company because a single sale involved less transactional and operating performance risk and may yield lower proceeds on an after tax basis;

 . that, based on the per share closing price as of June 20, 2001, the day before the public announcement that the parties had signed a merger agreement, the consideration to be paid to the holders of common stock in the merger represented an approximate premium of 267% over the trading price of the shares, which the special committee and the board considered as weighing heavily in favor of the merger;

 . the immediate availability of liquidity for the stockholders not affiliated with Registry Holding Company, particularly in light of the relatively low volume of trading in the common stock;

 . that Renaissance received a notice from the Nasdaq National Market ("Nasdaq") dated April 27, 2001 notifying the company of its non compliance with the Nasdaq listing requirements due to the failure of the company's common stock to maintain a minimum bid price of $1.00 for 30 consecutive trading days. The letter stated that Renaissance had until July 27, 2001 to regain compliance or the common stock would be delisted. Renaissance received a similar notice from Nasdaq on January 2, 2001 but regained compliance on January 30, 2001.
  At the time the special committee made its decision to approve the merger agreement and the merger, there was no assurance that Renaissance would satisfy the listing requirements by July 27, 2001. Renaissance's stockholders approved a reverse stock split that provided the board of directors with the discretion to issue one share of common stock for not more than six, and less than four outstanding shares of common stock. Although the special committee and the board of directors believed the implementation of the reverse stock split would increase the probability, in the short term, that the common stock would trade above $1.00, there was no assurance this would occur or that the company would continue to meet other Nasdaq listing requirements. Renaissance regained compliance on July 10, 2001, but there is no assurance that it will continue to maintain a minimum bid price of $1.00, especially if the merger is not completed;

 . a delisting of Renaissance's common stock from Nasdaq would reduce the market liquidity of the common stock and the ability of investors to trade the common stock;

 . Renaissance's total revenue for the fiscal year ended December 31, 2000 decreased by 23.5% from the previous year's levels. Renaissance sustained an operating loss of approximately $33.9 million for the fiscal year ended December 31, 2000, excluding extraordinary gain from disposal of certain of Renaissance's business units. Renaissance incurred a net loss of $12.5 million for the quarter ended March 31, 2001and its total revenues decreased 21% as compared to the previous year's comparable quarter;

 . Renaissance's billable headcount of consultants declined by approximately 30% between March 31, 2000 and March 31, 2001 and Renaissance continues to experience a decline in head count;

 . that the terms of the merger agreement were reasonable insofar as they would not likely deter a third party from offering a proposal that is materially more favorable;

 . that the merger agreement permits Renaissance to provide information and participate in negotiations with respect to unsolicited acquisition proposals if the board of directors determines, in consultation with its outside counsel and the special committee, that such action is necessary to act in a manner consistent with the fiduciary duties of the board of directors, which, as a whole, the special committee and the board considered as weighing in favor of the merger;

 . that the merger agreement permits Renaissance to terminate the merger agreement to accept a superior acquisition proposal;

 . that the merger requires the approval of holders of at least 75% of Renaissance common stock, which the special committee considered as weighing in favor of the merger because it meant that a deal with an affiliate of Mr. Conway could not be consummated without strong stockholder support;

 . that holders of common stock may demand dissenters' rights under Sections 85 through 98, inclusive, of Chapter 156B of the General Laws of Massachusetts, which the special committee and the board considered as weighing in favor of the merger; and

 . that the consideration to be received by Renaissance's stockholders in the merger consists entirely of cash, which the special committee and the board of directors considered as weighing in favor of the merger;

  The special committee and the board also considered the following factors adverse to the proposed merger, including:

 . that many of the holders of common stock may lose significant portions of their investment, which the special committee and the board considered as weighing against the merger;

 . that, following the merger, Renaissance stockholders will cease to participate in any future earnings growth of Renaissance or benefit from any increase in the value of the company, which the special committee and the board considered as weighing against the merger; and

 . the risk that the merger is not completed, including because of the exercise of termination rights of Registry Holding Company under the merger agreement and failure to satisfy certain closing conditions, which the special committee and the board considered as weighing against the merger.

  The special committee and the board were also aware of and considered the fact that the interests of Registry Holding Company and Redwood Acquisition were adverse to the interests of the public stockholders because the two groups are on opposite sides of the proposed merger transaction, and that the interests of Mr. Conway and his affiliates were different from the interests of the other stockholders because Mr. Conway would continue to have an interest in Renaissance's business through his ownership of a majority of the stock of Registry Holding Company. The special committee and the board of directors did not consider these facts as weighing in favor of or against the merger. See "Interests of Certain Persons in the Merger."

  The foregoing discussion addresses the material information and factors considered by the special committee and the board of directors in their consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors considered in reaching its determination, the special committee and the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendations. In addition, the individual members of the special committee and the board of directors may have given different weight to different factors.

     Other than in their capacity as members of the special committee, board of directors of Renaissance, no director or executive officer of Renaissance has made a recommendation either in support of or opposed to the transaction.

Opinion of Financial Advisor

     Adams, Harkness & Hill provided a fairness opinion to the special committee on June 21, 2001, that, as of the date of such fairness opinion, the consideration of $1.65 per share in cash payable pursuant to the merger agreement was fair, from a financial point of view, to the stockholders of Renaissance not affiliated with Registry Holding Company. The full text of the fairness opinion which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the fairness opinion, is attached hereto as Annex B and is incorporated herein by reference. The fairness opinion, referred to herein, does not constitute a recommendation as to how any stockholder should vote with respect to the Merger. Holders of shares of common stock are urged to, and should, read the fairness opinion in its entirety.

     The special committee retained Adams, Harkness & Hill to assist it in its evaluation of the proposed merger. The special committee selected Adams, Harkness & Hill because of its familiarity with the information technology services industry generally and with Renaissance in particular. Pursuant to the terms of Adams, Harkness & Hill's engagement letter with the special committee dated April 25, 2001, Renaissance agreed to pay Adams, Harkness & Hill a retainer fee of $50,000 and a fee of $300,000 upon the delivery by Adams, Harkness & Hill of the fairness opinion (which fee was payable regardless of the conclusions expressed therein). In addition, as compensation for additional services provided in connection with soliciting alternative offers, and to secure Adams, Harkness & Hill's services for consultation and advice during the period from the signing of the merger agreement and through the completion of the merger, the special committee agreed to pay Adams, Harkness & Hill an additional amount of $150,000, payable upon the completion of the merger. Renaissance also agreed to reimburse Adams, Harkness & Hill for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement, and to indemnify Adams, Harkness & Hill and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the willful misconduct or gross negligence of Adams, Harkness & Hill.

     Pursuant to the terms of the Adams, Harkness & Hill Engagement Letter, Adams, Harkness & Hill was retained by the special committee to advise the special committee and the board of directors and render an opinion as to the fairness, from a financial point of view, to the stockholders of Renaissance not affiliated with Registry Holding Company, of the consideration to be received by such stockholders in connection with the merger. Adams, Harkness & Hill is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes.

     At the meeting of the special committee on June 21, 2001, Adams, Harkness & Hill rendered its fairness opinion, in writing, that, as of that date, based upon and subject to the various considerations set forth in the fairness opinion, the consideration to be paid pursuant to the merger agreement is fair, from a financial point of view, to the holders of Renaissance common stock not affiliated with Registry Holding Company.

     The full text of the fairness opinion dated June 21, 2001, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Adams, Harkness & Hill in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Stockholders are urged to, and should, read the opinion carefully and in its entirety. The fairness opinion is directed to the special committee and addresses only the fairness, from a financial point of view, of the consideration to be received by the stockholders of Renaissance not affiliated with Registry Holding Company pursuant to the merger agreement as of June 21, 2001, and does not address any other aspect of the merger or constitute a recommendation to any holder of common stock as to how to vote at the special meeting. The description of the fairness opinion set forth in this proxy statement is only a summary and stockholders should refer to the full text of the fairness opinion.

     The following is a summary of the various sources of information and valuation methodologies used by Adams, Harkness & Hill in arriving at its fairness opinion. To assess the fairness of the transaction, Adams, Harkness & Hill employed analyses based on the following:

  .  public company peers' financial performance and relative valuations;

  . relative valuation and transaction premiums associated with selected precedent transactions;

  .  absolute and relative stock price performance;

  .  discounted cash flow analysis; and

  .  "break-up" analysis

     In conducting its investigation and analysis and in arriving at its Opinion, Adams, Harkness & Hill reviewed the information and took into account the investment, financial and economic factors it deemed relevant and material under the circumstances. The material actions undertaken by Adams, Harkness & Hill in its capacity as financial advisor to the special committee were as follows:

  . reviewed publicly-available information, including but not limited to Renaissance's recent filings with the SEC;

  . reviewed internal financial information prepared by Renaissance's management concerning the current status of the business and its historical financial performance, including interim financial performance data not yet disclosed to the public;

  . reviewed internal financial information prepared by Renaissance's management concerning the projected performance of Renaissance assuming the merger is not completed (i.e., assuming the current public ownership and capital structure);

  . held discussions with members of Renaissance's senior management concerning Renaissance's historical and current financial condition and operating results, as well as its future prospects (as reflected by the management projections);

  . held discussions with Mr. Conway, concerning the merger and his intentions and objectives regarding both Renaissance's future and the equity ownership position in Renaissance controlled by Mr. Conway;

  . held discussions with the special committee concerning the evaluation by the board of directors of various means of enhancing stockholder value, including the unsuccessful attempt to sell Renaissance, in whole or in part, to a strategic or financial acquiror over the prior twelve month period;

  . compared the historical market prices and trading activity of Renaissance's common stock with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

  . compared the financial position and operating results of Renaissance with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

  . compared the proposed financial terms of the merger with the terms of other change of control transactions that Adams, Harkness & Hill deemed relevant, including certain transactions involving management stockholders;

  . reviewed the terms of the debt financing proposal for the merger made to the MBO Group by J.P. Morgan/Chase;

  .  reviewed the merger agreement in its draft form, dated as of June 20, 2001;

  . reviewed relevant industry market research studies, investment research reports for Renaissance's competitors, and key economic and market indicators, including interest rates and general stock market performance;

  . spoke to four parties who had provided written expressions of interest in acquiring the entire company or ITCS during the earlier sale process, each of whom contacted Adams, Harkness & Hill after being contacted by Renaissance's chief financial officer; and

  . contacted, at the direction of the special committee, two strategic acquirers identified by Adams, Harkness & Hill to solicit and qualify their interest in a negotiated acquisition of Renaissance as a whole or in part. See "Limited Solicitation of Potential Acquirers."

     Other than as set forth above, Adams, Harkness & Hill did not review any additional information in preparing its fairness opinion that, independently, was material to its analysis. The special committee did not place any limitation, other than to limit the scope of the solicitation of potential acquirers to the entities approved by the special committee, upon Adams, Harkness & Hill with respect to the procedures followed or factors considered by Adams, Harkness & Hill in rendering its fairness opinion. In rendering its fairness opinion, Adams, Harkness & Hill assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Adams, Harkness & Hill by, or on behalf of, Renaissance, and did not independently verify such information. Adams, Harkness & Hill assumed, with the special committee's consent, that:

  . all material assets and liabilities (contingent or otherwise, known or unknown) of Renaissance are as set forth in its financial statements;

  . obtaining any regulatory and other approvals and third party consents required for consummation of the merger would not have a material effect on the anticipated benefits of the merger; and

  . the merger would be consummated in accordance with the terms set forth in the merger agreement.

     Adams, Harkness & Hill also assumed, with the special committee's consent, that the management projections were reasonably prepared and based upon the best available estimates and good faith judgments of Renaissance's management as to the future performance of Renaissance.

     In conducting its review, Adams, Harkness & Hill did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Renaissance. Adams, Harkness & Hill's fairness opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may come available, after the date of its written fairness opinion.

     Public Company Peer Analysis

     Renaissance is a provider of business and technology consulting services to organizations in a broad range of industries. Renaissance is categorized into two primary business segments, ITCS and GovConnect. ITCS provides services designed to assist clients in the design, implementation and / or support of information technology applications. GovConnect provides solutions to the public sector, primarily in the areas of strategy, systems integration and electronic solutions.

     Adams, Harkness & Hill established a group of 16 publicly traded companies in the technology services industry that it deemed comparable to Renaissance based on their similar information technology consulting strategy, the markets served, and their financial performance (collectively, the "Peer Group Companies").

     Adams, Harkness & Hill compared certain financial measures and metrics of Renaissance with those of the Peer Group Companies. Such information included:

  .  Market Capitalization;

  .  Last Twelve Months  Revenue;

  .  Enterprise Value;

  .  Ratio of Enterprise Value to Last Twelve Months Revenue;

  .  Sequential Quarterly Growth Rate;

  .  Year over Year Quarterly Growth Rate;

  .  Gross Margin; and

  .  Operating Margin.

     All financial measures and metrics involving Peer Group Companies' common stock prices per share are as of the close of trading on June 19, 2001. The Peer Group Companies consist of the following public companies (in alphabetical order):

                                                                       Last Twelve
                 Company                         Market                  Months         Enterprise      Gross     Operating
                 -------                    Capitalization (a)         Revenue (b)       Value (a)    Margin (b)  Margin (b)
                                            ------------------         -----------       ---------    ----------  ----------
                                               (in millions)          (in millions)    (in millions)
Alternative Resources Corporation                 $    8.2               $   249.0         $   46.8      30.36%        1.98%
American Management Systems                       $  989.5               $ 1,291.2         $1,033.6      46.60%        8.60%
Analysts International Corporation                $  110.5               $   571.1         $  141.6      18.42%        1.13%
Computer Horizons Corporation                     $   93.6               $   437.7         $   96.8      30.84%       -3.44%
Computer Task Group, Inc.                         $   82.9               $   332.4         $  105.5      29.61%        0.72%
Cotelligent Group                                 $   13.8               $    82.3           ($10.1)     31.77%      -25.28%
Covansys                                          $  316.9               $   422.4         $  196.7      25.60%       -8.90%
Hall, Kinion & Associates, Inc.                   $   96.7               $   295.8         $   64.3      50.24%        4.30%
Kelly Services, Inc.                              $  897.0               $ 4,494.0         $  887.2      17.48%        2.83%
Manpower, Inc.                                    $2,357.8               $12,483.5         $2,695.1      15.90%        2.50%
Metro Information Services, Inc.                  $   68.1               $   292.4         $  148.2      29.43%        8.13%
Modis Professional Services, Inc.                 $  609.5               $ 1,814.7         $  542.1      29.04%        7.16%
Perot Systems Corporation                         $1,658.2               $ 1,126.0         $1,432.6      22.20%        2.10%
Spherion Corporation                              $  534.1               $ 3,740.8         $1,087.4      33.46%        4.90%
Technisource, Inc.                                $   16.0               $   152.5         $   14.2      26.19%        2.32%
Volt Information Sciences, Inc.                   $  252.8               $ 2,227.0         $  406.4       8.47%        3.88%

Mean                                              $  506.6               $ 1,875.8         $  555.5      27.85%        0.81%

Renaissance Worldwide, Inc.                       $   24.2               $   412.8           ($17.6)     24.70%       -6.00%

(a) Market Capitalization and Enterprise Value derived from share prices as of the close of trading on June 19, 2001 and fully diluted shares outstanding and debt figures taken from each companies most recently filed quarterly or annual report.

(b) Last Twelve Months Revenue, Gross Margin and Operating Margin data obtained from each Peer Group Company's most recent Form 10-Q or 10-K filed prior to June 19, 2001.

     Based on its expertise in valuation of publicly-traded companies and, in particular, its research into the performance variables considered by investors when assessing relative value among the Peer Group Companies, Adams, Harkness & Hill concluded that publicly-traded companies in the information technology consulting segment of the technology services industry are valued primarily on the bases of historical and projected revenue growth, profitability, and overall size, all of which are reflected in the individual company's ratio of Enterprise Value to Last Twelve Months Revenue. Adams, Harkness & Hill employed an Enterprise Value-based valuation in this analysis because this methodology implies a total cost of acquisition taking into account a company's cash and debt position. To determine Enterprise Value, Market Capitalization is calculated as the product of a company's common stock price per share (Adams, Harkness & Hill used the closing price on June 19, 2001, one day before the receipt of the draft of the merger agreement, for all public company comparative analyses) multiplied by the number of diluted shares outstanding. The Market Capitalization is then adjusted for a company's debt and cash positions by adding the debt balance and subtracting the cash balance to arrive at an Enterprise Value.

     The following equation illustrates the manner in which Enterprise Value has been calculated:

Enterprise Value = ((market value of equity) + (debt)) - (cash, cash equivalents and short-term investments)

     In order of descending ratios of Enterprise Value to Last Twelve Months Revenue, the Peer Group Companies ranked as follows:

                                                         Ratio of Enterprise Value to Last
                            Company                        Twelve Months Revenue (a), (b)
                            -------                        ------------------------------
Perot Systems Corporation                                               1.3x
American Management Systems                                             0.8x
Covansys                                                                0.5x

Metro Information Services, Inc.                                        0.5x
Computer Task Group, Inc.                                               0.3x
Modis Professional Services, Inc.                                       0.3x
Spherion Corporation                                                    0.3x
Alternative Resources Corporation                                       0.2x
Analysts International Corporation                                      0.2x
Computer Horizons Corporation                                           0.2x
Hall, Kinion & Associates                                               0.2x
Kelly Services, Inc.                                                    0.2x
Manpower, Inc.                                                          0.2x
Volt Information Sciences, Inc.                                         0.2x
Technisource, Inc.                                                      0.1x
Cotelligent Group                                                      (0.1x)

Mean                                                                    0.3x

Renaissance Worldwide, Inc.                                           (0.04x)

(a) Enterprise Value derived from share prices as of close of trading on June 19, 2001 and fully diluted shares outstanding and debt figures taken from each companies most recently filed quarterly report.

(B) Last Twelve Months Revenue data obtained from each respective Peer Group Company's most recent SEC filings.

     Adams, Harkness & Hill noted Renaissance's ratio of Enterprise Value to Last Twelve Months Revenue multiple was near the bottom of the Peer Group.

     In alphabetical order, the Sequential Quarterly Growth Rate and the Year over Year Quarterly Growth Rate of the Peer Group, are as follows:

                                                           Sequential                 Year over Year
                                                            Quarterly                    Quarterly
                     Company                           Growth Rate (a, b)           Growth Rate (a, c)
                     -------                           ------------------           ------------------
Alternative Resources Corporation                            -5.40%                        -18.00%
American Management Systems                                  -1.00%                          3.80%
Analysts International Corporation                            3.30%                          9.00%
Computer Horizons Corporation                                -2.30%                         -6.80%
Computer Task Group, Inc.                                    -1.11%                        -13.80%
Cotelligent Group                                           -20.24%                        -41.30%
Covansys                                                     -2.00%                          3.00%
Hall, Kinion & Associates, Inc.                             -22.10%                         -1.10%
Kelly Services, Inc.                                         -5.00%                          0.70%
Manpower, Inc.                                               -3.00%                          3.30%
Metro Information Services, Inc.                              1.20%                         -2.00%
Modis Professional Services, Inc.                            -1.10%                         -2.80%
Perot Systems Corporation                                     2.78%                          7.30%
Spherion Corporation                                         -4.91%                        -10.81%
Technisource, Inc.                                           -4.65%                         30.10%
Volt Information Sciences, Inc.                               1.87%                         -0.06%

Mean                                                         -3.98%                         -2.47%

Renaissance Worldwide, Inc.                                  -0.10%                        -20.70%

(a) Calculated using information obtained from each Peer Group Company's SEC filings.

(b) Sequential Quarterly Growth Rate reflects the increase / decrease in net revenue for the most recently reported three-month period compared to the three-month period preceding it.

(c) Year over Year Quarterly Growth Rate reflects the increase / decrease in net revenue for the most recently reported three-month period compared to the same period from a year earlier.

     Adams, Harkness & Hill noted Renaissance's Sequential Quarterly Growth Rate was slightly above the mean of the Peer Group and Renaissance's Year over Year Quarterly Growth Rate was near the bottom of the Peer Group.

     Precedent Transaction Analysis

     Adams, Harkness & Hill assessed the transaction premiums and relative valuations associated with selected precedent publicly disclosed acquisitions it deemed relevant. Adams, Harkness & Hill reviewed 12 precedent transactions related specifically to information technology services companies and also reviewed 12 precedent transactions related specifically to management buyouts involving total transaction values of less than $100 million. Each of the 24 precedent transactions were announced after January 1, 2000, and all 24 transactions involved the acquisition of the equity shares of publicly-traded companies for which share price data was available.

     Premiums paid in precedent public company change of control transactions typically imply the range of consideration acquirers are willing to pay above a seller's stock price prior to or at the time of the announcement of the relevant transaction. In order of descending premium paid based on the seller's stock price at the time of announcement, the selected transactions used in Adams, Harkness & Hill's analysis were:

Precedent Transaction Analysis - Information Technology Services Acquisitions
-----------------------------------------------------------------------------

                                                            Announcement      Transaction      Premium at     10 Day     30 Day
        Target                             Acquiror             Date             Value        Announcement    Premium    Premium
        ------                             --------             ----             -----        ------------    -------    -------
                                                                              (in millions)
Metamor Worldwide                   PSINet                     03/22/00        $ 1,900.0           148%         125%       121%
IMRglobal Corp.                     CGI Group, Inc.            02/21/01        $   438.0            62%          56%        96%
Network Solutions, Inc.             Verisign, Inc.             03/07/00        $21,101.4            62%         121%       126%
Command Systems, Inc.               ICICI Infotech Inc.        01/26/01        $    20.0            61%         150%       138%
Aris Corporation                    CIBER, Inc.                06/14/01        $    31.4            48%          48%        51%
Mynd                                Computer Sciences          06/20/00        $   644.0            46%          55%        56%
AppNet Systems, Inc.                Commerce One, Inc.         06/20/00        $ 1,282.0            37%          85%       116%
Cambridge Technology Partners       Novell                     03/12/01        $   266.0            36%          27%         7%
Proxicom, Inc.                      Dimension Data             05/11/01        $   448.0            33%         160%        94%
Mainspring Communications           IBM                        04/19/01        $    80.0            33%         101%        49%
C-bridge                            EXceleon Corp.             05/22/01        $    60.0            20%          32%        44%
SPR Inc.                            Leapnet, Inc.              01/28/00        $    48.5             9%           7%         5%

  (a) All Transaction Value statistics are from Thomson Financial database, or each Peer Group Company's most recent SEC filings prior to the respective acquisition.

  (b) All premia information is from Thomson Financial Database or calculated through trading statistics and deal value on a price per share basis.

     In order of descending premium paid based on the target's stock price one trading day prior to announcement, the selected transactions used in Adams, Harkness & Hill's analysis were:

Precedent Transaction Analysis - Management Buyouts
---------------------------------------------------

                                                       Announcement    Transaction        One Day        One Week     Four Week
                 Target                                    Date           Value           Premium        Premium       Premium
                 ------                                    ----           -----           -------        -------       -------
                                                                      (in millions)
Centennial Healthcare Corp.                             02/25/00          $65.6             87%             85%          83%
Solomon-Page Group Ltd.                                 03/31/00          $29.3             83%             83%          75%
BI Inc.                                                 08/11/00          $67.4             78%            106%          65%
Gehl Co.                                                12/22/00          $96.7             67%             48%          56%
NextHealth Inc.                                         01/24/01          $80.1             46%             48%          86%
Black Hawk Gaming & Development Corp.                   04/13/01          $47.7             35%             41%          31%
Acme Electric Corp.                                     04/26/00          $50.8             33%             33%          36%
General Bearing Corp.                                   07/14/00          $25.5             28%             30%          33%
NPC International Inc.                                  12/14/00          $93.6             11%              7%          32%
KLLM Transport Services Inc.                            04/20/00          $33.8              5%             10%          18%
Impac Commercial Holdings Inc.                          10/13/00          $60.4              2%             18%          20%
Pulaski Furniture Corp.                                 03/31/00          $65.3              0%             31%          55%

(a) All Transaction Value statistics are from Thomson Financial database, or each Peer Group Company's most recent SEC filings prior to the respective acquisition.

(b) All premia information is from Thomson Financial Database or calculated through trading statistics and deal value on a price per share basis.

     Based upon Adams, Harkness & Hill's analysis of premiums paid in selected precedent transactions involving information technology services companies, the average premiums paid to sellers' share prices along with the implied premium offered by the merger consideration to Renaissance's share price for the 30 days and 10 days prior to announcement and the day of announcement are listed below:

                                                         Premium at          10 Day     30 Day
                                                        Announcement        Premium     Premium
                                                        ------------        -------     -------
                         Mean                                 50%              81%         75%
                         Renaissance Offer                   275%             224%        175%

(a) All premia information is from Thomson Financial Database or calculated through trading statistics and deal value on a price per share basis.

     Adams, Harkness & Hill noted the premium data implied by the draft of the merger agreement compared very favorably with the data implied by the information technology services precedent transactions.

     Based upon Adams, Harkness & Hill's analysis of premiums paid in selected precedent transactions involving management buyouts, the average premiums paid to the target's share prices along with the implied premium offered by the merger consideration to Renaissance's share price for the month, week, and day prior are listed below:

                                                      One Day              One Week         Four Week
                                                      Premium              Premium           Premium
                                                      -------              -------           -------
                          Mean                           40%                  45%               49%
                          Renaissance Offer             267%                 237%              313%

(a) All premia information is from Thomson Financial Database or calculated through trading statistics and deal value on a price per share basis.

     Adams, Harkness & Hill noted the premium data implied by the draft of the merger agreement compared very favorably with the data implied by the management buyout precedent transactions.

     Stock Price Performance Analysis

     Adams, Harkness & Hill examined the following common stock closing price data for Renaissance:

 . price performance from January 1, 2000 through June 19, 2001, compared to the performance of the Nasdaq Composite;

 . price performance from January 1, 2000 through June 19, 2001, compared to an index of the Peer Group Companies; and

 . price premium of the consideration of $1.65 per share, compared to: one day prior, one week prior and one month prior to the announcement by the MBO Group's offer to purchase all publicly held common stock announced on June 21, 2001.

     Based on the above analyses, Adams, Harkness & Hill observed that, from January 1, 2000 through June 19, 2001, Renaissance's per share price had decreased 94%. During the same time period, the Nasdaq composite decreased 52%. Adams, Harkness & Hill also observed that the value of the Peer Group Companies similar to the ITCS business unit decreased by 44% during the same time period and that the value of the Peer Group Companies similar to the GovConnect business unit decreased by 36% during the same time period.

     Discounted Cash Flow Analysis

     Adams, Harkness & Hill performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered (i.e., before interest expense) after-tax cash flows of Renaissance. To perform this analysis, Adams, Harkness & Hill used the following data sources and made the following assumptions:

 . management financial projections, for the year ended December 31, 2001 through the year ended December 31, 2003.

 . Adams, Harkness & Hill utilized the growth rate assumptions for the year ended December 31, 2003 and applied the growth rate percentages to calculate projections for the year ended December 31, 2004 and the year ended December 31, 2005.

 . Renaissance's unlevered after-tax cash flows were calculated as the after-tax operating earnings of Renaissance adjusted for the addition of non-cash expenses and the deduction of uses of cash not reflected in the income statement.

 . Adams, Harkness & Hill calculated a weighted-average cost of capital ranging from 12.0% to 14.0%.

 . terminal value based on Renaissance's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ended December 31, 2005 multiplied by EBITDA multiples ranging from 3.0 to 5.0. The EBITDA multiple range was calculated by applying a discount to the mean EBITDA multiple of recently completed information technology services acquisitions, considering Renaissance's deteriorating performance, with respect to the financial metrics compared by Adams, Harkness & Hill, relative to the peer group.

     Adams, Harkness & Hill combined (i) the calculated present value of Renaissance's unlevered cash flows for the five years ending December 31, 2005, with (ii) Renaissance's EBITDA terminal value, to arrive at a range of values based on the above assumptions. These values were then adjusted by adding Renaissance's current cash balance and subtracting its current funded debt balance to arrive at implied equity values. Adams, Harkness & Hill divided the computed equity values by the number of shares of common stock outstanding and arrived at a range of implied per share values of $0.83 to $1.42, with a median implied value of $1.12.

     "Break-up" Analysis

     Adams, Harkness & Hill performed a "break-up" analysis to estimate the stand-alone enterprise value of ITCS and the stand-alone enterprise value of GovConnect. To perform this analysis, Adams, Harkness & Hill used the following assumptions:

 . Adams, Harkness & Hill established a group of publicly traded companies that it deemed comparable to GovConnect based on their similar information technology consulting strategy, the public markets served, and their financial performance. Adams, Harkness & Hill identified and evaluated eight public companies as members of this group.

                                                            Ratio of Enterprise Value to Last
                            Company                           Twelve Months Revenue (a), (b)
                            -------                           -----------------------------
     Maximus                                                               1.5x
     Perot Systems Corporation                                             1.3x
     Tier Technologies                                                     1.0x
     National Information Consortium                                       0.9x
     American Management Systems                                           0.8x
     CACI International                                                    0.8x
     Systems & Computer Technology Corporation                             0.6x
     Covansys                                                              0.5x

     Mean                                                                  0.9x

(a) Enterprise Value derived from share prices as of close of trading on June 19, 2001 and fully diluted shares outstanding and debt figures taken from each companies most recently filed quarterly report.

(b) Last Twelve Months Revenue data obtained from each Peer Group Company's most recent SEC filings prior to June 19, 2001.

  . Adams, Harkness & Hill utilized the mean ratio of Enterprise Value to Last Twelve Months Revenue multiple of this peer group and applied it to GovConnect's Last Twelve Months Revenue to calculate a range of stand-alone enterprise values for GovConnect. Adams, Harkness & Hill then divided the computed stand-alone enterprise value ranges by the number of shares of common stock outstanding and arrived at a range of implied per share values for GovConnect.

  . Adams, Harkness & Hill established a group of publicly traded companies that it deemed comparable to ITCS based on their similar information technology consulting strategy, the public and private markets served, and their financial performance. Adams, Harkness & Hill identified and evaluated the following 13 public companies in this group.

                                                            Ratio of Enterprise Value to Last
                            Company                           Twelve Months Revenue (a), (b)
                            -------                           -----------------------------
     Metro Information Services, Inc.                                      0.5x
     Computer Task Group, Inc.                                             0.3x
     Modis Professional Services, Inc.                                     0.3x
     Spherion Corporation                                                  0.3x
     Alternative Resources Corporation                                     0.2x
     Analysts International Corporation                                    0.2x
     Computer Horizons Corporation                                         0.2x

     Hall, Kinion & Associates                                             0.2x
     Kelly Services, Inc.                                                  0.2x
     Manpower, Inc.                                                        0.2x
     Volt Information Sciences, Inc.                                       0.2x
     Technisource, Inc.                                                    0.1x
     Cotelligent Group                                                    (0.1x)

     Mean                                                                  0.2

(a) Enterprise Value derived from share prices as of close of trading on June 19, 2001 and fully diluted shares outstanding and debt figures taken from each companies most recently filed quarterly report.
(b) Last Twelve Months Revenue data obtained from each Peer Group Company's most recent SEC filings prior to June 19, 2001.

 . Adams, Harkness & Hill applied a discount to the mean ratio of Enterprise Value to Last Twelve Months Revenue multiple of the ITCS peer group based on Renaissance's poor operating performance, with respect to the financial metrics compared by Adams, Harkness & Hill, relative to the peer group. The discounted ratio of Enterprise Value to Last Twelve Months Revenue multiple of the ITCS peer group was then applied to the business unit's Last Twelve Months revenue to calculate a range of stand-alone enterprise values for ITCS. Adams, Harkness & Hill then divided the computed stand-alone enterprise value ranges by the number of shares of common stock outstanding and arrived at a range of implied per share values for ITCS.

     Adams, Harkness & Hill combined (i) the implied per share range for GovConnect (ii) the implied per share range for ITCS and (iii) the $42 million of cash on Renaissance's balance sheet as of March 31, 2001. Based on this methodology, Adams, Harkness & Hill arrived at a range of implied per share values of $1.47 to $1.95, with a median implied value of $1.71. In calculating this range, Adams, Harkness & Hill did not take into account the economic costs not reflected on ITCS's balance sheet that would be triggered upon a disposition of ITCS, including change of control payments under operating leases and employee severance obligations.

     Limited Solicitation of Potential Acquirors

     Adams, Harkness & Hill spoke to the four parties who had provided written expressions of interest in acquiring the entire company or ITCS during the earlier sale process. The special committee had previously directed Renaissance's chief financial officer to contact those parties to inquire whether they were interested in renewing their interest in pursuing a transaction in the context of current market prices. The chief financial officer instructed them to contact Adams, Harkness & Hill. Each of the four entities expressed a preliminary indication that it would be interested in considering a transaction. However, because of the discussions described below that took place with two other potential purchasers, and because all of these four parties had previously passed on the opportunity to acquire Renaissance or ITCS, the special committee directed Adams Harkness & Hill to keep communications open but not to pursue these four parties aggressively. None of the four parties aggressively followed up on their initial contact with Adams Harkness & Hill. In addition, Adams, Harkness & Hill, at the direction of the special committee, contacted two potential strategic acquirors that it identified to qualify their interest in a negotiated acquisition of Renaissance. Initial contact with these two potential acquirors was made without specifically revealing the identity of Renaissance until a non-disclosure agreement was signed. Upon receipt by Adams, Harkness & Hill of an executed non-disclosure agreement, a packet of publicly disclosed materials was provided to each potential acquiror. Adams, Harkness & Hill engaged in additional discussions with each of the parties to ascertain their prospective interest in acquiring Renaissance and provided additional materials. Each potential acquiror submitted an indication of interest, in one instance for the entire company, in the other, for ITCS only. Adams, Harkness & Hill noted that neither potential acquiror provided a full funding commitment. Accordingly, these alternatives were deemed not feasible.

     Summary of Valuation Analysis

     The foregoing summary does not purport to be a complete description of the analyses performed by Adams, Harkness & Hill. The preparation of a fairness opinion is a complex process. Adams, Harkness & Hill believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors would create an incomplete view of the processes underlying its fairness opinion. Adams, Harkness & Hill did not attempt to assign specific weights to particular analyses. Any estimates contained in Adams, Harkness & Hill's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Such estimates are inherently subject to uncertainty. Adams, Harkness & Hill advised the special committee and the board of directors that the valuation analyses conducted by it in rendering its fairness opinion (specifically, the Peer Group analysis, the precedent transactions analysis, the historical stock price performance analysis, the discounted cash flow analysis and the "break-up" analysis) constituted a "going concern" analysis of Renaissance. Taken together, the information and analyses employed by Adams, Harkness & Hill lead to Adams, Harkness & Hill's overall opinion that the consideration to be received by stockholders at Renaissance not affiliated with Registry Holding Company is fair, from a financial point of view, to such holders.

Certain Financial Projections Prepared by Renaissance's Management

     During the course of discussions among Renaissance, Mr. Conway and other potential acquirors, Renaissance provided certain non-public business and financial information about the company prepared by its management. Mr. Conway shared this non-public business and financial information with J.P. Morgan/Chase. This information included the following summary of projections for the company for the years ended December 29, 2001, December 28, 2002 and December 27, 2003:

                                                                                         Year Ending
                                                                         December 29,   December 28,     December 27,
                                                                            2001           2002             2003
                                                                                      (In thousands)
Selected Statement of Operations Data:
Revenue                                                                  $334,086        $347,800         $382,500
Operating income (loss)                                                   (22,192)            100            4,500
Earnings before interest, taxes, depreciation and amortization             (3,484)(a)       6,903           11,523

Selected Balance Sheet Data:
Cash                                                                     $ 41,110        $ 38,555         $ 39,459
Accounts receivable                                                        75,450          81,357           89,075


(a) excludes a non-recurring charge of $10.7 million recorded in the quarter ended March 31, 2001. This charge is included in the operating loss for the year ended December 29, 2001.

     Renaissance does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this proxy statement only because this information was provided confidentially to certain potential acquirors, including the MBO Group, and was provided confidentially by Mr. Conway to the MBO Group's financing source. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP has neither examined nor compiled the above prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement relates to the Company's historical financial information. It does not extend to the prospective financial information and should not be read to do so. Renaissance has advised the recipients of such projections that its internal financial forecasts (upon which the projections provided were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of Renaissance, including assumptions with respect to the market for Renaissance's products and services, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond Renaissance's control, and none of which was subject to approval by any recipient thereof. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Renaissance, the MBO Group, J.P. Morgan/Chase and the other lenders that are part of the bank group, or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Renaissance, the MBO Group, J.P. Morgan/Chase and the other lenders that are part of the bank group or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of

Renaissance compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

The MBO Group's Purpose and Reasons for the Merger

     The MBO Group holds in the aggregate approximately 12,000,000 shares of Renaissance, representing approximately 23% of the total number of issued and outstanding shares of Renaissance. The MBO Group has informed us that its purpose for the merger is to acquire all of the shares of Renaissance that the MBO Group does not already own and to continue the business and operations of Renaissance as a private company. In determining to enter into the merger, the MBO Group has informed us that it considered the following factors:

 . the results of operations, financial condition, business and prospects of Renaissance. Renaissance's total revenue for the fiscal year ended December 31, 2000 decreased by 23.5% from the previous year's levels. Renaissance sustained an operating loss of approximately $33.9 million for the fiscal year ended December 31, 2000, excluding extraordinary gain from disposal of certain of Renaissance's business units. Renaissance incurred a net loss of $12.5 million for the quarter ended March 31, 2001 and its total revenues decreased 21% as compared to the previous year's comparable quarter;

 . management's forecasts for revenues and earnings described in "Certain
   Financial Projections Prepared by Renaissance's Management" beginning on page 28;

 . the economic and market conditions affecting Renaissance, its customers and the information technology consulting industry as a whole;

 . the lack of equity research coverage for Renaissance's common stock and the difficulty of attracting new investment interest in Renaissance, and the resulting difficulty for stockholders of Renaissance, including the MBO Group, to receive a fair price when selling their shares in the market;

 . the possible delisting of Renaissance's shares from Nasdaq, and the resultant lack of liquidity in the event of a delisting;

 . the significant and steady decline in trading prices for Renaissance's common stock since the first quarter of 1998, ultimately resulting in Renaissance's receipt of notices of non-compliance with the listing requirements of Nasdaq in January, 2001and in April, 2001; the decline in trading prices and trading volume, together with the possibility of delisting of Renaissance's shares from Nasdaq, has resulted in an increasing lack of liquidity for the holders of Renaissance common stock, which reduces the prospects of obtaining value for the Renaissance MBO Group's equity investment in Renaissance through a sale of stock;

 . the lack of viable third-party interest in acquiring or exploring other strategic transactions with Renaissance despite the process conducted previously by SG Cowen, and more recently by Adams, Harkness & Hill and the lack of possible strategic alternatives to the merger agreement, which reduced the prospects of obtaining value for the stockholders of Renaissance, including the MBO Group;

 . the potential long-term value of Renaissance as an established and recognized provider of information technology consulting services and the uncertainties that Renaissance will be able to realize that value as a public company;

 . the potential benefits to Renaissance of operating as a privately-held company;

 . difficulties in pursuing long-term initiatives and business development and maintenance resulting from Renaissance's operating as a public company under current circumstances, and costs associated with the operation of a public company; and

 . its belief that the piecemeal sale of Renaissance's operating units would not maximize value of the MBO Group's equity investment in Renaissance.

Position of the MBO Group as to Fairness of the Merger

     The MBO Group believes that the merger and the consideration to be paid in the merger to the holders of Renaissance's common stock, including the holders of common stock who are unaffiliated with the MBO Group, is fair to such holders. The MBO Group based its belief on the following:

 . after a thorough review with independent financial and legal advisors, the Renaissance special committee, which consisted entirely of directors of Renaissance who are not affiliated with the MBO Group, and the Renaissance board of directors concluded that the merger is advisable and fair to, and in the best interests of, the holders of Renaissance's common stock not affiliated with Registry Holding Company and recommended that Renaissance's stockholders approve the merger agreement and the merger;

 . the merger agreement was negotiated at arm's length with the Renaissance special committee, which acted independently, with the assistance of financial and legal advisors and on behalf of the holders of Renaissance's common stock;

 . the consideration to be paid to the holders of common stock in the merger represents an approximate premium of 267% over the per share closing price as of June 20, 2001, the day before the public announcement that Renaissance, Registry Holding Company and Redwood Acquisition had signed the merger agreement;

 . the results of operations, financial condition, business and prospects of Renaissance. Renaissance's total revenue for the fiscal year ended December 31, 2000 decreased by 23.5% from the previous year's levels. Renaissance sustained an operating loss of approximately $33.9 million for the fiscal year ended December 31, 2000, excluding extraordinary gain from disposal of certain of Renaissance's business units. Renaissance incurred a net loss of $12.5 million for the quarter ended March 31, 2021 and its total revenues decreased 21% as compared to the previous year's comparable quarter;

 . the lack of prospects for finding an alternative to the merger with the MBO
   Group that would result in greater value to the holders of common stock other than the MBO Group;

 . its belief that the ability of Renaissance to return to substantial profitability and substantial revenue growth is uncertain and, in any event, is expected to require an extended period; and

 . its belief that, under present circumstances, Renaissance can be operated more efficiently as a private company than as a public company.

     The MBO Group believes that each of the above factors supports its conclusion that the merger is fair to the holders of Renaissance's common stock, including the holders of common stock who are not affiliated with the MBO Group.

     In connection with their determination of the fairness of the merger agreement and the merger, the MBO Group agreed with the conclusions as to fairness which are discussed in the section entitled, "Renaissance's Purpose and Reasons for the Merger" on page 15, as well as the analyses underlying the conclusions of the Renaissance special committee and board. The MBO Group has also reviewed the procedures followed by the special committee and the board of directors of Renaissance in their evaluations of the terms of the proposed merger, and determined them to be reasonable grounds on which to decide that the merger was fair to the holders of Renaissance's common stock. In view of the variety of factors considered in reaching their respective determinations, the MBO Group did not quantify or otherwise assign relative weights to the specific factors considered in reaching their belief as to fairness. The MBO Group is not making any recommendation as to how the holders of Renaissance's common stock should vote on the merger agreement and the merger.

     The stockholders unaffiliated with the MBO Group should be aware that Mr. Conway, the sole Director of both Registry Holding Company and Redwood Acquisition, is also the chairman of the board and chief executive officer of Renaissance and has interests that are in addition to, or different from, the interests of the holders of Renaissance's common stock. See "Interests of Certain Persons in the Merger."

     The merger will terminate all equity interests of the holders of Renaissance's common stock other than the equity interests held by members of the MBO Group. The merger consideration to be received by holders of Renaissance's common stock was the result of arm's-length negotiation between representatives of the MBO Group and the special committee of Renaissance's board of directors and their respective advisors following the receipt of the initial proposal from the MBO Group.

     The common stock of Renaissance is currently registered under the Exchange Act and now trades on Nasdaq under the symbol "REGI." Upon consummation of the merger, the common stock will be de-listed from Nasdaq and registration of the common stock under the Exchange Act will be terminated. The merger of Renaissance with Redwood Acquisition will allow the surviving entity to gain certain efficiencies by eliminating the time devoted by its management and certain other employees to complying with the reporting requirements of the Exchange Act, and its directors, officers and beneficial owners of more than 10% of the shares of common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act.

     The MBO Group structured the transaction as a "one-step" merger because it believed that that transaction structure would result in its acquisition of Renaissance in a manner that is fair and equitable to Renaissance's stockholders.

     Approval of the merger requires the vote of at least seventy-five percent (75%) of the outstanding shares of common stock of Renaissance, but does not require the separate approval of a majority of the common stock held by the stockholders other than the members of the MBO Group.

Identity and Background of the MBO Group, Registry Holding Company and Redwood Acquisition

     G. Drew Conway, age 44, founded Renaissance (formerly known as The Registry, Inc.) in 1986 and has served as its chairman and chief executive officer since that time. Mr. Conway also is also serving as the president, treasurer, secretary and sole director of Registry Holding Company and as the president, treasurer and clerk and sole director of Redwood Acquisition. Mr. Conway individually owns 11,716,070 shares of the common stock of Renaissance, representing approximately a 22.% interest in the total number of shares of common stock of Renaissance issued and outstanding as of August __, 2001. The MBO Group collectively owns approximately 12,000,000 shares of the common stock of Renaissance, representing a 23% interest in the total number of shares of common stock of Renaissance issued and outstanding as of August __, 2001.

     Registry Holding Company, Inc. is a privately held Delaware corporation organized in 2001 at the direction of Mr. Conway for the sole purpose of engaging in the merger. Registry Holding Company currently has no stockholders and Mr. Conway is its single director and holds all of its executive offices. Registry Holding Company maintains its principal place of business located at c/o G. Drew Conway, Renaissance Worldwide, Inc., 52 Second Avenue, Waltham, MA 02451. Prior to the merger, the MBO Group will contribute all of their shares of Renaissance common stock to Registry Holding Company in exchange for shares of the common stock of Registry Holding Company. At the time of the merger, Mr. Conway will own substantially all of the issued and outstanding shares of Registry Holding Company.

     Redwood Acquisition is a privately held Massachusetts corporation and a wholly-owned subsidiary of Registry Holding Company. Redwood Acquisition was organized in 2001 at the direction of Mr. Conway for sole purpose of entering into the merger with Renaissance. Its principal place of business is located at c/o G. Drew Conway, Renaissance Worldwide, Inc., 52 Second Avenue, Waltham, MA 02451. Mr. Conway is the sole director of Redwood Acquisition Corp. and holds all of its executive offices.

Directors and Executive Officers of Registry Holding Company and Redwood Acquisition

     G. Drew Conway, age 44, founded Renaissance (formerly known as The Registry, Inc.) in 1986 and serves as the chairman of the board and chief executive officer of Renaissance. Mr. Conway is also the president, treasurer, secretary and sole director of Registry Holding Company and the president, treasurer and clerk and sole director of Redwood Acquisition Corp. Mr. Conway's address is: c/o Renaissance Worldwide, Inc., 52 Second Avenue, Waltham, Massachusetts 02451. Mr. Conway is a U.S. citizen.

Amount and Source of Funds and Financing of the Merger

     The MBO Group intends to finance the merger through (i) the rollover of approximately 12,000,000 shares of Renaissance common stock held by Mr. Conway, five trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway, (ii) use of cash currently held by Renaissance, and
(iii) cash to be provided under a revolving credit facility to be established by J.P. Morgan/Chase as agent for a group of lenders. The MBO Group estimates that the aggregate cash consideration required to complete the merger will be approximately $71.6 million (assuming that no Renaissance stockholders exercise and perfect their dissenters' rights), including approximately $67.5 million to pay Renaissance's stockholders and certain option holders, other than members of the MBO Group, and approximately $4.1 million to pay fees and expenses related to the transaction.

     The MBO Group has received and accepted a commitment letter to finance the merger from J.P. Morgan/Chase through the establishment of a revolving credit facility in the maximum prinicipal amount of $40 million. The proceeds will primarily be used to finance a portion of the merger and the related expenses, to finance working capital needs and to support letters of credit. The MBO Group intends to borrow approximately $20,000,000 under the revolving credit facility to fund a portion of the total cash consideration necessary to complete the merger. It is a condition precedent to the closing of the merger that all conditions to the funding of the initial loans under the revolving credit facility shall have been satisfied. The credit facility will terminate three years after the closing of the loan. The initial interest rate will be either the London Interbank Offered Rates (LIBOR) plus 250 basis points or the prime rate announced by J.P. Morgan/Chase plus 50 basis points. The interest rate will be subject to quarterly adjustment after the first anniversary of the closing of the credit facility. The commitment letter also requires the quarterly payment of a commitment fee of 0.375% per annum of the unused amount of the revolving credit commitment during the preceding quarter. The credit facility will be secured by all of the property and assets of Renaissance after the completion of the merger. The MBO Group has indicated that it has no plans to pay off the loan other than in the ordinary course.

     The closing of the merger is conditioned upon the closing of the financing contemplated by the commitment letter and the closing of the financing is conditioned upon the closing of the merger. The financing contemplated by the Commitment Letter is subject to additional customary closing conditions and to Renaissance achieving earnings before interest, taxes, depreciation and amortization of not less than negative $2,000,000 for the fiscal quarter ended June 30, 2001 and not less than $1.00 for the two-month period ending August 31, 2001.

Certain Effects of the Merger

     As a result of the merger, the separate corporate existence of Redwood Acquisition will cease and Renaissance will continue as the surviving corporation and wholly-owned subsidiary of Registry Holding Company. At the effective time of the merger, all outstanding common stock of Renaissance, other than dissenting shares and shares held by Registry Holding Company and Redwood Acquisition, will be converted into the right to receive $1.65 in cash. The merger agreement will also have the following effects:

 . effect on Holders of Renaissance's common stock. If the merger is completed, holders of Renaissance's common stock (except for Registry Holding Company and Redwood Acquisition and stockholders who are entitled to and who have exercised dissenters' rights) will receive $1.65 cash per share of Renaissance's common stock and, other than the MBO Group, will not have the opportunity to participate in any future earnings, profits and growth of Renaissance.

 . Reporting Requirements. Renaissance is currently subject to reporting requirements under the Exchange Act. If the merger is completed, the registration of shares of Renaissance under the Exchange Act will be terminated, no further reports will be filed and shares of Renaissance common stock will not be eligible for listing or trading on any exchange.

 . De-listing of the shares of Renaissance's common stock on Nasdaq. The shares of Renaissance common stock are currently quoted on Nasdaq. If the merger is completed, shares of Renaissance common stock will be de-listed and no longer quoted on Nasdaq.

 . Effect on Registry Holding Company. Upon completion of the merger,
   Renaissance will continue to operate as a business and technology consulting services company. The MBO Group currently owns approximately 23% of Renaissance's outstanding common stock which will, before the consummation of the merger, be contributed to Registry Holding Company, which will become the owner thereof. As a result of the merger, and after cash payments to Renaissance's stockholders under the merger agreement, payment in respect of the exercise by any stockholder of dissenters' rights, and payment of transaction costs, Registry Holding Company will own all of the business and assets of Renaissance.

   As a result of the merger, the MBO Group's equity in the net book value and net losses of Renaissance will increase from 22.8% to 100%. After giving effect to the merger, the equity of the MBO Group in the net book value of Renaissance as of December 31, 2000 would have been $179,791 compared to $40,093 and its equity in the net loss of Renaissance for the year ended December 31, 2000 would have been $1,327,000 compared to $295,921.

   For federal income tax purposes, the receipt of the merger consideration by holders of common stock pursuant to the merger will be a taxable sale of the holders' common stock. See "Material Federal Income Tax Consequences" on page 33.

Plans for Renaissance After the Merger

   The MBO Group expects to continue to operate the business of Renaissance in substantially the same form as it is currently operating. The MBO Group intends to retain certain employees of Renaissance to conduct Renaissance's business.

Conduct of the Business of Renaissance if the Merger Is Not Completed

   If the merger is not completed, we will likely continue our ongoing operations and will likely continue to suffer net losses from these ongoing operations. Due to our expected continued losses and the resulting gradual depletion of our cash and cash equivalent assets without significant opportunity for revenue growth, we will likely continue to explore possibilities for the potential sale or merger of Renaissance. However, there can be no assurance that any such opportunities will be made available to us, or if made available, will be on terms acceptable or fair to Renaissance and our stockholders. We hope to complete the merger by December 31, 2001, but we cannot assure you that we will be able to do so. Moreover, both parties have the option to terminate the merger agreement if the merger is not completed by December 31, 2001.

Material Federal Income Tax Consequences

   The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of common stock in light of the stockholder's particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders who are not citizens or residents of the United States, stockholders whose functional currency is not the U.S. dollar, stockholders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations or trusts, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the federal income tax consequences to holders of options to acquire Renaissance common stock. This discussion assumes that holders of Renaissance common stock hold their shares as capital assets within the meaning of the Code. No party to the merger will seek a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

     We intend this discussion to provide only a general summary of the material federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your own tax advisor to determine the U.S. federal, state, local or foreign income or other tax consequences resulting from the merger, in light of your individual circumstances.

     The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. A stockholder who receives cash in exchange for shares pursuant to the merger will generally recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis for the shares surrendered for cash pursuant to the merger. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to the merger.

     Capital gains recognized by non-corporate taxpayers from the sale of common stock held more than one year will generally be subject to U.S. federal income tax at a rate not to exceed 20%. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income, and unused losses may be carried forward to subsequent tax years.

     If a stockholder owns Registry Holding Company common stock either actually or constructively under certain attribution rules of the Code immediately after the merger, it is possible that such holder could be treated as receiving a dividend taxable as ordinary income as a result of the merger. Because the relevant attribution rules are complex, each stockholder who believes these rules may apply should contact his or her own tax advisor.

     The receipt of cash, if any, pursuant to the exercise by a holder of shares of common stock of appraisal rights under the General Laws of Massachusetts, will be a taxable transaction. We encourage any holder of shares of common stock considering the exercise of any appraisal rights to consult a tax advisor to determine the tax consequence of exercising such appraisal rights.

     Certain non-corporate holders of shares of common stock will be subject to backup withholding at a rate of 30.5% on cash payments received pursuant to the merger unless the holder provides certain certifications required by the Internal Revenue Service. Backup withholding will not apply to a holder of shares of common stock who furnishes a taxpayer identification number, or TIN, and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter or who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding.

Regulatory Matters

     Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated under it by the Federal Trade Commission, the merger cannot be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Renaissance and Registry Holding Company intend to file all required notification and report forms under the Hart-Scott-Rodino Act request early termination of the applicable waiting period.

     At any time before or after completion of the merger, the Antitrust Division or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. If a challenge to the merger on antitrust grounds is made, Renaissance and Registry Holding Company may not prevail and/or may not complete the merger.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of Renaissance's special committee and board of directors with respect to the merger agreement and the merger, holders of Renaissance common stock should be aware that certain directors and current members of management of Renaissance, Registry Holding Company and Redwood Acquisition have interests in the merger that are different from, or in addition to, the interests of holders of Renaissance common stock generally. The names and titles of the individuals who are directors of Renaissance and have these interests are listed below. Renaissance's special committee and board of directors were aware of these interests and considered them, among other matters, in approving the merger.

Registry Holding Company Ownership Interests. Pursuant to the terms of the merger agreement, if the proposed merger closes, each outstanding share of Renaissance common stock, other than shares held by Registry Holding Company, Redwood Acquisition and stockholders who are entitled to and have exercised dissenters' rights, will be canceled and converted into the right to receive $1.65 in cash. Mr. Conway holds of record 11,716,070 outstanding shares of Renaissance common stock and has agreed to transfer those shares to Registry Holding Company prior to the merger. In addition, five trusts for the benefit of Mr. Conway's children collectively hold of record 96,475 outstanding shares of Renaissance common stock and each intends to transfer those shares to Registry Holding Company prior to the merger. A charitable foundation organized by Mr. Conway holds an 418,000 outstanding shares of Renaissance common stock and intends to transfer approximately 238,000 of those shares to Registry Holding Company prior to the merger. Registry Holding Company, in lieu of receiving $1.65 per share for the shares of Renaissance common stock it holds at the time of the merger, will receive, as the sole stockholder of Renaissance following the proposed merger, all of the Renaissance business and assets remaining after the cash payments to Renaissance's other stockholders and the payment of various transaction fees. Pursuant to a voting agreement, Mr. Conway is required to vote in favor of approval of the merger agreement and the merger at the special meeting of Renaissance stockholders to be held with respect to those matters. The five trusts and the charitable foundation intend to vote in favor of approval of the merger agreement and the merger. Mr. Conway, the five trusts (of whom Mr. Conway or his wife is a trustee), and the charitable foundation may be deemed to beneficially own the shares of Renaissance common stock that will be owned by Registry Holding Company at the time that the merger is completed.

     Deal Bonuses. Renaissance is a party to agreements with Joseph P. Fargnoli, Renaissance's chief financial officer as of the record date, and David C. Sweetser, the chief operating officer of GovConnect as of the record date, pursuant to which Mr. Fargnoli and Mr. Sweetser will be entitled to receive deal bonuses upon completion of the merger. Mr. Fargnoli is entitled to receive a deal bonus of $50,000 upon completion of the merger and Mr. Sweetser will be entitled to receive a deal bonus of $150,000 upon completion of the merger.

     Stock Options. Robert P. Badavas and Paul C. O'Brien, members of Renaissance's board of directors and the special committee each hold options to purchase Renaissance common stock that will entitle them to receive the following cash payments upon completion of the merger, equal to the product of
(1) the number of shares underlying the options and (2) the amount by which $1.65 is greater than the per share exercise price of the options:

---------------------------------------------------------------------------------------------------------------
                                                                     Weighted Average
                                            Number of Options       Exercise Price of
                                             with a per share       Options with a per     Cash Payment upon
                                           exercise price less     share exercise price    Merger Pursuant to
       Name              Title                  than $1.65           less than $1.65       Merger Agreement
---------------------------------------------------------------------------------------------------------------
Robert P. Badavas        Director                   125,000                 $1.31               $42,125
---------------------------------------------------------------------------------------------------------------
Paul C. O'Brien          Director                   125,000                 $1.31               $42,125
---------------------------------------------------------------------------------------------------------------

     Indemnification of Directors and Officers. All rights to indemnification of individuals who were directors and officers of Renaissance, as provided in Renaissance's bylaws and corporate charter, with respect to acts and omissions occurring prior to the closing will survive the closing until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. For a period of six years following the closing of the merger, and subject to the terms and conditions described in the merger agreement, Registry Holding Company will maintain in effect a policy of directors' and officers' liability insurance comparable to Renaissance's existing policy, for the benefit of the directors and officers of Renaissance for acts and omissions occurring prior to the closing. In addition, Renaissance has entered into individual indemnification agreements with each of Messrs. Badavas and O'Brien providing indemnification to the maximum extent permitted under Massachusetts law.

                             THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the merger agreement, which is attached as Annex A and incorporated by reference.

     The merger agreement provides that, after all of the conditions to the merger agreement have been satisfied or waived, Redwood Acquisition will be merged with and into Renaissance, after which Renaissance will be the surviving corporation, as a privately held, wholly-owned subsidiary of Registry Holding Company. The merger agreement will become effective at the time the applicable articles of merger are filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, or at such other time as may be agreed upon by the parties.

Merger Consideration

     At the effective time of the merger agreement, each issued and outstanding share of Renaissance common stock, other than shares owned by Registry Holding Company or Redwood Acquisition, treasury shares owned by Renaissance itself or by any subsidiary of Renaissance, and shares held by stockholders who are entitled to demand and have properly exercised dissenters' appraisal rights, will be converted into the right to receive $1.65 in cash, upon the surrender of the certificate representing such share. No interest will be paid on the merger consideration of $1.65.

Option Awards

     If the merger is completed, outstanding options to purchase Renaissance common stock will either be terminated or converted into the right to receive, subject to vesting requirements, upon exercise of the stock option, a cash payment equal to the product of (1) the number shares underlying the option and
(2) the amount by which $1.65 is greater than the per share exercise price of the option.

The Surviving Corporation

     Renaissance will be the surviving corporation in the merger. Following the merger, Renaissance will no longer be a publicly traded company but will be a privately held, wholly-owned subsidiary of Registry Holding Company.

Representations and Warranties

     Renaissance, Registry Holding Company and Redwood Acquisition make a number of reciprocal representations and warranties as to, among other things, due incorporation and good standing, corporate authority to enter into the contemplated transactions, filings with governmental entities and financial advisors' fees. Representations and warranties made solely by Renaissance relate to the following items: ownership of subsidiaries, capitalization of Renaissance, inapplicability of state takeover statutes, filing of and disclosure in required SEC filings (including financial statements' compliance with generally accepted accounting principles), absence of undisclosed material liabilities, absence of certain changes, filing of tax returns and payment of taxes, employee benefit plans, pending or threatened litigation, compliance with applicable laws, intellectual property and stock option and stock purchase plans.

     Many of these representations and warranties will not be considered breached unless the breach of the representation or warranty has a material adverse effect on Renaissance. For purposes of the merger agreement, a "material adverse effect" is any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, financial condition, or results of operations of Renaissance and its subsidiaries, or that materially and adversely affects the ability of Renaissance to perform its obligations under the merger agreement and complete the merger, provided that none of the following factors will be deemed in themselves, either alone or in combination, to constitute, a material adverse effect and none of the following shall be considered in determining whether there has been a material adverse effect:

 . any change in the market price or trading volume of Renaissance common stock;

 . any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger (including any cancellations or delays in customer orders, reductions in sales, disruptions in supplier, distributor, partner or similar relationships or loss of employees);

 . any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Renaissance participates, the U.S. economy as a whole or foreign economies in any locations where Renaissance or any of its subsidiaries has material operations or sales which does not have a disproportionate effect on Renaissance and its subsidiaries;

 . any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or taking any actions required by, the merger agreement; or

 . any adverse change, effect, event, occurrence, state of facts or development arising from any action taken by Registry Holding Company, Redwood Acquisition or any of their respective directors, officers, employees, agents or affiliates.

   The representations and warranties in the merger agreement do not survive the completion of the merger.

Principal Covenants

   Conduct of Renaissance Business. Renaissance has agreed to conduct its operations according to its regular and ordinary course of business, consistent with past practice. Renaissance has agreed to use reasonable efforts to preserve its business organization, relationships with employees, customer, suppliers and others.

   Subject to certain exceptions, Renaissance has agreed not to, without the consent of Registry Holding Company (which consent may not be unreasonably withheld or delayed):

 .  declare or pay any dividend;

 .  repurchase or issue shares of capital stock;

 .  split, combine or reclassify its capital stock;

 .  amend Renaissance's articles of organization or by-laws;

 .  acquire another business or company or make certain investments;

 . sell, lease, license or otherwise dispose of or encumber any material assets or property except in the ordinary course of business;

 . adopt new compensation and benefit plans, or amend or modify any compensation and benefit plan;

 .  change accounting methods, principles or practices;

 . make capital expenditures in excess of $2,000,000 in the aggregate per calendar quarter;

 .  incur indebtedness or make loans;

 . pay or discharge any claims, liabilities or obligations in excess of $250,000 individually or $2,000,000 in the aggregate other than in the ordinary course of business;

 . increase the compensation of any current or former director or executive officer outside the ordinary course of business or materially modify the terms of any employment agreement;

 .  enter into significant new commitments with respect to leases;

 .  enter into, terminate or breach in any material respect any contract filed
   (or that would be required to be filed) in any Renaissance SEC filing;

 . commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $250,000 or relating to the merger or, in connection with a settlement, agree to any restrictions on operations;

 . elect or appoint new directors or officers for Renaissance or its subsidiaries;

 . take actions that would reasonably be expected to result in an inability to satisfy the closing condition with respect to continued accuracy of representations and warranties;

 .  liquidate, dissolve or effect a recapitalization or reorganization;

 .  settle any demand with respect to dissenting shares; or

 .  enter into an agreement to do any of the foregoing.

   Acquisition Proposals. Renaissance may, in response to an unsolicited superior proposal, and subject to the satisfaction of certain conditions, furnish information to and participate in discussions with an individual or entity making such acquisition proposal if the board of directors or special committee determines in good faith, after consultation with its outside counsel, that to do so is necessary to act in a manner consistent with its fiduciary duties. Renaissance must notify Registry Holding Company within one business day of any acquisition proposal in response to which Renaissance is providing or intends to provide the proponent with access to nonpublic information concerning Renaissance or is commencing or intends to commence negotiations. In the event that Renaissance provides a proposing individual or entity with access to information regarding Renaissance, such individual or entity must first execute an appropriate confidentiality agreement.

   The merger agreement defines "superior proposal" as an acquisition proposal that the board of directors or special committee determines in good faith is reasonably likely to be consummated, taking into account the identity of the proponent and all legal, financial and regulatory aspects of the proposal, and believes in good faith (after consultation with and based upon advice of its outside financial advisor) would, if consummated, provide greater value to Renaissance stockholders than the transactions contemplated by the merger agreement.

   The merger agreement defines "acquisition proposal" as an inquiry, proposal or offer relating to any of the following:

 .  any direct or indirect acquisition or purchase of a business that constitutes
   15% or more of the net revenues, net income or assets of Renaissance or any of its subsidiaries or 15% or more of any class of equity securities of Renaissance or any of its subsidiaries;

 . any tender offer or exchange offer that would result in any person beneficially owning 15% or more of any class of equity securities of Renaissance or any of its subsidiaries; or

 . any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution or similar transactions involving Renaissance or any subsidiary of Renaissance;

in each case, other than the merger contemplated by the merger agreement.

     Proxy Material. Renaissance and Registry Holding Company agree that no information supplied by each to be included in this proxy statement or any other filing with the SEC required to complete the merger, including any amendment to the filings will, at the time of mailing to stockholders or the meeting of stockholders contain any untrue statement of a material fact or omit to state any material fact required, or necessary to make any statements therein not misleading.

     Filings; Other Actions; Notification. Renaissance and Registry Holding Company have agreed to use commercially reasonable efforts to complete all necessary actions under the merger agreement to effect the merger, including obtaining all necessary waivers and consents to effect any necessary registrations and filings.

     Access to Information. Renaissance has agreed that it will give Registry Holding Company reasonable access to the books and records and other information concerning the business of Renaissance.

     Publicity; Communications. Renaissance, Registry Holding Company and Redwood Acquisition have agreed that they will not issue, without the approval of the other parties, any press release or other public announcement with respect to the merger agreement or the merger, except as and to the extent that it is required by applicable law. Renaissance and Registry Holding Company have agreed to consult with each other before issuing any press release or making any public announcement with respect to the merger agreement and the merger.

     Expenses. Renaissance is responsible for the costs and expenses, including filing fees and printing and mailing costs, arising from the preparation, filing and mailing of the proxy statement filed with the SEC in connection with the merger. Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the related transactions, including the merger will be paid by the party incurring such expense, except that Renaissance has agreed to reimburse Mr. Conway for expenses incurred through June 22, 2001, not to exceed $250,000.

     Indemnification; Directors' and Officers' Insurance. All rights to indemnification of individuals who were directors and officers of Renaissance, as provided in Renaissance's bylaws and corporate charter, with respect to acts and omissions occurring prior to the closing will survive the closing until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. For a period of six years following the closing of the merger and subject to the terms and conditions described in the merger agreement, Registry Holding Company will maintain in effect a policy of directors' and officers' liability insurance comparable to Renaissance's existing policy, for the benefit of the directors and officers of Renaissance for acts and omissions occurring prior to the closing, provided that Renaissance will not be obligated to pay annual premiums in excess of 200% of current annual premium levels.

Principal Conditions to the Completion of the Merger Agreement

     Closing Conditions. Each party's obligation to complete the merger is subject to the satisfaction of the following conditions:

 .    the merger agreement and the merger shall have been approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of common stock entitled to vote thereon in accordance with the General Laws of Massachusetts and the corporate charter of Renaissance;

 .    absence of legal restraint or prohibition preventing the completion of the merger;

 .    the expiration or early termination of the waiting period under the Hart-
     Scott-Rodino Antitrust Improvements Act of 1976;

 .    the representations and warranties of each party must be true and correct in all material respects on the date of the closing; and

 .    each party shall have performed in all material respects the obligations required under the merger agreement to be performed by it prior to the date of closing.

     Registry Holding Company's obligation to complete the merger is also subject to satisfaction of the following conditions:

 .    absence of any change in business, assets, financial condition or results of operations of Renaissance or any of its subsidiaries which has had or is reasonably likely to have a material adverse effect; and

 .    the financing described in and contemplated by the debt commitment letter from J.P. Morgan/Chase or a substitute financing shall have been consummated.

The debt commitment from J.P. Morgan/Chase is itself subject to a number of conditions being satisfied, including:

       . Renaissance achieving earnings before interest, taxes, depreciation and amortization of not less than negative $2,000,000 for the fiscal quarter ended June 30, 2001 and not less than $1 for the two month period ended August 31, 2001;
       .  The completion of the merger; and
       .  Other customary conditions.

Termination

     Termination. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger agreement:

 .    by mutual written consent of the parties;

 .    by either party if (1) the merger has not been completed on or before
     December 31, 2001 by the parties or (2) the completion of the merger is legally prohibited by final and non-appealable order or by law or (3) the stockholders of Renaissance fail to approve the merger at the special stockholder meeting convened to consider and vote upon the merger or (4) J.P. Morgan/Chase indicate that they are not willing to consummate the financing contemplated by the commitment letter and despite commercially reasonable efforts of Registry Holding Company and Redwood Acquisition to secure substitute financing, substitute financing is not obtained within 30 days;

 .    by Renaissance, if (1) the representations and warranties or covenants of
     Registry Holding Company and Redwood Acquisition contained in the merger agreement are not true and correct in all material respects and such misrepresentation cannot be or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Renaissance) or
     (2) there has been a material breach by Registry Holding Company or Redwood Acquisition of any covenant set forth in the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Renaissance) or
     (3) the board of directors or special committee elects to enter into a definitive agreement with respect to a superior proposal; or

 .    by Registry Holding Company, if (1) the representations and warranties or covenants of Renaissance contained in the merger agreement are not true and correct in all material respects and such misrepresentation cannot be or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Registry Holding Company) or (2) there has been a material breach by Renaissance of the non-solicitation / no-shop covenant set forth in Section 5.02 of the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Registry Holding Company) or (3) there has been a material breach by Renaissance of any of its other covenants set forth in the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Registry Holding Company) or (4) the board of directors or special committee withdraws or modifies, or publicly resolves to withdraw or modify, in a manner adverse to Registry Holding Company or Redwood Acquisition, its approval or recommendation of the merger agreement or the merger or fails to recommend to Renaissance stockholders that they approve the merger, or publicly approves or recommends an alternative acquisition proposal, or (5) the board of directors or special committee fails to reconfirm its recommendation of the merger agreement or the merger or fails publicly to announce that it is not recommending any alternative acquisition proposal, in each case, if requested to do so by Registry Holding Company.

     If the merger agreement is terminated and abandoned, the merger agreement will be void and neither Renaissance nor Registry Holding Company will have any liability other than obligations to pay any break-up fee, if applicable, as described below, provided, however, no such termination will relieve any party of any liability or damages resulting from any breach of representation, warranty or covenant in the merger agreement prior to such termination.

Break-Up Fee.

     Renaissance must pay Registry Holding Company a fee of $2,000,000 if the merger agreement is terminated under any of the following conditions:

 .    either Renaissance or Registry Holding Company terminates the merger agreement because the merger has not been completed by December 31, 2001 and (1) at the time of the termination, there is an alternative acquisition proposal that has been publicly announced and has not been withdrawn and
     (2) within six months of the termination Renaissance enters into a definitive agreement with respect to any alternative acquisition proposal;

 .    either Renaissance or Registry Holding Company terminates the merger agreement because the stockholders of Renaissance fail to approve the merger at the special stockholder meeting convened to consider and vote upon the merger and (1) at the time of the special meeting, there is an alternative acquisition proposal that has been publicly announced and has not been withdrawn and (2) within six months of the special meeting, Renaissance enters into a definitive agreement with respect to any alternative acquisition proposal;

 .    Registry Holding Company terminates the merger agreement because (1) the representations and warranties or covenants of Renaissance contained in the merger agreement are not true and correct in all material respects and such misrepresentation cannot be or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Registry Holding Company), (2) there has been a material breach by Renaissance of the non-solicitation / no-shop covenants set forth in Section 5.02 of the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Registry Holding Company) or (3) there has been a material breach by Renaissance of any of its other covenants set forth in the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Registry Holding Company), (4) the board of directors or special committee withdraws or modifies, or publicly resolves to withdraw or modify, in a manner adverse to Registry Holding Company or Redwood Acquisition, its approval or recommendation of the merger agreement or the merger or fails to recommend to Renaissance stockholders that they approve the merger, or publicly approves or recommends an alternative acquisition proposal, or (5) the board of directors or special committee fails to reconfirm its recommendation of the merger agreement or the merger or fails publicly to announce that it is not recommending any alternative acquisition proposal, in each case, if requested to do so by Registry Holding Company; or

 .    Renaissance terminates the merger agreement because the board of directors or special committee elects to cause Renaissance to enter into a definitive agreement with respect to an unsolicited superior proposal;

     Amendment; Waiver of Conditions. The merger agreement may be amended by mutual written consent of the parties, and the conditions to each of the parties' obligations to consummate the merger may be waived by such party.

Accounting Treatment

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the merger.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information about the beneficial ownership of Renaissance common stock as of June 30, 2001 by (i) each person who is known to us to beneficially own more than 5% of our outstanding common stock, (ii) the Chief Executive Officer and each of our four most highly paid executive officers who were serving as executive officers at the end of the last fiscal year plus no more than two former highly paid executive officers who were not serving as executive officers at the end of the last fiscal year, (iii) each director of Renaissance, and (iv) all current executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power over the shares of common stock listed as beneficially owned.

                                                                 Shares       Percentage of
     Names of Directors, Named Executive Officers             Beneficially     Outstanding
                 and 5% Stockholders                           Owned (1)         Shares
------------------------------------------------------       --------------  ---------------
G. Drew Conway (2) (3)                                          12,230,545        23.12%
Robert P. Badavas (4)                                              158,829             *
Paul C. O'Brien (4)                                                231,829             *
Joseph F. Pesce (5)                                                589,899             *
Christopher D. T. Guiffre (6)                                      212,681             *
Raye L. LaPlante (7)                                                     -             *
Edward H. Longo, Jr. (8)                                            41,750             *
State of Wisconsin Investment Board (9)                          5,820,000        11.00%
Mellon Financial Corporation (10)                                3,364,240         6.36%
S Squared Technology Group (11)                                  3,062,000         5.79%
MFS Investment Management (12)                                   2,903,972         5.49%
Dimensional Fund Advisors Inc. (13)                              2,758,500         5.21%
All directors and executive officers (five persons) (14)        12,653,592        23.92%

--------
*    Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for determining the share ownership and percentage of the person holding such options, but are not deemed outstanding for determining the percentage of any other person.

(2) Mr. Conway's address is c/o Renaissance Worldwide, 52 Second Avenue, Waltham, MA 02451.

(3) Includes 514,475 shares of common stock held by the Conway Family Foundation and trusts for the benefit of Mr. Conway's five children, as to which Mr. Conway disclaims beneficial ownership.

(4) Includes 158,829 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days, none of which are currently in-the-money, but does not include 25,000 shares of common stock issuable upon the exercise of options that that will become exercisable on the earlier to occur of May 3, 2002 or a change of control such as the change of control contemplated by the merger, all of which are currently in-the-money.

(5) Includes 575,000 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days, none of which are currently in-the-money.

(6) Includes 195,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days, none of which are currently in-the-money.

(7) Based on information as of March 1, 2001 provided to Renaissance in connection with its proxy statement for its annual meeting. Mr. LaPlante's employment as an executive officer terminated in February, 2001.

(8) Based on information as of March 1, 2001 provided to Renaissance in connection with its proxy statement for its annual meeting, Mr. Longo's employment as an executive officer terminated in September, 2000.

(9) The information reported is based on a Schedule 13G, dated February 9, 2001, filed with the SEC by the State of Wisconsin Investment Board ("SWIB"). SWIB is a public pension fund, in which capacity it has sole voting power and sole dispositive power with respect to 5,820,000 shares. SWIB's address is P.O. Box 7842, Madison, WI 53707.

(10) The information reported is based on a Schedule 13G, dated January 22, 2001, filed with the SEC by Mellon Financial Corporation ("Mellon"). Mellon is a parent holding company, in which capacity it or its direct or indirect subsidiaries have sole voting power with respect to 3,303,540 shares and sole dispositive power with respect to 3,364,240 shares. Mellon's address is c/o Mellon Financial Corporation, One Mellon Center, Pittsburgh, PA 15258.

(11) The information reported is based on a Schedule 13G, dated February 14, 2001, filed with the SEC by S Squared Technology Corp. ("S Squared"). S Squared is a registered investment adviser, in which capacity it has sole voting power and sole dispositive power with respect to 3,062,000 shares. S Squared's address is 515 Madison Avenue, New York, NY 10022.

(12) The information reported is based on a Schedule 13G, dated February 12, 2001, filed with the SEC by Massachusetts Financial Services Company ("MFS"). MFS is a registered investment adviser, in which capacity it has sole voting power with respect to 2,741,931 shares and sole dispositive power with respect to 2,903,972 shares. MFS's address is 500 Boylston Street, Boston, MA 02116.

(13) The information reported is based on a Schedule 13F, dated as of December 31, 2000, filed with the SEC by Dimensional Fund Advisors, Inc. ("Dimensional") and information provided to Renaissance by Dimensional. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts (These investment companies and investment vehicles are the "Portfolios"). In its role as an investment advisor and investment manager, Dimensional possessed both investment and voting power over 2,758,500 shares as of December 31, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(14) Includes 345,658 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days, none of which are currently in-the-money, but does not include 50,000 shares issuable upon the exercise of options that that will become exercisable on the earlier to occur of May 3, 2002 or a change of control such as the change of control contemplated by the merger, all of which are currently in-the-money.

     None of the directors or executive officers listed above was, during the past five years, convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was, during the past five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

          COMPARATIVE PER SHARE, MARKET PRICE AND DIVIDEND INFORMATION

     Renaissance's common stock is listed on the Nasdaq National Market under the symbol REGI. The table below sets forth, for the periods and dates indicated, the range of high and low per share sales prices for Renaissance common stock as reported by the Nasdaq National Market.

                                    High             Low
                                 ----------       ----------
Fiscal 2001
      First Quarter                $1.44            $0.63
      Second Quarter                1.45             0.25
Fiscal 2000
      First Quarter                $9.75            $4.50
      Second Quarter                6.13             1.63
      Third Quarter                 2.31             1.28
      Fourth Quarter                1.63             0.63
Fiscal 1999
      First Quarter                $8.38            $4.00
      Second Quarter                8.19             4.75

     Historically, we have not declared or paid cash dividends on our common stock and do not plan to pay cash dividends to our stockholders in the foreseeable future. Moreover, the merger agreement prohibits us from paying dividends. We presently intend to retain any earnings to finance our business.
As of August __, 2001, there were [   ] stockholders of record of our common
stock. The number does not include stockholders who hold their stock in "street name" or through broker or nominee accounts.

     On June 20, 2001, the day before the public announcement that the parties had signed the merger agreement, the closing price of Renaissance common stock was $0.45. On August ___, 2001, the most recent practicable date prior to the printing of this document, the closing price per share of Renaissance common
stock was $[   ]. You should obtain current market price quotations for
Renaissance common stock in connection with the voting of your common stock. Renaissance had outstanding 52,902,540 shares of common stock as of August __, 2001.

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     For each member of our board of directors and each person serving as an executive officer of Renaissance, there follows information given by each concerning his principal occupation and business experience for the past five years. For directors, the information below also includes the names of other publicly held companies of which such person serves as a director and such person's age and length of service as a director of Renaissance. All of our directors and executive officers are U.S. citizens.

Who Are Our Directors?

     G. Drew Conway is Renaissance's founder and has served as its Chief Executive Officer and Chairman of the Board since July 1999. From May 1986 to July 1999, Mr. Conway served as our President, Chief Executive Officer and Chairman of the Board. From 1983 until 1986, Mr. Conway was a founder and principal of The Experts, a technical staffing company. Mr. Conway is 43 years old.

     Robert P. Badavas, a class I director, became a director of Renaissance in May 1996. Mr. Badavas has been a Senior Corporate Advisor in the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services to the Fortune 1000 and Government, since January 2001. Mr. Badavas was President and Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 through December 2000. Aether Systems, Inc. acquired Cerulean Technology in September 2000. From October 1986 through October 1995, Mr. Badavas was employed by Chipcom Corporation, a manufacturer of intelligent network switching systems, where he served in a variety of Senior Executive positions including, among others, as Senior Vice President, Finance, Chief Financial Officer and Treasurer. Mr. Badavas is 48 years old.

     Paul C. O'Brien, a class II director, became a director of Renaissance in April 1996. Mr. O'Brien is the President of The O'Brien Group, Inc., a consulting firm in the areas of telecommunications and information technology that he founded in January 1995. Before founding the O'Brien Group, Mr. O'Brien was employed by NYNEX New England (now Verizon), a telecommunications company, most recently as Chairman of the Board from 1993 to December 1994, and President and Chief Executive Officer from 1988 to 1993. Mr. O'Brien is also a director of MangoSoft, Inc.

and CeNeS Pharmaceuticals, plc, and is non- executive Chairman of the Board of Merlot Communications, Inc. Mr. O'Brien is 61 years old.

Who Are Our Executive Officers?

     G. Drew Conway is the Renaissance's founder and has served as its Chief Executive Officer and Chairman of the Board since July 1999. From May 1986 to July 1999, Mr. Conway served as our President, Chief Executive Officer and Chairman of the Board. From 1983 until 1986, Mr. Conway was a founder and principal of The Experts, a technical staffing company. Mr. Conway is 44 years old.

     Joseph P. Fargnoli has served as our Chief Financial Officer, Treasurer and Clerk since July 2001. From August, 1999 until July 2001, Mr. Fargnoli served as Vice President, Corporate Tax. From 1996 through 1999 he served as Director of Tax and Treasury. From January 1993 to May 1996, he was a senior manager in the high technology practice of Pricewaterhouse Coopers LLP. Previously, Mr. Fargnoli was employed by Ernst & Young LLP. Mr. Fargnoli is a certified public accountant. Mr. Fargnoli is 45 years old.

     David C. Sweetser has served as the Chief Operating Officer of GovConnect since September 2000. From April 2000 to September 2000, Mr. Sweetser served as Senior Vice President of Administration for GovConnect. From April 1997 to April 2000, Mr. Sweetser was a Vice President of National Amusements, Inc., a leader in the entertainment industry. Previously, Mr. Sweetser served as President and Chief Executive Officer of Trademark Development, Inc., a real estate development company. Mr. Sweetser is 46 years old.

Employment Agreement

     In connection with our initial public offering in June 1996, Renaissance entered into an employment agreement with Mr. Conway employing Mr. Conway as its Chief Executive Officer. Mr. Conway's agreement had a term of four years and an annual base salary of $400,000, $425,000, $475,000 and $525,000 in the first through fourth years of the term, plus bonus compensation as determined by Renaissance's Compensation Committee. Mr. Conway's agreement provided that if Renaissance terminated Mr. Conway's employment without "cause" (as defined) or if Mr. Conway terminated his employment for "good reason" (as defined), then Renaissance would pay Mr. Conway severance equal to two years of base compensation plus a portion of the bonus paid or payable with respect to the immediately preceding full employment year based on days of service in the year of termination. Mr. Conway's agreement contained non-competition and non-solicitation covenants during the period of his employment and for a two-year period thereafter. In addition, Mr. Conway's agreement provided that if his employment was terminated at the end of the term of the agreement, then Mr. Conway would have been entitled to severance equal to one year of base compensation. Renaissance did not terminate Mr. Conway's employment and pay him one year of severance at the end of the term of his employment agreement. Accordingly, Mr. Conway continues to be employed at the rate of pay for the fourth year of his employment agreement.

                              DISSENTERS' RIGHTS

     Sections 85 through 98 of Chapter 156B of the Massachusetts General Laws, which we call the Massachusetts appraisal statute, entitle any holder of Renaissance stock, who files a written objection to the proposal to approve the merger and merger agreement before the vote at the special meeting and does not vote in favor of that proposal, to demand in writing that Renaissance pay that holder, in cash, the fair value of such shares exclusive of any element of value arising from the expectation or accomplishment of the merger. Renaissance stockholders who follow the procedures set out in the Massachusetts appraisal statute for any of their Renaissance shares will be entitled to have a court appraise those shares and receive that fair value, together with interest, if the merger closes.

     The following is a summary of certain features of the Massachusetts appraisal statute. It is qualified by reference to the full text of the statute, a copy of which is attached as Annex C to this proxy statement.

     A stockholder who intends to exercise appraisal rights must deliver to Renaissance, before the vote of Renaissance stockholders on the merger and merger agreement, a written objection to the merger and merger agreement, stating that the stockholder intends to demand payment for shares held by the stockholder if the merger closes. The written objection should be addressed to Renaissance Worldwide, Inc., 52 Second Avenue, Waltham,

Massachusetts 02451, Attention: Clerk. A vote against the merger proposal, not coupled with a timely written objection, will not serve to perfect appraisal rights. The written objection must be in addition to and separate from any proxy or vote against the proposal.

     Renaissance stockholders should execute any demand for appraisal in the stockholder's name as it appears on the stockholders' stock certificates. If the stockholder owns shares in a fiduciary capacity, such as a trustee, guardian or custodian, the stockholder should execute the demand in that capacity. If more than one person owns the shares (for example, a joint tenancy or tenancy in common), all the joint owners should execute the demand.

     A record holder, such as a broker who holds shares of Renaissance common stock as a nominee for beneficial owners, must exercise appraisal rights on behalf of those beneficial owners. Any person having a beneficial interest in any Renaissance shares held of record in the name of another person (for example, a broker or nominee) must act promptly to cause the record holder to take the steps summarized here, in a timely manner, in order to perfect the beneficial owner's appraisal rights. The written demand should set forth the number of shares covered by the demand. Unless a demand specifies a lesser number of shares, Renaissance will treat the demand as applying to all the shares held in the name of the record holder.

     Stockholders who wish to exercise appraisal rights may not vote in favor of the proposal to approve the merger and merger agreement. A stockholder who votes in favor of that proposal will not be entitled to exercise appraisal rights. The submission of a signed blank proxy card will serve to waive appraisal rights. However, failure to return a proxy card or vote (or abstaining from voting) will not waive appraisal rights.

     Within ten days after the merger closes, Renaissance will notify each record holder of shares of Renaissance stock who has purported to comply with the Massachusetts appraisal statute and whose shares were not voted in favor of the merger and the merger agreement that the merger closed. That notice will not be deemed to confer any rights to demand payment for the stockholder's stock. In other words, if the Renaissance stockholder has not properly objected to the merger and merger agreement and has not voted against the merger, the Renaissance stockholder cannot demand payment, regardless of notice. Renaissance or its agent will send the notice by registered or certified mail, addressed to the stockholder at the stockholder's last known address as it appears on the records of Renaissance transfer agent immediately before the merger. Within 20 days after that notice is mailed, the Renaissance stockholder must demand payment for his or her stock in writing. Failure to make such a demand, within that period, will serve to waive appraisal rights.

     Once a Renaissance stockholder submits a demand for appraisal, the stockholder may withdraw the demand only with Renaissance' approval. If the demand is effectively withdrawn, then, absent an agreement between the stockholder and Renaissance to the contrary, the stockholder would receive the cash payable to stockholders who did not exercise appraisal rights.

     A Renaissance stockholder who perfects appraisal rights by complying with the above requirements and reaches agreement with Renaissance on the fair value of the stockholder's shares will receive that value, with interest, by check within 30 days of the demand. If the stockholder and Renaissance do not reach agreement on fair value within 30 days after the end of the 20-day period during which stockholders must make their demands for payment, either Renaissance or the stockholder may bring an action, within four months after the end of those 30 days, to have the fair value determined through judicial proceedings in Massachusetts Superior Court. Neither Renaissance nor Registry Holding Company will have any obligation, and currently do not have any intention, to elect to cause the fair value of the shares of dissenting stockholders to be determined through judicial proceedings.

     Although Massachusetts courts have broad discretion in determining the fair value of stock of dissenting stockholders, they generally have used a weighted average of the market, earnings and asset values for the stock. The Massachusetts Supreme Judicial Court has held that this method is an appropriate, but not required, method for determining the fair value of stock of dissenting stockholders. The trial judge may determine the appropriate valuation method to apply. The Massachusetts appraisal statute requires that Renaissance pay a fair rate of interest on any award determined by the court. The value of the shares, however determined, shall be determined as of the day preceding the date of the vote and exclusive of any value as a result of the merger. Interest runs from the date the Renaissance board approved the merger.

     For federal income tax purposes, Renaissance stockholders who receive cash for their shares of Renaissance stock after exercising appraisal rights will recognize taxable gain or loss. See "Material Federal Income Tax Consequences."

                 BUSINESS COMBINATIONS WITH INTERESTED PARTIES

State Anti-Takeover Laws

     There are provisions of Massachusetts law that may be deemed to have an anti-takeover effect. These provisions are designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with Renaissance to negotiate with the board of directors for the fair and equitable treatment of all stockholders.

     Under Massachusetts law, no Massachusetts corporation shall engage in a "business combination" with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, except in certain circumstances. "Business combination" includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. "Interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own 5% or more of the corporation's voting stock. A Massachusetts corporation may elect not to be governed by these restrictions. Renaissance has not so elected. However, the above restrictions on business combinations are inapplicable to the merger because, under Massachusetts law, Mr. Conway is not deemed to be an interested stockholder as he owned more than 5% of Renaissance's voting stock prior to the enactment of the law regarding business combinations with interested stockholders.

Preemptive Rights

     Under Massachusetts law, stockholders do not have any pre-emptive rights unless they are provided in the corporation's articles of organization, in bylaw provisions adopted by stockholders or are otherwise granted pursuant to an agreement. Neither Renaissance's articles of organization nor bylaws, nor any agreement to which Renaissance is a party, provides for preemptive rights.

                                   EXPENSES

     Renaissance has agreed to pay up to $250,000 of expenses incurred by Mr. Conway through June 22, 2001. In addition, the merger agreement provides that each party will pay all other costs and expenses incurred by such party in connection with the merger, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, financial printing and other related charges. Assuming the merger is completed, Renaissance estimates such fees and expenses, will be approximately $4 million. Those fees and expenses are as follows:

Filing Fees............................................................................................    $   13,509
Financial Advisor's Fees and Expenses (estimated total for board of
  directors and the special committee).................................................................       505,000
Financial Advisor's Fees and Expenses (estimated total for Registry
  Holding Company and Redwood Acquisition..............................................................     1,840,000
Legal Fees and Expenses (estimated total for board of directors and
  the special committee)...............................................................................       500,000
Legal Fees and Expenses (estimated total for Registry Holding Company, and
  Redwood Acquisition).................................................................................       400,000
Special Committee Fees.................................................................................       100,000
Accounting Fees and Expenses...........................................................................       100,000
Paying Agent Fees......................................................................................        87,000
Printing and Mailing Costs.............................................................................       100,000
Estimated Fees and Expenses of Proxy Solicitor.........................................................        20,000
Hart-Scott-Rodino Filing...............................................................................        50,000

Bank Fees..............................................................................................         365,000
                                                                                                             ----------

      Total............................................................................................      $4,080,509
                                                                                                             ==========

                      WHERE YOU CAN FIND MORE INFORMATION

     Renaissance files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Renaissance files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Renaissance, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Renaissance and Registry Holding Company have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

     The SEC allows Renaissance to incorporate by reference information into this proxy statement, which means that Renaissance can disclose important information to you by referring you to other documents filed separately by Renaissance with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superceded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

     This proxy statement incorporates by reference the documents mentioned below that Renaissance previously filed with the SEC. These documents contain important business and financial information about Renaissance that is not included within this proxy statement. We are delivering to you, simultaneously with this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 30, 2000, as filed on March 16, 2001 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed on May 2, 2001.

----------------------------------------------------------------------------------------------------------------------
                  Renaissance Filings
                   File No. (0-28192)                                              Period
----------------------------------------------------------------------------------------------------------------------
 Annual Report on Form 10-K                            Fiscal year ended December 30, 2000, as filed on March
                                                       16, 2001
----------------------------------------------------------------------------------------------------------------------
 Quarterly Report on Form 10-Q                         Quarter ended March 31, 2001, as filed on May 2, 2001
----------------------------------------------------------------------------------------------------------------------
 Current Reports on Form 8-K                           Filed June 22, 2001 and July 12, 2001
----------------------------------------------------------------------------------------------------------------------

     Renaissance also incorporates by reference additional documents that may be filed with the SEC under sections 13(a), 13(c), 14 or a5(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements.

     You should rely only on the information contained in this proxy statement (or incorporated by reference as described above) to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement is dated August ___ , 2001. You should not assume that the information in it is accurate as of any date other than that date, and its mailing to stockholders shall not create any implication to the contrary.

                    INFORMATION ABOUT STOCKHOLDER PROPOSALS

     Any stockholder wishing to include a proposal in our proxy statement for the Annual Meeting of Stockholders in 2002 must submit it to us no later than November 28, 2001. If a stockholder wishes to present a proposal before the Annual Meeting of Stockholders in 2002, but does not wish to have the proposal considered for inclusion in our proxy statement, such stockholder must also give written notice to the clerk at our principal executive offices no later than March 4, 2002 and no earlier than February 2, 2002; provided, however, that if the Annual Meeting of Stockholders in 2002 is more than 30 days before or more than 60 days after the May 3, 2001, first anniversary of the Annual Meeting of Stockholders in 2001, the notice must be received no earlier than the close of business on the 90th day prior to the meeting and no later than the close of business on the later of (i) the 60th day prior to the meeting and (ii) the 10th day following public announcement of the meeting.

                                   By Order of the Board of Directors,

                                   G. Drew Conway
                                   Chief Executive Officer

     August __ 2001

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will facilitate arrangements for the meeting. Your cooperation is appreciated.

                                                                         Annex A

--------------------------------------------------------------------------------

                                                                  EXECUTION COPY






                          AGREEMENT AND PLAN OF MERGER



                           Dated as of June 21, 2001,



                                     among



                        REGISTRY HOLDING COMPANY, INC.,



                           REDWOOD ACQUISITION CORP.



                                      and



                          RENAISSANCE WORLDWIDE, INC.



--------------------------------------------------------------------------------

                               Table of Contents

                                                                                         Page
ARTICLE I

The Merger.............................................................................   1
     Section 1.01.  The Merger.........................................................   1
     Section 1.02.  Closing............................................................   2
     Section 1.03.  Effective Time.....................................................   2
     Section 1.04.  Effects............................................................   2
     Section 1.05.  Articles of Organization and By-laws...............................   2
     Section 1.06.  Section 1.06. Directors............................................   2
     Section 1.07.  Section 1.07. Officers.............................................   2

ARTICLE II

Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates..   3
     Section 2.01.  Effect on Capital Stock............................................   3
     Section 2.02.  Exchange of Certificates...........................................   4

ARTICLE III

Representations and Warranties of the Company..........................................   7
     Section 3.01.  Organization. Standing and Power...................................   7
     Section 3.02.  Company Subsidiaries; Equity Interests.............................   7
     Section 3.03.  Capital Structure..................................................   7
     Section 3.04.  Authority; Execution and Delivery; Enforceability..................   8
     Section 3.05.  No Conflicts: Consents.............................................   9
     Section 3.06.  SEC Documents; Undisclosed Liabilities.............................  10
     Section 3.07.  Information Supplied...............................................  11
     Section 3.08.  Absence of Certain Changes or Events...............................  11
     Section 3.09.  Taxes..............................................................  12
     Section 3.10.  ERISA Compliance...................................................  13
     Section 3.11.  Litigation.........................................................  14
     Section 3.12.  Compliance with Applicable Laws....................................  15
     Section 3.13.  Intellectual Property..............................................  15
     Section 3.14.  Brokers............................................................  16
     Section 3.15.  Opinion of Financial Advisor.......................................  16
     Section 3.16.  Stock Options and Employee Stock Purchase Plan.....................  16

ARTICLE IV
Representations and Warranties of Parent and Sub.......................................  16
     Section 4.01.  Organization, Standing and Power...................................  17
     Section 4.02.  Sub................................................................  17
     Section 4.03.  Authority; Execution and Delivery; Enforceability..................  17
     Section 4.04.  No Conflicts; Consents.............................................  17
     Section 4.05.  Information Supplied...............................................  18
     Section 4.06.  Brokers............................................................  18
     Section 4.07.  Financial Ability to Perform.......................................  18

ARTICLE V

Covenants Relating to Conduct of Business..............................................  19
     Section 5.01.  Conduct of Business................................................  19
     Section 5.02.  No Solicitation by Company.........................................  23

ARTICLE VI

Additional Agreements..................................................................  25
     Section 6.01.  Preparation of Proxy Statement; Stockholders Meeting...............  25
     Section 6.02.  Access to Information; Confidentiality.............................  26
     Section 6.03.  Reasonable Efforts; Notification...................................  26
     Section 6.04.  Benefit Plans......................................................  27
     Section 6.05.  Indemnification; D&O Insurance, etc................................  27
     Section 6.06.  Fees and Expenses..................................................  29
     Section 6.07.  Public Announcements...............................................  30
     Section 6.08.  Actions Respecting Commitment Letters; Financing...................  30
     Section 6.09.  Rights Agreement...................................................  31
     Section 6.10.  Stockholder Litigation.............................................  31

ARTICLE VII

Conditions Precedent...................................................................  32
     Section 7.01.  Conditions to Each Party's Obligation To Effect The Merger.........  32
     Section 7.02.  Conditions Precedent to Parent's and Sub's Obligations.............  32
     Section 7.03.  Conditions to Obligation of Company................................  33

ARTICLE VIII

Termination, Amendment and Waiver......................................................  33
     Section 8.01.  Termination........................................................  33
     Section 8.02.  Procedure and Effect of Termination................................  35
     Section 8.03.  Amendment..........................................................  35
     Section 8.04.  Extension; Waiver..................................................  35
     Section 8.05.  Procedure for Termination, Amendment, Extension or Waiver..........  36

ARTICLE IX
General Provisions.....................................................................  36
     Section 9.01.  Nonsurvival of Representations and Warranties......................  36
     Section 9.02.  Notices............................................................  36
     Section 9.03.  Definitions........................................................  37
     Section 9.04.  Definitions Cross Reference Table..................................  38
     Section 9.05.  Interpretation.....................................................  40
     Section 9.06.  Severability.......................................................  40
     Section 9.07.  Counterparts.......................................................  40
     Section 9.08.  Entire Agreement; No Third-Party Beneficiaries.....................  40
     Section 9.09.  Governing Law......................................................  40
     Section 9.10.  Assignment.........................................................  41
     Section 9.11.  Enforcement........................................................  41
     Section 9.12.  Consents...........................................................  41
     Section 9.13.  Headings...........................................................  41
     Section 9.14.  Parent Guarantee...................................................  41


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 21, 2001, among Registry Holding Company, Inc., a Delaware corporation ("Parent"), Redwood Acquisition Corp., a Massachusetts corporation ("Sub") and a wholly owned Subsidiary (as defined in Section 9.03) of Parent, and Renaissance Worldwide, Inc., a Massachusetts corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS a special committee of the Board of Directors of the Company comprised of the Company's independent directors (the "Special Committee") has unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby, subject to the exceptions set forth below, each issued share of Common Stock, no par value per share, of the Company ("Company Common Stock") shall be converted into the right to receive cash consideration as specified below;

     WHEREAS substantially concurrently herewith and as a condition and inducement to the Company's willingness to enter into this Agreement, the chief executive officer of the Company, who holds not less than 11,716,070 outstanding shares of Company Common Stock, is entering into a Support Agreement and Guarantee in the form of Exhibit A hereto (the "Support Agreement"); and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

     Section 1.01. The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Law (the "BCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Sub, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and Sub. The name of the Surviving Corporation shall continue to be Redwood, Inc. and the purpose thereof shall be as set forth in Section 2 of the Articles of Organization of the Surviving Corporation.

     Section 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Bingham Dana LLP in Boston, MA at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the appropriate parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     Section 1.03. Effective Time. Prior to the Closing, Parent shall prepare and give the Company and its counsel the opportunity to review, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State of The Commonwealth of Massachusetts, articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     Section 1.04. Effects. The Merger shall have the effects set forth in
Section 80 of the BCL.

     Section 1.05. Articles of Organization and By-laws.

          (a) The Articles of Organization of the Company shall be amended and restated at the Effective Time to read in the form of Exhibit B, and, as so amended, such Articles of Organization shall be the Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b) Subject to Section 6.05, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     Section 1.06. Directors. At the Closing, Parent shall designate the directors of the Surviving Corporation and such directors shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.07. Officers. At the Closing, Parent shall designate the officers of the Surviving Corporation and such officers shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                  ARTICLE II

          Effect on the Capital Stock of the Constituent Corporations;
                            Exchange of Certificates

      Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned directly by the Company, any Subsidiary of the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $1.65 in cash, subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time. The aggregate cash payable upon the conversion of shares of Company Common Stock pursuant to this
     Section 2.01(c) is referred to as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Sections 86 through 97 of the BCL (the "Appraisal Provisions") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the Appraisal Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Provisions, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in
     Section 2.01(c), without interest, upon surrender of such certificate in accordance with the provisions of Section 2.02. Company shall give Parent
     (i) prompt notice of any demand for payment of fair market value received by Company, the withdrawal of any such demand, and any other instrument served pursuant to the Appraisal Provisions and received by Company and
     (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for payment of fair market value under the Appraisal Provisions. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for payment of fair market value or offer to settle or settle any such demand, or agree to do any of the foregoing.

          (e) Company Stock Options. Parent and the Company agree that, in accordance with the provisions of the Company Stock Option Plans (as defined in Section 3.16), each outstanding option to purchase Company Common Stock under any Company Stock Option Plan shall either (i) be terminated as of the Effective Time or (ii) from and after the Effective Time entitle the holder thereof to receive, upon exercise in accordance with the terms thereof (including but not limited to any terms with respect to vesting), an amount in cash (less applicable withholding taxes) equal to the product of (x) the number of shares of Company Common Stock previously subject to such stock option multiplied by (y) the amount, if any, by which $1.65 (subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time) exceeds the per share exercise price of such stock option. In the event and to the extent that any Company Stock Option Plan permits or requires the Company Board (or any committee thereof) to exercise discretion with respect to outstanding stock options, the Company Board (or such committee, as the case may be) will exercise such discretion with the consent of Parent, which consent will not unreasonably be withheld.

     Section 2.02. Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent shall take all steps necessary to provide, or to enable and cause the Sub to provide, to the Paying Agent prior to the Effective Time cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of

     Company Common Stock shall be entitled under Section 2.01(c), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under Section 2.01(c), and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (b) Exchange Procedures. Promptly after the Effective Time (but in no event later than five business days following such date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. If any holder of shares of Company Common Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
     Article II.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

          (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b))), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (g) Withholdings. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.10(b)), or under any provision of state, local or foreign tax Law.

          (h) Charges and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.

                                  ARTICLE III

                 Representations and Warranties of the Company

     Company represents and warrants to each of Parent and Sub that, except as indicated in the applicable section of the Disclosure Schedule furnished by Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") corresponding to the Sections and subsections set forth below:

     Section 3.01. Organization. Standing and Power. Each of the Company and each of its Subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, and has made all filings, registrations and declarations, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, in each case other than such franchises, licenses, permits, authorizations, approvals, filings, registrations and declarations the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.03). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary except where the failure to so qualify has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of organization of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

     Section 3.02. Company Subsidiaries; Equity Interests. The Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of organization. All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Schedule, are owned by the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever except for those pledges, liens, charges, mortgages, encumbrances and security interests that have not and would not reasonably be expected to have a Company Material Adverse Effect (collectively, "Liens").

     Section 3.03. Capital Structure. The authorized capital stock of the Company consists of 99,000,000 shares of Company Common Stock and 99,000 shares of Series A Preferred Stock, par value $0.10 per share (the "Series A Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on June 15, 2001: (i) 52,567,027 shares of Company Common Stock were issued and outstanding, (ii) 5,192,812 shares of Company Common Stock were held by the Company in its treasury, (iii) 4,977,780 shares of Company Common Stock were subject to outstanding options to purchase Compa ny Common Stock (the "Company Stock Options"), (iv) 1,524,653 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plan and (v) 99,000 shares of Series A Preferred Stock were reserved for issuance (but not issued or outstanding) in connection with the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of June 13, 2000 (as amended and in effect as of the date hereof, the "Company Rights Agreement"), between the Company and Fleet National Bank, as Rights Agent. Except as set forth above, at the close of business on June 15, 2001, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05(a)) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above or referred to in Section 3.16, and except pursuant to the GovConnect, Inc. 2000 Stock Incentive Plan, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has made available to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

     Section 3.04. Authority; Execution and Delivery; Enforceability.

          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.04(c)) with respect to the Merger if required by Law (as defined in Section 3.05(a)), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the

     Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Company Stockholder Approval with respect to the Merger if required by Law), enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b) Each of the Board of Directors of Company (the "Company Board") and the Special Committee, in each case at a meeting duly called and held, duly and unanimously adopted votes (i) approving this Agreement and the Merger, (ii) determining that as of the date of this Agreement the terms of the Merger are fair to and in the best interests of Company and its stockholders, and (iii) as of the date of this Agreement recommending that Company's stockholders approve this Agreement. Such votes are sufficient to render inapplicable to Parent and Sub and this Agreement and the transactions contemplated hereby the provisions of Chapter 110C of the BCL (assuming the requirement that the terms of the Merger be furnished to shareholders is satisfied). No other Massachusetts takeover statute or similar statute or regulation, and to the Company's Knowledge no takeover statute or similar statute or regulation of any other state, applies or purports to apply to Company with respect to this Agreement or the transactions contemplated hereby.

          (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of not less than seventy-five percent of the outstanding Company Common Stock (the "Company Stockholder Approval").

     Section 3.05. No Conflicts: Consents.

          (a) Except as set forth in the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, or result in any grant of additional rights to any party under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign ("Judgment"), or statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign ("Law"), applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity") is required to be obtained or made by or with respect to Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the U.S. Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval of this Agreement by the Company's stockholders (the "Proxy Statement"), (iii) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c) The Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and (ii) ensure that (A) neither Parent nor any of its stockholders, Affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement or the Merger), (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement or the Merger and (C) the Company Rights shall expire immediately prior to the Effective Time.

     Section 3.06. SEC Documents; Undisclosed Liabilities. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 1999 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such

Company SEC Document, and did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities or obligations incurred since the date of the most recent financial statements included in the Filed Company SEC Documents in the ordinary course of business consistent with prior practice or which, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Sub for inclusion or incorporation by reference therein.

     Section 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the Company Disclosure Schedule, from December 30, 2000 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

          (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

          (iv) (A) any granting by the Company or any Company Subsidiary to any current or former director or executive officer of the Company or any Company Subsidiary of any material increase in their compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any material increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (C) any entry by the Company or any Company Subsidiary into, or any material amendment of, any employment, severance or termination agreement with any such director or executive officer;

          (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

          (vi) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

     Section 3.09. Taxes.

          (a) Each of the Company and each Company Subsidiary (for such periods as each Subsidiary was owned, directly or indirectly, by the Company) has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined in Section 3.09(d)) required to be filed by it (taking into account any extensions of time for filing such Tax Returns), and has paid all Taxes (as defined in Section 3.09(d)) shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income).

          (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

          (d) For purposes of this Agreement:

     "Taxes" includes all forms of taxation imposed by any Federal, state, local, foreign or other Governmental Entity, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other Taxes of any kind, including all interest, penalties and additions thereto.

     "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

     Section 3.10. ERISA Compliance.

          (a) The Company Disclosure Schedule contains a list of all material "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), a stock bonus, stock purchase, stock option, restricted stock or similar equity-based plan, and any other deferred-compensation, retirement, welfare-benefit, bonus, incentive, severance or fringe benefit plan or arrangement maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Company Subsidiary (together, the "Company Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan, if any.

          (b) All Company Benefit Plans are in compliance in all material respects with applicable Law (including, where applicable, the Code and ERISA), except such noncompliance as has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Company Pension Plans are intended to be tax-qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code") and, except as set forth in the Company Disclosure Schedule, the Company has no reason to believe that any of the Company Pension Plans are not so qualified under
     Section 401 (a) of the Code. There is no pending or, to the Knowledge of the Seller, threatened lawsuit, material claim or other material controversy relating to any Company Benefit Plan, other than claims for benefits in the normal course.

          (c) No Company Pension Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA or is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any Company Subsidiary has any actual or contingent liability under any defined benefit plan which it (or any Affiliate) previously maintained or contributed to (or was obligated to maintain or contribute to). None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(1) of ERISA that would reasonably be expected to have a Company Material Adverse Effect.

          (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) all such Company Benefit Plans are unfunded and no such Company Benefit Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), and (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, except such noncompliance as would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.11. Litigation. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, overtly threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material

Adverse Effect, nor, as of the date of this Agreement, is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.12. Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

     Section 3.13. Intellectual Property.

          (a) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, the Company and the Company Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and the Company Subsidiaries as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are not in violation of any licenses, sublicenses and other agreements as to which the Company and/or the Company Subsidiaries are a party and pursuant to which the Company and/or the Company Subsidiaries are authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule and except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or the Company Subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or the Company Subsidiaries, are currently pending (or, to the Knowledge of the Company, are overtly threatened by any Person) against the Company.

          (c) To the Company's Knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or the Company Subsidiaries are valid and subsisting. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, to the Company's Knowledge, there is no material unauthorized use, infringement or misappropriation of any Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or the Company Subsidiaries.

     Section 3.14. Brokers. No broker, investment banker, financial advisor or other Person, other than Adams, Harkness & Hill, Inc., financial advisor to the Special Committee, the fees and expenses of which will be paid by the Company, and SG Cowen Securities Corporation, former financial advisor to the Company, the fees and expenses of which will be paid by the Company under certain circumstances, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

     Section 3.15. Opinion of Financial Advisor. The Company has received the opinion of Adams, Harkness & Hill, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock not affiliated with Parent is fair to such holders from a financial point of view and a copy of the signed opinion has been provided to Parent.

     Section 3.16. Stock Options and Employee Stock Purchase Plan. The Company has provided Parent with true and complete copies of the Company's 1996 Stock Plan, 1998 Acquisition Stock Option Plan, 1998 International Stock Option Plan, Addendum to 1998 International Stock Option Plan, 1998 Directors Stock Plan, Renaissance Solutions, Inc. 1995 Equity Incentive Plan, 2000 Directors Stock Plan, GovConnect, Inc. 2000 Stock Incentive Plan, 1996 Eligible Directors Stock Plan and The Hunter Group, Inc. Employee Non-Qualified Stock Option Plan (collectively, the "Company Stock Option Plans"), including the form of option certificates, restricted stock agreements and certain other documents related to such Company Stock Option Plans, and the Company's 1996 Employee Stock Purchase Plan (the "Company Stock Purchase Plan"). The Company Board has taken all actions necessary under the Company Stock Purchase Plan to suspend the commencement of the Offering Periods (as defined in the Company Stock Purchase
Plan) scheduled to commence on July 2, 2001 and thereafter.

                                  ARTICLE IV

                Representations and Warranties of Parent and Sub

     Parent and Sub jointly and severally represent and warrant to Company that, except as indicated in the applicable section of the Disclosure Schedule furnished by Parent to Company prior to the execution of this Agreement (the "Buyer Disclosure Schedule") corresponding to the Sections and subsections set forth below:

     Section 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to materially adversely affect the ability of Parent or Sub to perform their obligations under this Agreement and consummate the transactions contemplated hereby (a "Parent Material Adverse Effect").

     Section 4.02. Sub.

          (a) Since the date of its incorporation, Sub has not, directly or through a Subsidiary, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the transactions contemplated hereby.

          (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, no par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

     Section 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     Section 4.04. No Conflicts; Consents.

          (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and Sub are qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.06. Brokers. No broker, investment banker, financial advisor or other Person, other than SG Cowen Securities Corporation is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or Sub.

     Section 4.07. Financial Ability to Perform. On or before the Closing Date, Parent will receive as a capital contribution from its equity investors no fewer than 11,716,070 shares of Company Common Stock and Parent will be the beneficial owner of such shares of Company Common Stock as of the Effective Time. Parent and Sub have provided the Company with a commitment letter from JP Morgan Business Credit Corp. and The Chase Manhattan Bank, dated as of June 15, 2001 (the "Commitment Letter" and the financing to be provided thereunder, the "Financing"). To the Knowledge of Parent and Sub, the obligation to fund the commitment under the Commitment Letter is not subject to any condition other than as set forth in the Commitment Letter. Parent and Sub are not aware of any fact or occurrence that makes any of the assumptions or statements set forth in the Commitment Letter inaccurate or that causes the Commitment Letter to be ineffective or that precludes the satisfaction of the conditions set forth in the Commitment Letter. To the Knowledge of Parent and Sub, the Commitment Letter has been duly executed by all parties thereto and is in full force and effect. All commitment and other fees required to be paid under the Commitment Letter on or prior to the date hereof have been paid. The aggregate amount of financing committed pursuant to the Commitment Letter is sufficient to fund all amounts required to be paid by Parent or Sub in connection with the consummation of the transactions contemplated hereby, including, but not limited to, the Merger Consideration.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

     Section 5.01. Conduct of Business.

          (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Schedule, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement or the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and the Company Subsidiaries taken as a whole in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Schedule, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement or the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which will not be unreasonably withheld and which consent will be given or denied within a reasonable time after any written request for such consent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the case of (B) and (C), as required by any employee benefit plan of the Company or any Company Subsidiary or agreement existing as of the date hereof;

          (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities,
                (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of Company Common Stock upon the exercise of Company Rights, (3) the issuance of Company Common Stock Options pursuant to the Company Stock Option Plans and consistent with past practices; and (4) the issuance of Company Common Stock (and associated Company Rights) pursuant to the Company Stock Purchase Plan;

          (iii) amend its articles of organization, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, except for purchases in the ordinary course of business consistent with past practice;

          (v) except as disclosed in Section 5.01 of the Company Disclosure Schedule, (A) grant to any current or former director or executive officer of the Company or any Company Subsidiary any material increase in compensation, except in the ordinary course of business consistent with past practices to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any current or former director or executive officer of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such director or executive officer, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

         (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

         (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except
                (A) sales of assets or inventory in the ordinary course of business consistent with past practice and (B) sales or dispositions of obsolete or worthless assets;

         (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, except for short-term borrowings from Persons that are not directors, officers or employees of the Company or any Company Subsidiary incurred in the ordinary course of business consistent with past practice, or (B) make any loans to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned Subsidiary of the Company or loans or investments in connection with the sale of the services or products of the Company and the Company Subsidiaries in the ordinary course of business consistent with prior practice to Persons that are not directors, officers or employees of the Company or any Company Subsidiary, not to exceed $250,000 individually or $2,000,000 in the aggregate;

         (ix) make or agree to make new capital expenditures that are in excess of $2,000,000 in the aggregate per calendar quarter;

         (x) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000 individually or $2,000,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any indebtedness in excess of $250,000 individually or $2,000,000 in the aggregate or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

        (xi) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $250,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty);

        (xii) except as required by their terms, enter into, terminate or breach in any material respect (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a material breach) or materially amend any Contract filed or that would be required to be filed in any Company SEC Documents;

        (xiii) without prior consultation with Parent (in addition to the consent requirement described above) commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $250,000, or if as part of such settlement Company or any Company Subsidiary would agree to any restrictions on its operations, or which relates to this Agreement or the transactions contemplated hereby;

        (xiv) elect or appoint any new directors or officers of Company or any Company Subsidiary;

        (xv) take any action that would reasonably be expected to result in the inability to satisfy the conditions to closing set forth in
                Section 7.02(a);

        (xvi) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction; or

        (xvii) authorize, or commit or agree to take, any of the foregoing actions.

     For the purposes of this Section 5.01, any action taken or approved by G. Drew Conway will be deemed to have been approved by Parent, regardless of whether such action or approval is documented in writing.

          (b) Advice of Changes. The Company shall use reasonable efforts to promptly advise Parent orally and in writing of any change or event or which the Company becomes aware that has or would reasonably be expected to have a Company Material Adverse Effect.

     Section 5.02.    No Solicitation by Company.

          (a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, neither Company nor any Company Subsidiary shall, nor shall either authorize or permit any of its respective directors, officers or employees or any representative retained by it (including any financial advisors) to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiries or the making of an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time, the Company Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company's stockholders under applicable Law, Company may, in response to a Superior Proposal which was not solicited by Company in violation of Section 5.02(a) and which did not otherwise result from a breach of this Section 5.02, and subject to compliance with the provisions of paragraph (c) below, (x) furnish information with respect to Company to any Person making such unsolicited Superior Proposal pursuant to a confidentiality agreement entered into between such Person and Company in form and substance reasonably satisfactory to the Company Board or the Special Committee, and (y) participate in discussions or negotiations regarding such unsolicited Superior Proposal. For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any Person (i) relating to any direct or indirect acquisition or purchase of (A) a business that constitutes 15% or more of the net revenues, net income or the assets of Company or any Company Subsidiary, or (B) 15% or more of any class of equity securities of Company or any Company Subsidiary, (ii) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Company or any Company Subsidiary, or (iii) relating to any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution or similar transaction involving Company or any Company Subsidiary, in each case, other than the transactions contemplated by this Agreement. Immediately following the execution and delivery of this Agreement by the parties hereto, Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to the foregoing.

          (b) Except as expressly permitted by this Section 5.02, the Company Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or Special Committee of this Agreement, the Merger or the transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence. Notwithstanding the foregoing, if at any time the Company Board or the Special Committee determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company's stockholders under applicable law, subject to compliance with paragraph (c) below, the Company Board may, in response to a Superior Proposal which was not solicited by Company in violation of Section 5.02(a) and which did not otherwise result from a breach of this Section 5.02 (subject to this and the remaining provisions of this Section 5.02), enter into an agreement with respect to such Superior Proposal and, at the time of execution of a binding agreement with respect thereto, terminate this Agreement in accordance with Section 8.01(e). For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal which (i) the Company Board or the Special Committee determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, and (ii) the Company Board or the Special Committee believes in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, provide greater value to Company's stockholders than the transactions contemplated by this Agreement.

          (c) In addition to the obligations of Company as set forth in paragraphs (a) and (b) of this Section 5.02, Company shall advise Parent orally within one business day and in writing within two business days of any Acquisition Proposal in response to which the Company has furnished (or proposes to furnish) confidential information to the proponent thereof or has commenced (or proposes to commence) negotiations with the proponent thereof. Such notice shall include the material terms of any such Acquisition Proposal (with any such notice referred to as a "Company Notice"). The Company shall use its reasonable efforts to keep Parent informed of the status and details (including any change to the terms thereof) of any such Acquisition Proposal. In addition, in the event Company intends to enter into a Company Acquisition Agreement relating to a Superior Proposal, Company will deliver a Company Notice at least 48 hours prior to entering into such definitive agreement, which Company Notice will identify and detail the proposed terms of such Superior Proposal.

                                  ARTICLE VI

                             Additional Agreements

     Section 6.01.    Preparation of Proxy Statement; Stockholders Meeting.

          (a) The Company shall, as soon as practicable following the date of execution of this Agreement, prepare and file with the SEC the Proxy Statement (as defined in Section 6.01(c)) in preliminary form (provided that Parent, Sub and their counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the
     SEC), and each of the Company, Parent and Sub shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC. Subject to the fiduciary duties of the Company Board under applicable law, (i) the Proxy Statement shall contain the recommendation of the Company Board that the stockholders of the Company vote to adopt and approve this Agreement and the Merger and (ii) if requested to do so by Parent at any time prior to the Company Stockholders Meeting (as defined in Section 6.01(b)) and subject to compliance with applicable laws, if there shall have been publicly announced an alternative Acquisition Proposal, the Company Board shall within a reasonable period of time following such request (and prior to the Company Stockholders Meeting) publicly reaffirm such recommendation and/or shall publicly announce that it is not recommending that the stockholders of the Company accept an alternative Acquisition Proposal, provided that such reaffirmation or announcement does not require significant delay in the timing of the Company Stockholders Meeting.

          (b) The Company shall, as soon as practicable following the date of execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.02, the Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

          (c) Parent shall cause any and all shares of Company Common Stock owned by Parent, Sub or any other Subsidiary of Parent to be voted in favor of the approval of this Agreement.

     Section 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent such information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold the documents and information described in the Company Disclosure Schedule to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement; provided further, that the Company shall use reasonable efforts to obtain, as promptly as practicable, any consent from such third party required to permit the Company to furnish such documents and information to Parent. Subject to the requirements of Law, Parent shall, and shall cause its officers, employees, agents, consultants and affiliates to, hold all information obtained pursuant to this Agreement in confidence and in the event of termination of this Agreement for any reason, Parent shall promptly return or destroy all nonpublic documents obtained from Company and any copies made of such documents for Parent and all documentation and other material prepared by Parent or its advisors based on written nonpublic information furnished by Company or its advisors shall be destroyed.

     Section 6.03.    Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02 or 8.01. In connection with and without limiting the foregoing, the Company and the Company Board shall, at the request of Parent: (i) take all action within its power reasonably requested by Parent as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Parent as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

          (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 6.04. Benefit Plans. Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Company after the Effective Time. Nothing herein contained shall be construed to guarantee continued employment to any Company Employee or change the "at-will" status of any Company Employee.

     Section 6.05.    Indemnification; D&O Insurance, etc.

     (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation (from and after the Effective Time) to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the

     Company Charter, the Company By-laws, the BCL, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws, the BCL and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of its Subsidiaries is entitled to indemnification under this Section 6.05(a), such director or officer shall be entitled to reimbursement from the Company (from and after the Effective Time) or the Surviving Corporation (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment.

          (b) The Company will maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage. From and after the Effective Time and for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance and indemnification maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous than those maintained by the Company) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $1,080,500.

          (c) The Articles of Organization of the Surviving Corporation shall contain the provisions that are set forth in Section 6B of the Company Charter, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company.

          (d) If the Surviving Corporation or any of its successors or assigns
     (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.05, or
     (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume, as a matter of law or otherwise, the obligations set forth in this Section 6.05.

          (e) Parent guarantees that if for any reason the Company or the Surviving Corporation, as the case may be, shall not meet its obligations pursuant to this Section 6.05, it shall meet such obligations in full when and as such obligations arise.

     Section 6.06.    Fees and Expenses.

          (a) Except as otherwise provided in this Agreement or in that certain letter agreement, dated as of June 13, 2001, between the Company and G. Drew Conway, and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

          (b) The Company shall pay to Parent the amount of $2,000,000 by wire transfer of immediately available funds as reimbursement of Parent's expenses and as liquidated damages (the "Company Break-Up Fee") in the event that:

          (i)   Parent or the Company terminates this Agreement pursuant to
                Section 8.01(b)(i) and (x) at the time of such termination there is a publicly announced Acquisition Proposal from a bona fide proponent not affiliated or acting in concert with Parent or any of Parent's Affiliates, which Acquisition Proposal has not been withdrawn and (y) within six months of such termination the Company enters into a definitive agreement with respect to any alternative Acquisition Proposal; or

          (ii)  Parent or the Company terminates this Agreement pursuant to
                Section 8.01(b)(iii) following the Company Stockholders Meeting if (x) the stockholders of the Company shall have failed to approve this Agreement and the Merger at the Company Stockholders Meeting and (y) at the time of the Company Stockholders Meeting there is a publicly announced Acquisition Proposal from a bona fide proponent not affiliated or acting in concert with Parent or any of Parent's Affiliates, which Acquisition Proposal has not been withdrawn and (z) within six months of such termination the Company enters into a definitive agreement with respect to any alternative Acquisition Proposal; or

          (iii) Parent terminates this Agreement pursuant to Section 8.01(c); or

          (iv)  Parent terminates this Agreement pursuant to Section 8.01(d) ;
                or

          (v)   The Company terminates this Agreement pursuant to Section
                8.01(e).

     The Company Break-Up Fee shall be paid within three (3) business days after a termination by Parent pursuant to Section 8.01(c) or 8.01(d) or a termination by the Company pursuant to Section 8.01(e); and in the case of the events specified in clause (i) or clause (ii) of this Section 6.06(b) shall be made within three business days of the execution of such definitive agreement.

     Section 6.07. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.08.    Actions Respecting Commitment Letters; Financing.

          (a) Parent and Sub shall use commercially reasonable efforts to perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letter and shall not amend, terminate or waive any provisions under such Commitment Letter without the Company's consent if the effect thereof would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby.

          (b) Parent and Sub shall use their commercially reasonable efforts to obtain the financing on the terms set forth in the Commitment Letter; provided, however, that in the event that the sources of debt financing identified in the Commitment Letter indicate that they are not willing to consummate the financing, Parent and Sub shall use commercially reasonable efforts to obtain substitute financing with other nationally recognized financial institutions ("Substitute Financing"), provided that such Substitute Financing is not on terms materially more burdensome to Parent and Sub. Parent and Sub shall from time to time provide such information as the Company may reasonably request regarding the status of the financing of the Merger and related negotiations.

          (c) Parent and Sub shall provide prompt written notice to the Company of the receipt of notification by the contemplated lender(s) under the Commitment Letter or in connection with any Substitute Financing, of its or their unwillingness or intended unwillingness to provide the financing described in the Commitment Letter and, in each case, the stated reasons therefor, if known (such written notice to be provided as promptly as practicable and, in any event, within one business day of Parent or Sub becoming aware of such event).

          (d) Parent and Sub shall not, at any time prior to the earlier of the Effective Time or six months after termination of this Agreement in accordance with its terms, directly or indirectly: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or Sub or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities,
     (iii) create or contribute cash or other property to any subsidiary, (iv) make any loans to or investments in any Person (other than the acquisition of shares of the Company through the transactions contemplated hereby) or
     (v) make any other payments or distributions of cash or other property to any of its Affiliates.

          (e) Company shall provide all information reasonably requested by Parent or Sub in connection with the financing to be supplied pursuant to the Commitment Letter.

     Section 6.09. Rights Agreement. The Company Board shall take all action requested in writing by Parent in order to render the Company Rights inapplicable to the transactions contemplated hereby. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case in a manner adverse to Parent or Sub.

     Section 6.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby; provided, however, that Parent shall have the right to prevent the Company from entering into any such settlement without Parent's consent, which consent shall not be unreasonably withheld or delayed, if Parent agrees to indemnify the Company and each director of the Company for the amount of its, his or her liability, if any, arising from the underlying claim, net of any insurance proceeds received by such Person, that is in excess of the amount for which such Person would have been liable under such settlement.

                                  ARTICLE VII

                              Conditions Precedent

     Section 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or express written waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

          (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, if the HSR Act is applicable, shall have been terminated or shall have expired. Any consents, approvals and filings under any other foreign antitrust Law the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

          (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     Section 7.02. Conditions Precedent to Parent's and Sub's Obligations. Parent and Sub shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Parent:

          (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date).

          (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition or results of operations of Company or any of its Subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d) Financing. The financing contemplated in the Commitment Letter, or the Substitute Financing, shall have been consummated.

     Section 7.03. Conditions to Obligation of Company. Company shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date).

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

     Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

          (a)   by mutual written consent of Parent, Sub and the Company;

          (b)   by either Parent or the Company:

          (i)   if the Merger is not consummated on or before December 31, 2001;

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii) if the stockholders of the Company shall fail to approve this Agreement and the Merger at the Company Stockholders Meeting;

          (c) by Parent, if (i) the representations and warranties of the Company set forth in this Agreement are not true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representations and warranties) as of the date hereof (or, in the case of any representations and warranties that address matters only as of a particular date other than the date hereof, as of such other specified date) and such misrepresentations cannot be or have not been cured within the 30 day period (or such longer period as may be expressly permitted by Parent) following the giving by Parent of written notice to the Company of such breach or (ii) the Company violates or fails to perform in any material respect its covenants contained in Section 5.02, which breach or failure to perform cannot be or has not been cured within the 30 day period (or such longer period as may be expressly permitted by Parent) following the giving by Parent of written notice to the Company of such violation or breach or (iii) the Company violates or fails to perform in any material respect any of its other covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02(b) and cannot be or has not been cured within the 30 day period (or such longer period as may be expressly permitted by Parent) following the giving by Parent of written notice to the Company of such violation or breach;

          (d) by Parent, if the Company Board/Special Committee (i) withdraws or modifies in a manner adverse to Parent or Sub, or publicly resolves to withdraw or modify in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, (ii) fails to recommend to the Company's stockholders that they approve the Merger and give the Company Stockholder Approval, (iii) publicly approves or recommends, or resolves to approve or recommend, any alternative Acquisition Proposal or
     (iv) in violation of the provisions of Section 6.01(b), fails to reconfirm the recommendation referred to in clause (ii) above if requested in accordance with the applicable provisions of Section 6.01(b), or fails to publicly announce (in accordance with the applicable provisions of Section 6.01(b)) that the Company Board/Special Committee is not recommending any alternative Acquisition Proposal;

          (e)  by the Company pursuant to Section 5.02;

          (f) by the Company, if either (i) the representations and warranties of Parent and Sub set forth in this Agreement are not true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representations and warranties) as of the date hereof (or, in the case of any representations and warranties that address matters only as of a particular date other than the date hereof, as of such other specified date) and such misrepresentations cannot be or have not been cured within the 30 day period (or such longer period as may be expressly permitted by the Company) following the giving by the Company of written notice to Parent of such breach or (ii) Parent or Sub violates or fails to perform in any material respect any of their covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.03(b) and cannot be or has not been cured within the 30 day period (or such longer period as may be expressly permitted by the Company) following the giving by the Company of written notice to Parent of such violation or breach; or

          (g) by either the Company or Parent if any of the events specified in
     Section 6.08(c) occurs and notwithstanding the commercially reasonable efforts of Parent and Sub to secure Substitute Financing as contemplated by
     Section 6.08(b) Parent and Sub are not able to obtain such Substitute Financing within thirty (30) days of delivery of notice pursuant to Section 6.08(c).

     Section 8.02. Procedure and Effect of Termination. In the event of the termination of this Agreement by Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect other than Section 3.14, Section 4.06, Section 6.02, Section 6.06, Section 6.08(d), this Section
8.02 and Article IX, which provisions shall survive such termination, and all obligations of the parties hereunder (other than pursuant to such enumerated provisions) shall terminate without any liability or obligation on the part of Parent, Sub or the Company, to any party, except that such termination will not affect the respective rights or obligations of the parties with respect to any breach of any representation, warranty or covenant set forth in this Agreement prior to such termination.

     Section 8.03. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Agreement may be so amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders; and provided, further, that after this Agreement is adopted by the Company's stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders.

     Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement, an amendment of this Agreement pursuant to
Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE IX

                               General Provisions

     Section 9.01. Nonsurvival of Representations and Warranties. Except as provided in the last sentence of this Section 9.01, none of the representations, warranties and covenants in this Agreement (including any rights arising out of any breach of such representations, warranties and covenants) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 (including any rights arising out of any breach of such representations and warranties) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or (iv) one business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Company:
               Renaissance Worldwide, Inc.
               52 Second Avenue
               Waltham, MA  02451
               Attention:  Chief Financial Officer
               Telecopy:  (781) 290-3913

               With a copy to:

               Ropes & Gray
               One International Place
               Boston, MA 02110-2624
               Attention:  Keith F. Higgins, Esq.
               Telecopy:  (617) 951-7050

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

          (b)  If to Parent or Sub:

               c/o G. Drew Conway
               Renaissance Worldwide, Inc.
               52 Second Avenue
               Waltham, MA  02451
               Telecopy:  (781) 290-3913

               With copies to:

               Bingham Dana LLP
               150 Federal Street
               Boston, MA 02110
               Attention:  Julio E. Vega, Esq.
               Telecopy:  (617) 951-8736

     Section 9.03.    Definitions.  For purposes of this Agreement:

     An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition the term "control" (including the terms "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     A "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, financial condition, or results of operations of the Company and the Company Subsidiaries, or that materially and adversely affects the ability of the Company to perform its obligations under this Agreement and consummate the transactions contemplated hereby; provided however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company's stock after the date hereof, (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Company participates, the economy of the United States as a whole or foreign economies in any locations where the Company or any Company Subsidiary has material operations or sales which does not have a disproportionate effect on the Company and its Subsidiaries, (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, or
(e) any adverse change, effect, event, occurrence, state of facts or development arising from any action taken by Parent, Sub or any of their respective directors, officers, employees, agents or Affiliates.

     A "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

     A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

     "to the Knowledge" of any specified corporation means to the actual knowledge of any current director or executive officer of such corporation (and, in the case of the Parent or Sub, shall include, without limitation, the actual knowledge of G. Drew Conway.

     Section 9.04. Definitions Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term                                        Definition

"Affiliate"                                 Section 9.03
"Agreement"                                 Preamble
"Appraisal Provisions"                      Section 2.01(d)
"Appraisal Shares"                          Section 2.01 (d)
"Acquisition Proposal"                      Section 5.02(a)
"Articles of Merger"                        Section 1.03
"BCL"                                       Section 1.03
"Buyer Disclosure Schedules"                Article IV
"Certificates"                              Section 2.02(b)
"Closing"                                   Section 1.02
"Closing Date"                              Section 1.04
"Code"                                      Section 3.10(b)
"Commitment Letter"                         Section 4.07
"Company"                                   Preamble
"Company Acquisition Agreement"             Section 5.02(b)
"Company Benefit Plans"                     Section 3.10(a)
"Company Board"                             Section 3.04(b)
"Company Break-Up Fees"                     Section 6.06(b)

"Company By-laws"                           Section 3.01
"Company Capital Stock"                     Section 3.03
"Company Charter"                           Section 3.01
"Company Common Stock"                      Preamble
"Company Disclosure Schedule"               Article III
"Company Intellectual Property Rights"      Section 3.13(b)
"Company Material Adverse Effect"           Section 9.03
"Company Notice"                            Section 5.02(c)
"Company Rights"                            Section 3.03
"Company Rights Agreement"                  Section 3.03
"Company SEC Documents"                     Section 3.06
"Company Stock Options"                     Section 3.03
"Company Stock Option Plan"                 Section 3.16
"Company Stock Purchase Plan"               Section 3.16
"Company Stockholder Approval"              Section 3.04(c)
"Company Stockholders Meeting"              Section 6.01(b)
"Company Subsidiaries"                      Section 3.01
"Consent"                                   Section 3.05(b)
"Contract"                                  Section 3.05(a)
"Effective Time"                            Section 1.05
"ERISA"                                     Section 3.10(a)
"Exchange Act"                              Section 3.06
"Exchange Fund"                             Section 2.02(a)
"Filed Company SEC Documents"               Section 3.08
"Financing"                                 Section 4.07
"GAAP"                                      Section 3.06
"Governmental Entity"                       Section 3.05(b)
"HSR Act"                                   Section 3.05(b)
"Judgment"                                  Section 3.05(a)
"Law"                                       Section 3.05(a)
"Liens"                                     Section 3.02
"Maximum Premium"                           Section 6.05(b)
"Merger"                                    Preamble
"Merger Consideration"                      Section 2.01(c)
"Parent"                                    Preamble
"Parent Material Adverse Effect"            Section 4.01
"Paying Agent"                              Section 2.02(a)
"Person"                                    Section 9.03
"Proxy Statement"                           Section 3.05(b)
"SEC"                                       Section 3.05(b)
"Securities Act"                            Section 3.06
"Series A Preferred Stock"                  Section 3.03
"Special Committee"                         Recitals
"Sub"                                       Preamble
"Subsidiary"                                Section 9.03
"Substitute Financing"                      Section 6.08(b)

"Superior Proposal"                         Section 5.02(b)
"Support Agreement"                         Recitals
"Surviving Corporation"                     Section 1.01
"Tax Return"                                Section 3.09(d)
"Taxes"                                     Section 3.09(d)
"Third-Party Intellectual Property Rights"  Section 3.13(b)
"to the Knowledge"                          Section 9.03
"Voting Company Debt"                       Section 3.03

     Section 9.05. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     Section 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.08. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule, the Support Agreement and that certain letter agreement, dated as of June 13, 2001, between the Company and G. Drew Conway, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and (b) except for the provisions of Article II, Section 6.04 and Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

     Section 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Massachusetts state court or any Federal court located in The Commonwealth of Massachusetts, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the Personal jurisdiction of any Massachusetts state court or any Federal court located in The Commonwealth of Massachusetts in the event any dispute arises out of this Agreement or any transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such Personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transactions contemplated hereby in any court other than any Massachusetts state court or any Federal court sitting in The Commonwealth of Massachusetts and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transactions contemplated hereby.

     Section 9.12. Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.04 and 8.05. Sub hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

     Section 9.13. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.14. Parent Guarantee.

          (a) Parent hereby agrees to cause Sub and the Surviving Corporation to perform in full all of their obligations (including, without limitation, the obligation to pay any amounts due pursuant to this Agreement). The Parent hereby further unconditionally guarantees the full and punctual payment of all amounts payable by Sub or the Surviving Corporation under this Agreement.

     Upon failure by Sub or the Surviving Corporation to pay punctually any such amount, Parent shall forthwith on demand pay the amount not so paid.

          (b) The obligations of the Parent hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any change in the corporate existence, structure or ownership of Sub or the Surviving Corporation, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Sub or the Surviving Corporation or their assets or any resulting release or discharge of any obligation of the Sub or the Surviving Corporation contained in this Agreement.

          (c) The Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against the Sub or the Surviving Corporation or any other person or entity.

IN WITNESS WHEREOF, Parent, Sub and Company have caused this Agreement and Plan of Merger to be executed as an instrument under seal as of the date first written above by their respective officers thereunto duly authorized.

                              REGISTRY HOLDING COMPANY, INC.



                              By /s/ G. Drew Conway
                                 ---------------------
                                 Name: G. Drew Conway
                                 Title: President

                              REDWOOD ACQUISITION CORP.



                              By /s/ G. Drew Conway
                                 ---------------------
                                 Name: G. Drew Conway
                                 Title: President



                              By /s/ G. Drew Conway
                                 ---------------------
                                 Name: G. Drew Conway
                                 Title: Treasurer


                              RENAISSANCE WORLDWIDE, INC.



                              By  /s/ Christopher D. T. Guiffre
                                  --------------------------------
                                  Name: Christopher D. T. Guiffre
                                  Title:  Vice President

                              By  /s/ Joseph F. Pesce
                                  -----------------------
                                  Name: Joseph F. Pesce
                                  Title:  Treasurer

                                                                       (Annex B)

June 21, 2001

Special Committee of the Board of Directors
Renaissance Worldwide, Inc.
52 Second Avenue
Waltham, MA  02451

Members of the Special Committee:

You have requested our opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the per share cash consideration (the "Merger Consideration") to be received in connection with the proposed acquisition of Renaissance Worldwide, Inc. (the "Company") by Holdings, Inc. (the "Parent"), pursuant to the draft Agreement and Plan of Merger related thereto and dated June 19, 2001 (the "Merger Agreement"), by holders of Company common stock not affiliated with the Parent (the "Non-affiliated Stockholders"). Pursuant to the terms of the Merger Agreement, at closing Acquisition Corp., a wholly-owned subsidiary of Parent, shall merge with and into the Company (the "Merger"), whereupon each share of Company common stock shall be converted into the right to receive cash consideration of $1.65 per share of common stock.

Adams, Harkness & Hill, Inc., as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to render a Fairness Opinion in connection with the Merger by the Special Committee of the Board of Directors of the Company and will receive a fee for our services.

Our Fairness Opinion addresses only the fairness of the Merger Consideration from a financial point of view to the Non-affiliated Shareholders and does not address any other aspect of the Merger, nor does it constitute a recommendation to any holder of common stock as to how to vote with respect to the Merger. In the ordinary course of our business, we may trade in the common stock of the Company for our own account and for the accounts of our customers and may at any time hold a long or short position in the Company's common stock.

In developing our Fairness Opinion, we have, among other things: (i) reviewed the Company's Forms 10-K, 10-Q and other documents as filed with the Securities and Exchange Commission for the five-year period ending March 31, 2001; (ii) analyzed certain internal financial statements including projected financial and operating data concerning the Company prepared by Company management; (iii) conducted discussions with members of senior management of the Company; (iv) reviewed the historical market prices and trading activity for the Company common shares and compared them with those of certain publicly traded companies we deemed to be relevant and comparable to the Company; (v) compared the results of operations of the Company with those of certain companies we deemed to be relevant and comparable to the Company; (vi) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions we deemed to be relevant and comparable to the Merger; (vii) reviewed the draft Merger Agreement and Exhibits thereto; (viii) reviewed the efforts previously undertaken by the Company to execute a potential sale of the Company, in whole or in part, to a third party; (ix) reviewed the Company's standing with its listing agent, the NASDAQ National Market; and (x) reviewed such other financial studies and analyses, performed such other investigations,

                                     Special Committee of the Board of Directors
                                                     Renaissance Worldwide, Inc.
                                                                   June 21, 2001
                                                                          Page 2



and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of management that they are not aware of any facts that would make such information misleading. With respect to any internal forecasts reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management. We have also assumed that the Merger will be consummated upon the terms set forth in the Merger Agreement.

Our Fairness Opinion is rendered on the basis of economic and market conditions prevailing and on the prospects, financial and otherwise of the Company known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if this Fairness Opinion were rendered as of a later date, and (ii) Adams, Harkness & Hill, Inc. disclaims any obligation to advise any person of any change in any manner affecting this Fairness Opinion that may come to our attention after the date of this Fairness Opinion, except as expressly provided in the Merger Agreement. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the financial statements of the Company.

It is agreed between the Special Committee and Adams, Harkness & Hill, Inc. that this letter is for the information of the Special Committee and the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this Fairness Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger as contemplated. It is also agreed that this Fairness Opinion does not address the relative merits of the Merger or the other business strategies that the Special Committee has considered or may be considering, nor does it address the decision of the Special Committee or the Board of Directors of the Company to proceed with the Merger.

Based upon and subject to the foregoing, it is our opinion that the Merger Consideration to be received by the Company's Non-affiliated Shareholders is fair, from a financial point of view, to such holders.


Sincerely,


/s/ Theodore L. Stebbins

ADAMS, HARKNESS & HILL, INC.

                                    ANNEX C

               SECTIONS 85 THROUGH 98, INCLUSIVE OF CHAPTER 156B
                     OF THE GENERAL LAWS OF MASSACHUSETTS

     (S) 85. Dissenting stockholder; right to demand payment for stock;
exception

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

     (S) 86. Sections applicable to appraisal; prerequisites

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the stockholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

     (S) 87. Statement of rights of objecting stockholders in notice of meeting; form

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

     (S) 88. Notice of effectiveness of action objected to

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

     (S) 89. Demand for payment; time for payment

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

     (S) 90. Demand for determination of value; bill in equity; venue

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

     (S) 91. Parties to suit to determine value; service

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

     (S) 92. Decree determining value and ordering payment; valuation date

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

     (S) 93. Reference to special master

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

     (S) 94. Notation on stock certificates of pendency of bill

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

     (S) 95. Costs; interest

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

     (S) 96. Dividends and voting rights after demand for payment

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1)  A bill shall not be filed within the time provided in section ninety;

     (2)  A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

     (S) 97. Status of shares paid for

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

     (S) 98. Exclusive remedy; exception

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                      APPENDIX I



                                  DETACH HERE

                                     PROXY

                          RENAISSANCE WORLDWIDE, INC.

           PROXY SOLICITED ON BEHALF OF THE SPECIAL COMMITTEE OF THE
                 BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

                  Special Meeting of Stockholders to be held
                              September __, 2001

  The undersigned, revoking all prior proxies, hereby appoints Robert P. Badavas and Paul C. O'Brien, and each of them, with full power of substitution, as proxies for the undersigned to act and to vote at the special meeting of stockholders of Renaissance Worldwide, Inc. to be held on September __, 2001 and at any adjournment or adjournments of the meeting as designated in this proxy upon all matters referred to on the reverse side of this proxy and as described in the proxy statement for the meeting and, in their discretion, upon any matters that may properly come before the meeting.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR PROPOSAL 1.

  PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE OF THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

           SEE REVERSE SIDE                            SEE REVERSE SIDE

 RENAISSANCE WORLDWIDE, INC. c/o EQUISERVE P.O. BOX 9398 BOSTON, MA 02205-9398

                                  DETACH HERE

 [X] Please mark votes as in this example.

  THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU INSTRUCT THE PROXIES TO VOTE FOR PROPOSAL 1.

  1. Approval of the Agreement and Plan of Merger dated as of June 21, 2001 by and among Renaissance Worldwide, Inc., Registry Holding Company, Inc. and Redwood Acquisition Corp. and the merger of Redwood Acquisition Corp. with and into Renaissance Worldwide, Inc., with Renaissance Worldwide, Inc. as the surviving corporation and with each outstanding share of Renaissance Worldwide, Inc.'s common stock being converted into the right to receive $1.65 in cash, other than shares held by Registry Holding Company, Inc. and Redwood Acquisition Corp.

 [_] FOR                 [_] AGAINST                    [_] ABSTAIN

               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

  Please sign exactly as name(s) appear(s) on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorized person.

 Signature:              Date:           Signature:          Date: